Exhibit 10.1

Execution Version

SENIOR SECURED REVOLVING CREDIT AGREEMENT

dated as of

July 2, 2024

between

KKR FS INCOME TRUST SELECT

as Borrower

The LENDERS and ISSUING BANKS Party Hereto and

ING CAPITAL LLC

as Administrative Agent

$50,000,000

ING CAPITAL LLC

as Sole Bookrunner and Lead Arranger

i

(continued)

(continued)

SCHEDULES

SCHEDULE I	Commitments
SCHEDULE II	Material Agreements; Liens
SCHEDULE III	[Reserved]
SCHEDULE IV	Subsidiaries; Investments
SCHEDULE V	Transactions with Affiliates
SCHEDULE VI	Industry Classification Groups
SCHEDULE VII	Approved Dealers; Approved Pricing Services
SCHEDULE VIII	Excluded Assets
SCHEDULE IX	Swingline Lenders and Issuing Banks

(continued)

EXHIBITS

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Borrowing Request
EXHIBIT D	Form of Interest Election Request
EXHIBIT E	Form of Promissory Note

SENIOR SECURED REVOLVING CREDIT AGREEMENT, dated as of July 2, 2024 (including all Schedules and Exhibits hereto, together with all amendments, modifications and restatements hereof, and supplements thereto, this “Agreement”), among KKR FS INCOME TRUST SELECT, a Delaware statutory trust (the “Borrower”), the LENDERS and ISSUING BANKS party hereto, and ING CAPITAL LLC, as Administrative Agent.

The Borrower has requested that the Lenders provide the credit facilities described herein under this Agreement on the terms specified herein to, inter alia, extend credit to the Borrower in an initial aggregate principal or face amount not exceeding $50,000,000 at any one time outstanding. The Lenders are prepared to extend credit on the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01         Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Portfolio Investments held by the Obligors (provided that Cash Collateral for outstanding Letters of Credit shall not be treated as a portion of the Portfolio Investments).

“Adjusted Debt to Equity Ratio” means, as of any date, (a) one (1) divided by (b) the Asset Coverage Ratio minus one (1).

“Adjusted EURIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in Euro for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the product of (a) the EURIBO Rate for Euros for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that, if the Adjusted EURIBO Rate shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Adjusted Gross Borrowing Base” means (i) the Gross Borrowing Base plus (ii) the amount of any cash held in any “collection” (or similar) account of any Excluded Asset that is a “collateralized loan obligation” (a “CLO”) or is otherwise subject to a third-party financing whereby a trustee or similar third party administers the “collection” (or similar) account and periodic “waterfall” payments therefrom, in each case, that is reflected on a “payment date schedule” or similar distribution statement (in each case, which may be a draft so long as the amount to be distributed has been finalized) to be irrevocably distributed (subject only to the lapse of time for a period not to exceed thirty (30) days from the date of such schedule or statement), directly or indirectly, to an Obligor on the next payment date or similar distribution date for such CLO or Excluded Asset.

“Adjusted Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to (a) Term CORRA for such Interest Period, plus (b) the CORRA Adjustment for such Interest Period; provided that, if the Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term CORRA Loan” means a Loan that bears interest at a rate based on Adjusted Term CORRA, in each case, other than pursuant to clause (b) of the definition of “Canadian Prime Rate”.

“Adjusted Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period plus (b) the Term SOFR Credit Adjustment Spread; provided that, if the Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means ING, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Advisor” means FS/KKR Advisor, LLC, a Delaware limited liability company, or any of its Affiliates that are organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person at any time, another Person that at such time directly, or indirectly through one (1) or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified at such time. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by such specified Person in the ordinary course of business.

“Affiliate Agreements” means (a) the Amended and Restated Investment Advisory Agreement dated as of January 31, 2024, by and between the Borrower and FS/KKR Advisor, LLC, and (b) the Amended and Restated Administration Agreement dated of January 31, 2024, by and between the Borrower and FS/KKR Advisor, LLC.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, and “Agent” means any of them, as the context requires.

“Agreed Foreign Currency” means, at any time, any of CAD, GBP, EUR and AUD, and, with the agreement of each Multicurrency Lender and each Multicurrency Issuing Bank, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is dealt with in the relevant local market for obtaining quotations, and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Revolving Loan hereunder or to permit any Multicurrency Issuing Bank to issue (or to make payment under) any Letter of Credit denominated in such Foreign Currency and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the rate per annum equal to Adjusted Term SOFR for an interest period of one (1) month plus 1.00%. Notwithstanding the foregoing, if the Alternate Base Rate, determined as set forth above, shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR (or successor therefore) shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR (or successor therefore), respectively. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain a quotation in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Currencies” means Dollars and each Agreed Foreign Currency.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Lender’s Dollar Commitment. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Applicable Margin” means (a) in the case of any ABR Loan, 1.125%, and (b) in the case of any Term Benchmark Loan or RFR Loan, 2.125%.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Lender’s Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Term Loans and total Revolving Commitments of such Lender. If the Revolving Commitments have terminated or expired, the Applicable Percentages previously based on such Revolving Commitments shall be determined based upon the existing Revolving Credit Exposure.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate total Revolving Commitments of such Lender. If the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages previously based on such Revolving Commitments shall be determined based upon the existing Revolving Credit Exposure.

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign bank or broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer or Affiliate thereof acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule VII or any other pricing or quotation service approved by the Advisor (so long as it has the necessary delegated authority) or the board of directors (or the appropriate committee thereof with the necessary delegated authority) of the Borrower and designated in writing to the Administrative Agent (which designation, if approved by the board of directors of the Borrower, shall be accompanied by a copy of a resolution of the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority) that such pricing or quotation service has been approved by the Borrower).

“Approved Third-Party Appraiser” means each of (a) Murray, Devine & Co., (b)  Houlihan Lokey Howard & Zukin Inc., (c) Lincoln International LLC (formerly known as Lincoln Partners LLC), (d) Kroll Inc., (e) Valuation Research Corporation, (f) Alvarez & Marsal, (g) Citrin Cooperman and (h) any other independent nationally recognized third party appraiser selected by the Borrower in its reasonable discretion.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(c)(ii).

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities and indebtedness not represented by Senior Securities, to (b) the aggregate amount of Senior Securities representing indebtedness, in each case, of the Borrower and its Subsidiaries (all as determined pursuant to the Investment Company Act and any orders, declarations, opinions, relief or letters issued by the SEC or any other government or regulatory authority). The calculation of the Asset Coverage Ratio shall be made in accordance with any exemptive relief or order granted or issued by the SEC with respect to the Indebtedness of any SBIC Subsidiary from the definition of Senior Securities only so long as (a) such order is in effect, and (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee to which the Borrower or any other Obligor is a party. The outstanding utilized notional amount of any Credit Default Swap where an Obligor is a protection seller, in each case, less the value of the margin posted by the Borrower or any of its Subsidiaries thereunder at such time shall be treated as a Senior Security of the Borrower for the purposes of calculating the Asset Coverage Ratio.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or such other form as is reasonably acceptable to the Administrative Agent and the Borrower.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(e).

“AUD” and “A$” denote the lawful currency of The Commonwealth of Australia.

“AUD Rate” means, with respect to any Interest Period, the sum of (a) the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Bloomberg screen (or, in the event such rate does not appear on such Bloomberg page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period (the “AUD Screen Rate”) plus (b) 0.20%. If the AUD Screen Rate shall be less than the Floor, the AUD Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“AUD Screen Rate” has the meaning specified in the definition of “AUD Rate”.

“Availability Period” means, with respect to any Revolving Commitments, the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of such Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark for any Applicable Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.13(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Loans” has the meaning set forth in Section 5.13.

“Bankruptcy Code” has the meaning set forth in Section 5.13.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, with respect to any Loans denominated in (a) Dollars, the Term SOFR Reference Rate, (b) CAD, the Term CORRA Reference Rate, (c) GBP, the Daily Simple RFR, and (d) any other Applicable Currency, the Relevant Rate for such Currency; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to the Term SOFR Reference Rate, the Daily Simple RFR or such Relevant Rate, as applicable, then “Benchmark” shall mean the applicable Benchmark Replacement for such Applicable Currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Agreed Foreign Currency, such alternative shall be the alternative set forth in clause (2) below:

(1)            in the case of any Loan denominated in Dollars, the sum of (a) Daily Simple SOFR and (b) 0.10%, or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the Applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then current Benchmark for an Applicable Currency with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the Applicable Currency in the U.S. syndicated loan market at such time.

“Benchmark Replacement Date” means, (a) with respect to any Benchmark (other than the Term SOFR Reference Rate), the earliest to occur of the following events with respect to such then-current Benchmark and (b) with respect to the Term SOFR Reference Rate, a date and time determined by the Administrative Agent in its reasonable discretion, which date shall be no later than the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), including the Board, the NYFRB, the Term SOFR Administrator (solely in the case of the Term SOFR Reference Rate), the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership or control to the extent required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Borrowing” means (a) all ABR Loans of the same Class and Type made, converted or continued on the same date, (b) all Term Benchmark Loans of the same Class and Type denominated in the same Currency that have the same Interest Period, (c) all RFR Loans of the same Class and Type made, converted or continued on the same day, (d) a Pro-Rata Borrowing and/or (e) a Swingline Loan, as applicable.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B or such other form as is reasonably acceptable to the Administrative Agent and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit C or such other form as is reasonably acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in relation to Term Benchmark Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such Term Benchmark Loan, or any other dealings in the applicable Currency of such Term Benchmark Loan, the term “Business Day” shall also exclude any day that is not a Term Benchmark Banking Day for such Currency (b) when used in relation to RFR Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in GBP, the term “Business Day” shall also exclude any day that is not a RFR Business Day, and (c) when used in relation to loans denominated in CAD and in relation to the computation of CORRA or the Canadian Prime Rate or any other dealings in CAD, the term “Business Day” shall also exclude any day on which commercial banks in Toronto are authorized or required to remain closed.

“CAD” and “C$” denote the lawful currency of Canada.

“Calculation Amount” means, as of the end of any Testing Period, an amount equal to the greater of: (a) (i) 125% of the Adjusted Covered Debt Balance (as of the end of such Testing Period) minus (ii) the aggregate Value of all Quoted Investments included in the Borrowing Base (as of the end of such Testing Period) and (b) 10% of the aggregate Value of all Unquoted Investments included in the Borrowing Base (as of the end of such Testing Period); provided that in no event shall more than 25% (or, if clause (b) applies, 10%, or as near thereto as reasonably practicable) of the aggregate Value of the Unquoted Investments in the Borrowing Base be tested in respect of any applicable Testing Period. If the Value of the Unquoted Investments included in the Borrowing Base is less than the amount calculated in the immediately preceding sentence, then the Calculation Amount shall equal the Value of such Unquoted Investments.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the rate per annum equal to the sum of (x) Adjusted Term CORRA for an Interest Period of one month plus (y) 1% per annum. The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the Canadian Prime Rate due to a change in the PRIMCAN index or Adjusted Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN index or Adjusted Term CORRA, respectively. If the Canadian Prime Rate is being used as an alternate rate of interest pursuant to Section 2.13 or if the Administrative Agent is not able to determine Adjusted Term CORRA for purposes of this definition for any reason, then the Canadian Prime Rate shall be equal to clause (a) above and shall be determined without reference to clause (b) above.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, any change in GAAP after December 15, 2018 that would require an operating lease to be treated similar to a capital lease shall not be given effect hereunder.

“Capital Stock” has the meaning set forth in Section 5.13.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one (1) or more of the following obligations:

(a)            U.S. Government Securities, in each case maturing within one (1) year from the date of acquisition thereof;

(b)            investments in commercial paper or other short-term corporate obligations maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof in which the Principal Financial Center in respect of any Agreed Foreign Currency is located; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating from any other rating agency);

(d)            fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such Approved Dealer shall also have an equivalent credit rating from any other rating agency);

(e)            money market funds that invest and which are restricted by their respective charters to invest, substantially all of their assets in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity);

(f)            a Reinvestment Agreement;

(g)            money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “Aam-G” by S&P, respectively; and

(h)            any of the following offered by the Custodian (or any successor custodian or other entity acting in a similar capacity with respect to the Borrower) (i) money market deposit accounts, (ii) eurodollar time deposits, (iii) commercial eurodollar sweep services or (iv) open commercial paper services, in each case having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s and maturing not later than two hundred seventy (270) days from the date of acquisition thereof;

provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit, repurchase agreements or the money market funds described in clause (e) above) shall not include any such investment representing more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“Cash Pay Bank Loans” has the meaning set forth in Section 5.13.

“CDO Securities” has the meaning set forth in Section 5.13.

“Central Bank Rate” means the greater of (A) the sum of (i) for any Loan denominated in (x) GBP, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (y) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, or (z) any other Agreed Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (ii) the applicable Central Bank Rate Adjustment and (B) the Floor.

“Central Bank Rate Adjustment” means, for any date, for any Loan denominated in (A) GBP, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five (5) most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of GBP in effect on the last RFR Business Day in such period, (B) Euros, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBO Rate for the five (5) most recent Term Benchmark Banking Days for Euro preceding such day for which the EURIBO Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBO Screen Rate applicable during such period of five Term Benchmark Banking Days for Euro) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Term Benchmark Banking Day for Euro in such period and (C) any other Agreed Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For the purposes of this definition, (x) the term “Central Bank Rate” shall be determined disregarding clause (A)(ii) of the definition of such term and (y) each of the EURIBO Rate on any day shall be based on the EURIBO Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Foreign Currency for a maturity of one month.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any other Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Advisor, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Borrower by other Persons who were neither (i) nominated by the requisite members of the board of trustees of the Borrower nor (ii) appointed by a majority of the trustees so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loans, Revolving Loans or Swingline Loans and, (a) in the case of a Term Loan, each Incremental Term Loan funded on a different Commitment Increase Date may be treated as its own Class, and (b) in the case of a Revolving Loan, whether such Loan is a, or the Loans constituting such Borrowing are, Dollar Loan(s) or Multicurrency Loan(s), as applicable; when used in reference to any Lender, refers to whether such Lender is a Term Lender or a Revolving Lender and, (x) in the case of a Term Loan, each Incremental Term Lender funding Incremental Term Loans on a different Commitment Increase Date may be treated as its own Class and (y) in the case of any Revolving Lender, whether such Lender is a Dollar Lender or a Multicurrency Lender; when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or Revolving Commitment and, (1) in the case of any Term Commitment, each Incremental Term Commitment with respect to Incremental Term Loans funded on a different Commitment Increase Date may be treated as its own Class and (2) in the case of any Revolving Commitment, whether such Commitment is a Dollar Commitment or a Multicurrency Commitment; and, when used in reference to any LC Exposure, refers to whether such LC Exposure is a Dollar LC Exposure or a Multicurrency LC Exposure.

“CLO Securities” means debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit) including synthetic securities that provide synthetic credit exposure to debt securities, mezzanine securities, equity securities, residual interests or composite or combination securities (or other investments, including any interests held to comply with applicable risk retention requirements, that similarly represent an investment in underlying pools of leveraged portfolios), that, in each case, entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means ING, in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (subject to any Lien permitted by Section 6.02 with respect to such Portfolio Investment), provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected (subject to Permitted Liens under clause (g) of the definition thereof) security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Collateral Pool so long as all remaining actions to complete “Delivery” are satisfied in full within the longest period of (i) seven (7) days of such inclusion and (ii) as the Collateral Agent may agree in its reasonable discretion.

“Combined Debt Amount” means, as of any date, (i) the aggregate principal amount of Revolving Commitments as of such date (or, if greater, the Revolving Credit Exposures of all Lenders as of such date) plus (ii) the aggregate outstanding principal amount of Term Loans as of such date plus (iii) the aggregate principal amount of outstanding Designated Indebtedness and, without duplication, unused Designated Indebtedness Commitments (as defined in the Guarantee and Security Agreement) that have not expired or been terminated.

“Commitment” means, collectively, the Term Commitments and the Revolving Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.08(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.08(e).

“Commitment Termination Date” means July 2, 2028.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(c)(iv).

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding Loans, cash collateralization of Letters of Credit as contemplated by Section 2.04(l), or payment of other Indebtedness that is included in the Covered Debt Amount, (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests of the Borrower, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, (x) that occurs substantially simultaneously with such proposed action or transaction and (y) is evidenced by a current Borrowing Base Certificate delivered by the Borrower (which may include any activities permitted to be included under clause (x) above).

“Conforming Changes” means with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Relevant Rate”, the definition of “Alternate Base Rate”, the definition of “Adjusted Term CORRA”, the definition of “Business Day”, the definition of “Canadian Prime Rate”, the definition of “Term Benchmark Banking Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, the definition of “Daily Simple RFR”, the definition of “RFR”, the definition of “RFR Business Day”, the definition of “RFR Interest Day”, the definition of “RFR Reference Day”, the definition of or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing and borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.15 and other technical, administrative or operational matters) that the Administrative Agent (after consultation with the Borrower) decides in its reasonable discretion may be appropriate or reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (after consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Contingent Borrowing Base Deficiency” means, at any time that any Contingent Secured Indebtedness is outstanding, if the inclusion of all such Contingent Secured Indebtedness and the Portfolio Investments subject to the underlying repurchase transactions in the Covered Debt Amount and the Borrowing Base, respectively, would result in a Borrowing Base Deficiency.

“Contingent Secured Indebtedness” means, on any date, Indebtedness of an Obligor (which may be guaranteed by one or more other Obligors) that (a) is incurred pursuant to one or more repurchase arrangements, (b) has a maturity at issuance of no more than 180 days (or, in the case of any renewal or extension thereof, 180 days after the then-current expiration date of such Contingent Secured Indebtedness) and (c) is not secured by any Collateral (other than by (x) any Portfolio Investment to the extent otherwise permitted to be transferred to an Excluded Asset hereunder, (y) the participation interest such Obligor sells in the underlying asset for such repurchase agreement(s) and such underlying asset or (z) any note or security issued by a Subsidiary of an Obligor that such Obligor sells or purports to sell, which economically represents the underlying asset for such repurchase agreement).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto; provided, however, “Control” shall not include “negative” control or “blocking” rights that constitute “protective rights” whereby action cannot be taken without the vote or consent of any Person.

“Control Agreement” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Controlled Foreign Corporation” means (a)(i) any Subsidiary which is a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) any Subsidiary substantially all the assets of which consist of equity (or equity and debt) in Subsidiaries described in clause (a)(i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes substantially all the assets of which consist of more than 65% of the voting stock of a Subsidiary described in clause (a)(i) or (a)(ii) of this definition and (b) in each case in clauses (a)(i) through (a)(iii) above, such Subsidiary or entity is not a Foreign Subsidiary that is an Obligor.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).

“CORRA Adjustment” means, for any calculation, a percentage per annum equal to (a) 0.29547% for an Interest Period of one (1) month, and (b) 0.32138% for an Interest Period of three (3) months.

“Corresponding Tenor” means, with respect to any Available Tenor, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustments) as such Available Tenor.

“Covered Debt Amount” means, on any date, without duplication, (a) all of the Credit Exposures of all Lenders on such date plus (b) the aggregate principal amount of outstanding Permitted Indebtedness, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness, plus Shorter Term Secured Indebtedness and other Indebtedness incurred pursuant to Section 6.01(m) on such date, plus (c) all Indebtedness incurred pursuant to Section 6.01(n) on such date minus (d) the LC Exposures fully cash collateralized on such date pursuant to Section 2.05(l) or otherwise backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion; provided that the aggregate principal amount (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) of all such Permitted Indebtedness consisting of Unsecured Indebtedness, Special Longer Term Unsecured Indebtedness (other than Excess Special Longer Term Unsecured Indebtedness) (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) and 50% of all such Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, any Excess Special Longer Term Unsecured Indebtedness) (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) shall be excluded from the calculation of the Covered Debt Amount, in each case, to the extent then outstanding, until the date that is nine (9) months prior to the scheduled maturity date of such Unsecured Indebtedness, Special Longer Term Unsecured Indebtedness or Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt any Excess Special Longer Term Unsecured Indebtedness), as applicable; provided further that to the extent, but only to the extent, any portion of such Unsecured Indebtedness, Special Longer Term Unsecured Indebtedness or Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt any Excess Special Longer Term Unsecured Indebtedness) is subject to a contractually scheduled amortization payment, other mandatory principal payment or mandatory redemption (other than any conversion into Permitted Equity Interests) earlier than six (6) months after the Maturity Date (in the case of Unsecured Indebtedness) or earlier than the original final maturity date of such Indebtedness (in the case of Special Longer Term Unsecured Indebtedness or Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt any Excess Special Longer Term Unsecured Indebtedness)), such portion of such Indebtedness, to the extent then outstanding, but only to the extent of such portion, shall be included in the calculation of the Covered Debt Amount beginning upon the date that is the later of (i) nine (9) months prior to such scheduled amortization payment, other mandatory principal payment or mandatory redemption and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed. For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any convertible securities that constitute Indebtedness that is required to be included in the “Covered Debt Amount” will be included at the then outstanding principal balance thereof and in no event shall any Contingent Secured Indebtedness (whether incurred pursuant to Section 6.01(m), Section 6.01(n) or otherwise) be included in the Covered Debt Amount other than for purposes of determining whether a Contingent Borrowing Base Deficiency has occurred or is continuing.

“Covered Entity” means any of the following:

(i)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.17.

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis (including, without limitation, total return swaps) or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans plus such Lender’s Revolving Credit Exposure at such time.

“Currency” means Dollars or any Foreign Currency.

“Custodian” means State Street Bank and Trust Company, or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments, and accounts of the Borrower and/or other Obligors holding Portfolio Investments, on behalf of the Borrower and/or such other Obligors or any successor in such capacity pursuant to a Custodian Agreement. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custodian Agreement” means (a) the custodian agreement dated as of June 5, 2023, by and between the Borrower, on behalf of itself and each entity listed on Schedule D thereto, and the Custodian and (b) any other custodian agreement by and among the applicable Obligor, the Custodian and any other parties from time to time party thereto in form and substance substantially similar to the Custodian Agreement described in clause (a) or otherwise reasonably acceptable to the Collateral Agent.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to (x) for any RFR Loan denominated in GBP, the greater of (a) SONIA for the day (the “RFR Reference Day”) that is five (5) RFR Business Days prior to (i) if such RFR Interest Day is a RFR Business Day, such RFR Interest Day or (ii) if such RFR Interest Day is not a RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, in each case, plus the applicable RFR Applicable Credit Adjustment Spread for the Interest Period in which such RFR Interest Day occurs, and (b) 0.00%, and (y) for any RFR Loan denominated in Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate).

With respect to the calculation of Daily Simple RFR for any RFR Loan denominated in GBP, if by 5:00 p.m. (London time), on the second Business Day immediately following any RFR Reference Day, SONIA in respect of such RFR Reference Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then SONIA for such RFR Reference Day will be SONIA as published in respect of the first preceding RFR Business Day for which SONIA was published on the SONIA Administrator’s Website; provided that SONIA as determined pursuant to this sentence shall be utilized for purposes of calculating the Daily Simple RFR for no more than three (3) consecutive RFR Interest Days. Any change in Daily Simple RFR due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loan, such Lender notifies the Administrative Agent and the Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s commercially reasonable determination that a condition precedent to funding or extension of credit (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within two (2) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, (e) other than via an Undisclosed Administration (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (f) become the subject of a Bail-In Action or has a parent company that has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Indebtedness” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Designated Subsidiary” means:

1.	an SBIC Subsidiary; or

2.	(a) a direct or indirect Subsidiary of the Borrower or any other Obligor designated by the Borrower as a “Designated Subsidiary” which meets the following criteria:

(i)            to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Investments, which engages in no material activities other than in connection with the purchasing, holding, transferring and financing of one (1) or more assets;

(ii)           no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (B) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property of any Obligor (other than property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary or any equity of such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;

(iii)          with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, not materially less favorable to such Obligor (excluding customary sale and contribution agreements and master participation agreements) than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to any Standard Securitization Undertakings; and

(iv)          to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings; or

(b)           a passive holding company that is a direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Designated Subsidiary” and which meets the following criteria:

(i)            such Subsidiary is the direct parent of any Designated Subsidiary referred to in clause (a) above and meets the criteria set forth in clause (a)(ii) above;

(ii)           such Subsidiary engages in no activities and has no assets (other than in connection with the transfer of assets to and from any Designated Subsidiary referred to in clause (a) above, its ownership of all of the Equity Interests of any Designated Subsidiary referred to in clause (a) above, any contracts, agreements or arrangements not prohibited by clause (iv) below and Standard Securitization Undertakings) or liabilities (other than in connection with any contracts, agreements or arrangements not prohibited by clause (iv) below and Standard Securitization Undertakings);

(iii)          all of the Equity Interests in such Subsidiary are owned directly by the Borrower or such other Obligor and are pledged as Collateral for the Secured Obligations (as defined in the Guarantee and Security Agreement) and the Collateral Agent has a first-priority perfected Lien (subject to no other Liens other than Liens permitted under Section 6.02) on such Equity Interests;

(iv)          no Obligor has any material contract, agreement, arrangement or understanding with such passive holding company other than on terms, taken as a whole, not materially less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets and pursuant to any Standard Securitization Undertakings; and

(v)           no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings.

Any such designation under clauses (2)(a) and (2)(b) above by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions set forth in clauses (2)(a) or (2)(b). For the avoidance of doubt, in the case of clause (2)(a), no Subsidiary Guarantor shall be designated as a Designated Subsidiary unless the Borrower shall be in compliance with Section 6.03(d) immediately after giving effect to any such designation. Each Subsidiary of a Designated Subsidiary shall be deemed to be a Designated Subsidiary and shall comply with the foregoing requirements of this definition. The parties hereby agree that the Subsidiaries identified as Designated Subsidiaries on Schedule IV, shall each constitute a Designated Subsidiary so long as they comply with the foregoing requirements of this definition.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” or “Dispose” shall not include the disposition of Investments originated by the Borrower and immediately transferred to a Designated Subsidiary pursuant to a transaction not prohibited hereunder or any disposition of a Portfolio Investment received from an Excluded Asset and promptly transferred to another Excluded Asset pursuant to the terms of Section 6.03(i).

“Disqualified Equity Interests” means any Equity Interests of the Borrower that after issuance are subject to any agreement between the holder of such Equity Interests and the Borrower whereby the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate all such Equity Interests at any time prior to the first anniversary of the Maturity Date, other than (x) as a result of a change of control or asset sale, or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests that are not Disqualified Equity Interests.

“Disqualified Lender” means (i) any Person that has been identified by the Borrower in writing to the Administrative Agent on or prior to the Effective Date, (ii) any Person that is identified by the Borrower in writing to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and (iii) Affiliates of any Person identified in clauses (i) or (ii) above that are either identified in writing to the Administrative Agent by the Borrower from time to time or readily identifiable solely based on the similarity of such Affiliate’s name. The identification of a Disqualified Lender after the Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation); provided, that any designation of a Person as a Disqualified Lender shall not be effective until the Business Day after written notice thereof by the Borrower to the Administrative Agent and approval by the Administrative Agent to the extent required in clause (ii) above. The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders to each Lender requesting the same (so long as such Lender agrees to keep such list confidential in accordance with Section 9.13).

“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Revolving Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure permitted hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.08 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Commitment as of the Effective Date is set forth on Schedule I or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the Effective Date is $0.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency at such time.

“Dollar Issuing Bank” means any Issuing Bank identified in Schedule IX (as amended from time to time pursuant to Section 2.08), and its successors in such capacity as provided in Section 2.05(j), that has agreed to issue Letters of Credit under its respective Dollar Commitment.

“Dollar LC Exposure” means a Dollar Lender’s LC Exposure under its Dollar Commitment.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement or otherwise in accordance with the terms hereof.

“Dollar Loan” means a Revolving Loan made pursuant to the Dollar Commitments.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than a Controlled Foreign Corporation.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock or other Equity Interests.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30- day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a complete withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA).

“Erroneous Payment” has the meaning assigned to such term in Section 8.03(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.03(d).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 8.03(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.03(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 8.03(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR”, “€” and “Euro” denote the single currency of the Participating Member States.

“EURIBO Rate” means, for any Interest Period, in the case of any Term Benchmark Borrowing denominated in Euro, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a term equal to the term of the relevant Interest Period appearing on the Bloomberg screen page (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Bloomberg screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m. (Brussels time), on such date, or if such date is not a Business Day, on the immediately preceding Business Day (the “EURIBO Screen Rate”).

“EURIBO Screen Rate” has the meaning assigned to such term in the definition of “EURIBO Rate”.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Special Longer Term Unsecured Indebtedness” means any Special Longer Term Unsecured Indebtedness in excess of $500,000,000 at any one time outstanding.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at approximately 11:00 a.m. London time on such day as set forth on the Bloomberg World Currency Value Page for such currency. In the event that such rate does not appear on such Bloomberg Page (or on any successor or substitute page), the Exchange Rate shall be determined by reference to such other publicly available information service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, the Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. New York City time on such date for the purchase of Dollars with such currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Asset Lien” has the meaning assigned to such term in Section 6.02(e).

“Excluded Assets” means the entities identified as Excluded Assets in Schedule VIII, any CDO Securities, finance lease obligations, each Designated Subsidiary, and any similar assets or entities in which any Obligor holds an interest on or after the Effective Date, and, in each case, their respective Subsidiaries, unless, in the case of any such asset or entity, the Borrower designates in writing to the Collateral Agent that such asset or entity is not to be an Excluded Asset.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Guarantor (determined after giving effect to Section 3.11 of the Guarantee and Security Agreement and any other “Keepwell, support or other agreement” for the benefit of such Subsidiary Guarantor) or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case, (i) imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender or any Issuing Bank, any United States withholding tax that is imposed on amounts payable to or on account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date (i) such Lender or Issuing Bank becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(d)) or (ii) such Lender or Issuing Bank designates a new lending office, except to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (c) Taxes attributable to such Lender or Issuing Bank’s failure to comply with Section 2.16(f), Section 2.16(g) or Section 2.16(h), and (d) any United States federal withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash received by or paid to any Obligor on account of any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments received not in the ordinary course of business and any purchase price adjustment received not in the ordinary course of business in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests and issuances of Indebtedness by any Obligor); provided that Extraordinary Receipts shall not include any (v) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16(i), (w) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any unaffiliated third party claim against or loss by such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim or loss and the costs and expenses of such Person with respect thereto, (x) taxes paid or reasonably estimated to be payable by the Borrower or such other Obligor as a result of such cash receipts (after taking into account any available tax credits or deductions); provided that, if the amount of any estimated taxes pursuant to clause (x) exceeds the amount of taxes actually required to be paid in cash in respect of any such event, the aggregate amount of such excess shall constitute Extraordinary Receipts (as of the date the Borrower determines such excess exists), (y) any costs, fees, commissions, premiums and expenses incurred by the Borrower or such other Obligor directly incidental to such cash receipts, including reasonable legal fees and expenses or (z) proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings.

“Facility Termination Date” means the first date on which (a) the Commitments have expired or been terminated, (b) the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder (other than Unasserted Contingent Obligations) shall have been paid in full in cash, (c) all Letters of Credit shall have (w) expired, (x) terminated, (y) been cash collateralized in the manner required by Section 2.05(k) or (z) otherwise been backstopped in a manner satisfactory to the relevant Issuing Bank in its sole discretion and (d) all LC Disbursements then outstanding shall have been reimbursed.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Effective Rate, as determined as provided above, would otherwise be less than the Floor, then the Federal Funds Effective Rate shall be deemed to be the Floor for purposes of this Agreement.

“Financial Officer” means the chief executive officer, chief investment officer, president, co-president, chief operating officer, co-chief operating officer, chief financial officer, principal accounting officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower.

“First Lien Bank Loan” has the meaning set forth in Section 5.13.

“Floor” means zero percent (0.00%).

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as reasonably determined by the Administrative Agent.

“Foreign Lender” means any Lender or any Issuing Bank that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means, with respect to any Obligor, any Subsidiary of such Obligor that is organized in a Permitted Foreign Jurisdiction; provided that, prior to any Foreign Subsidiary becoming a Subsidiary Guarantor pursuant to Section 5.08(a), the Administrative Agent and the Collateral Agent shall have either (a) given prior written consent (not to be unreasonably conditioned, withheld or delayed) with respect to adding such Subsidiary as a new Obligor or (b) received legal opinions from local counsel in the relevant jurisdiction confirming the availability, validity and enforceability of guarantees and collateral support to be provided by each such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America.

“GBP”, “£” and “sterling” denote the lawful currency of the United Kingdom.

“GICS” means, as of any date, the most recently published Global Industry Classification Standard.

“GICS Industry Group Classification” means any industry group classification within GICS, as updated and amended from time to time.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national body exercising such powers or functions (such as the European Union or the European Central Bank).

“Gross Borrowing Base” has the meaning assigned to such term in Section 5.13(j).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of the Effective Date among the Borrower, the Subsidiary Guarantors, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Designated Indebtedness, and the Collateral Agent.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as is reasonably acceptable to the Collateral Agent) between the Collateral Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Collateral Agent shall request, consistent with the requirements of Section 5.08).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“High Yield Securities” has the meaning set forth in Section 5.13.

“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are “designated” as Immaterial Subsidiaries by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of the most recent balance sheet required to be delivered pursuant to Section 5.01: (a) the aggregate assets of such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 5 % of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (b) the aggregate revenues of such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 5% of the consolidated revenues of the Borrower and its Subsidiaries for such period.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(e)(i).

“Incremental Assumption Agreement” has the meaning assigned to such term in Section 2.08(e)(ii)(B).

“Incremental Term Commitment” means as to each Incremental Term Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, an Incremental Term Loan to the Borrower in Dollars pursuant to Section 2.08(e)(ii)(C) in an aggregate principal amount up to but not exceeding the amount set forth in the applicable Incremental Assumption Agreement. The initial amount of each Lender’s Incremental Term Commitment shall be set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Lender” means each Lender having an Incremental Term Commitment or, as the case may be, an outstanding Incremental Term Loan.

“Incremental Term Loans” means any term loans made by Incremental Term Lenders to the Borrower pursuant to Section 2.08(e)(ii)(C).

“Indebtedness” of any Person means, without duplication, (a) (i) all obligations of such Person for borrowed money or (ii) with respect to deposits or advances of any kind that are required to be to accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a portfolio investment (including Portfolio Investments) of such Person in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses and trade accounts incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(c)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount of such Indebtedness being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (s) uncalled capital or other commitments of an Obligor in any joint venture, as well as any letter or agreement requiring any Obligor to provide capital to a joint venture or a lender to a joint venture, (t) [reserved], (u) any non-recourse liabilities for participations sold by any Person in any Bank Loans, (v) indebtedness of such Person on account of the sale by such Person of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, (w) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (x) a commitment arising in the ordinary course of business to make a future portfolio investment (including Portfolio Investments) or fund the delayed draw, revolver, letter of credit or other unfunded portion of any existing portfolio investment (including Portfolio Investments), (y) any accrued incentive, management or other fees to an investment manager or its affiliates (regardless of any deferral in payment thereof), or (z) non-recourse liabilities for participations sold by any Person in any Bank Loan.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Obligor under any Loan Document.

“Independent Valuation Provider” means an independent third-party valuation firm, including (a) Houlihan Lokey Howard & Zukin Inc., (b) Lincoln International LLC (formerly known as Lincoln Partners LLC), (c) Kroll Inc., (d) Valuation Research Corporation, (e) Alvarez & Marsal, (f) Citrin Cooperman and (g) any other independent nationally recognized third-party valuation firm selected by the Administrative Agent and reasonably acceptable to the Borrower.

“Industry Classification Group” means (a) any of the Moody’s classification groups set forth in Schedule VI, together with any such group classifications that may be subsequently established by Moody’s and provided by the Borrower to the Administrative Agent and (b) up to three (3) additional industry group classifications established by the Borrower pursuant to Section 5.12.

“ING” means ING Capital LLC.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form of Exhibit D or such other form as is reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month after the Borrowing of such Loan (or if there is so such numerically corresponding day in such month, then the last day of such month), (c) with respect to any Term Benchmark Loan, the last day of each Interest Period therefor and, in the case of any Term Benchmark Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three (3) month intervals after the first day of such Interest Period, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, for any Term Benchmark Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) month, three (3) months or (except in the case of Loans and Borrowings denominated in CAD) six (6) months thereafter or, with respect to such portion of any Term Benchmark Loan or Borrowing that is scheduled to repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period pertaining to a Term Benchmark Borrowing or Loan that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available unless or until it is reinstated pursuant to Section 2.13(e). For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of each Loan (other than a Swingline Loan), thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.

“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements and Credit Default Swaps.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” has the meaning assigned to such term in Section 3.11(c).

“Issuing Banks” means ING and each additional Issuing Bank designated pursuant to Section 2.05(k), in their capacity as issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.05(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by any Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Multicurrency Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time and the LC Exposure of any Dollar Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or a document related thereto, provides for one or more automatic (subject only to the passage of time) increases in the available amount thereof prior to the then-applicable expiration date of such Letter of Credit (without giving effect to any renewal or extension), the amount of such Letter of Credit shall be deemed to be the maximum available amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is available to be drawn at such time.

“Lead Arranger” means ING.

“Lenders” means, collectively, the Term Lenders, the Dollar Lenders and the Multicurrency Lenders. Unless otherwise indicated, the term “Lenders” includes each Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(l).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance (other than any customary contractual limitation set forth in any agreement that is not prohibited from being entered into hereunder), charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any portfolio investment (including Portfolio Investments), the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, restrictions on assignments or transfers, buyout rights, voting rights, right of first offer or refusal thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of portfolio investments (including Portfolio Investments) that are equity securities, excluding customary drag along, tag along, buyout rights, voting rights, right of first offer or refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, the Security Documents and any promissory notes delivered pursuant to Section 2.09(f).

“Loans” means the loans of any Class made hereunder, including the Revolving Loans, the Term Loans and the Swingline Loans.

“Long-Term U.S. Government Securities” has the meaning set forth in Section 5.13.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries (other than Excluded Assets) taken as a whole (excluding in any case a decline in the net asset value of the Borrower or its Subsidiaries (other than Excluded Assets), a change in general market conditions or values of the Investments of the Borrower and its Subsidiaries (other than Excluded Assets) taken as a whole), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Collateral Agent, the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit, Hedging Agreements and Credit Default Swaps), of any one (1) or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $25,000,000, (b) obligations in respect of one (1) or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and its Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $25,000,000 and (c) obligations in respect of one (1) or more Credit Default Swaps of the Borrower and its Subsidiaries under which the notional amount less any collateral posted in support of such Credit Default Swaps would exceed $25,000,000.

“Maturity Date” means the earliest to occur of (a) July 2, 2029 and (b) the date on which all Commitments have been terminated and the aggregate amount of Loans outstanding has been repaid in full and all other obligations of the Borrower hereunder have been indefeasibly paid in full (other than any Unasserted Contingent Obligations that survive the termination of this Agreement).

“Maximum Rate” has the meaning assigned to such term in Section 9.20.

“Mezzanine Investments” has the meaning set forth in Section 5.13.

“Modification Offer” means, to the extent required by the definition of “Permitted Advisor Loan”, “Other Secured Indebtedness” or “Unsecured Indebtedness”, an obligation that will be satisfied if at least ten (10) Business Days (or, such shorter period if ten (10) Business Days is not practicable) prior to the incurrence of such Permitted Advisor Loan, Other Secured Indebtedness or Unsecured Indebtedness, the Borrower shall have provided notice to the Administrative Agent of the terms thereof that do not satisfy the requirements for such type of Indebtedness set forth in the respective definitions herein, which notice shall contain reasonable detail of the terms thereof and an unconditional offer by the Borrower to amend this Agreement to the extent necessary to satisfy the definition of “Permitted Advisor Loan”, “Other Secured Indebtedness” or “Unsecured Indebtedness”, as applicable, to be incurred. If any such Modification Offer is accepted by the Required Lenders within ten (10) Business Days of receipt of such offer, this Agreement shall be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to reflect all or some of such more restrictive financial covenants or events of default, as elected by the Required Lenders. Notwithstanding the foregoing, any provision in a Modification Offer (including any associated cure or grace period) incorporated into this Agreement pursuant to the definition of “Permitted Advisor Loan”, “Other Secured Indebtedness” or “Unsecured Indebtedness”, as applicable, shall be deleted from this Agreement pursuant to an amendment entered into by the Administrative Agent and the Borrower following such time as the terms of such other Indebtedness are permanently amended so that such provision no longer applies or the applicable Permitted Advisor Loan, Other Secured Indebtedness or Unsecured Indebtedness is terminated or otherwise no longer in effect if (x) the Borrower provides the Administrative Agent and each Lender with written notice of such permanent amendment or termination and (y) within ten (10) Business Days of the Administrative Agent and the Lenders receiving such written notice from the Borrower, the Required Lenders have not provided written notice to the Borrower and the Administrative Agent objecting to the removal of such provision from this Agreement. Any amendment entered into between the Administrative Agent and the Borrower pursuant to this definition shall be at the Borrower’s sole cost and expense.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Revolving Loans, and to acquire participations in Letters of Credit, denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of the Dollar Equivalent of such Lender’s Revolving Multicurrency Credit Exposure permitted hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.08 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Multicurrency Commitment as of the Effective Date is set forth on Schedule I, or in the Assignment and Assumption or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Effective Date is $50,000,000.

“Multicurrency Issuing Bank” means any Issuing Bank identified in Schedule IX (as amended from time to time pursuant to Section 2.08), and its successors in such capacity as provided in Section 2.05(j), that has agreed to issue Letters of Credit under its respective Multicurrency Commitment. In the case of any Letter of Credit to be issued in an Agreed Foreign Currency, such Issuing Bank may designate any of its affiliates with credit ratings at least as good as such Issuing Bank, as the “Multicurrency Issuing Bank” for purposes of such Letter of Credit.

“Multicurrency LC Exposure” means a Multicurrency Lender’s LC Exposure under its Multicurrency Commitment.

“Multicurrency Lender” means the Persons listed on Schedule I as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or Incremental Assumption Agreement or otherwise in accordance with the terms hereof.

“Multicurrency Loan” means any Revolving Loan made pursuant to the Multicurrency Commitments.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or any ERISA Affiliate makes any contributions.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“Net Cash Proceeds” means:

(a)            with respect to any Disposition by the Borrower or any other Obligor, or any Extraordinary Receipt received or paid to the account of the Borrower or any other Obligor, an amount equal to (a) the sum of Cash and Cash Equivalents received by an Obligor in connection with such transaction (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable out-of-pocket fees, costs and expenses incurred by the Borrower or such other Obligor in connection with such transaction, (iii) the taxes paid or reasonably estimated to be actually payable within two years of the date of the relevant transaction in connection with such transaction; provided that, if the amount of any estimated taxes pursuant to clause (iii) exceeds the amount of taxes actually required to be paid in Cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists), (iv) any reasonable costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such Disposition, and (v) reserves for indemnification, purchase price adjustments or analogous arrangements either (x) required by underlying documentation for such Disposition or (y) reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Disposition; provided that, if the amount of any estimated reserves pursuant to this clause (v) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds (as of the date the Borrower determines such excess exists); and

(b)            with respect to the sale or issuance of any Equity Interest by the Borrower or any other Obligor (including, for the avoidance of doubt, Cash received by the Borrower or any other Obligor for the sale by the Borrower or such other Obligor of any Equity Interest of a Subsidiary, but specifically excluding any sale of any Equity Interest by a Subsidiary that is not an Obligor or Cash received by a Subsidiary that is not an Obligor), or the incurrence or issuance of any Indebtedness by the Borrower or any other Obligor, an amount equal to (i) the sum of the Cash and Cash Equivalents received in connection with such transaction minus (ii) the sum of (1) reasonable out- of-pocket fees, costs and expenses, incurred by the Borrower or such Obligor in connection therewith (including reasonable legal fees and expenses) plus (2) all taxes paid or reasonably estimated to be payable by the Borrower or such other Obligor as a result of such receipt of proceeds plus (3) any reasonable costs, fees, commissions, premiums, expenses, or underwriting discounts or commissions incurred by the Borrower or any of its Subsidiaries in connection with such sale or issuance.

“Non-Core Investments” has the meaning set forth in Section 5.13.

“Non-Performing Bank Loans” has the meaning set forth in Section 5.13.

“Non-Performing Common Equity” has the meaning set forth in Section 5.13.

“Non-Performing First Lien Bank Loans” has the meaning set forth in Section 5.13.

“Non-Performing High Yield Securities” has the meaning set forth in Section 5.13.

“Non-Performing Mezzanine Investments” has the meaning set forth in Section 5.13.

“Non-Performing Preferred Stock” has the meaning set forth in Section 5.13.

“Non-Performing Preferred Stock” has the meaning set forth in Section 5.13.

“Non-Performing Principal Finance Assets” has the meaning set forth in Section 5.13.

“Non-Performing Second Lien Bank Loans” has the meaning set forth in Section 5.13.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Debt Amount” means, as of any date, the principal amount of any outstanding secured Indebtedness of the Borrower and its Subsidiaries and, without duplication, the aggregate amount of available and unused commitments under any such secured Indebtedness, in each case, excluding the Borrower’s and its Subsidiaries’ Indebtedness in respect of prime brokerage and total return swap facilities, this Agreement and any Designated Indebtedness.

“Other Permitted Indebtedness” means (a) Indebtedness (other than Indebtedness for borrowed money), including Guarantees of such Indebtedness, arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, loans, derivatives transactions, repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies, provided that such Indebtedness in connection with repurchase agreements or dollar rolls does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (b) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under Section 7.01(l).

“Other Secured Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of an Obligor (which may be Guaranteed by one (1) or more other Obligors) that:

(i)            (a) has no scheduled amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum), provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(m) or Section 6.01(n) and has a final maturity date not earlier than, six (6) months after the Maturity Date (it being understood that (x) none of: (i) the conversion features into Permitted Equity Interests under convertible notes, (ii) the triggering and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest expense or fractional shares (which may be payable in cash), (iii) any customary voluntary prepayment provisions permitted by the terms thereof or (iv) any mandatory prepayment provisions as a result of any borrowing base or collateral base deficiency, in any case shall constitute “amortization” for the purposes of this definition, provided that if any mandatory prepayment is required under such Other Secured Indebtedness constituting a term loan that is not required pursuant to Section 2.10(c) hereof, the Borrower shall offer to repay Loans (and/or provide cover for LC Exposure as specified in Section 2.05(l)) in an amount at least equal to the aggregate Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to the Other Secured Indebtedness being paid), provided that the Borrower shall only be required to make an offer to repay the Loans (or provide cover for LC Exposure) to the extent of any amounts that the Borrower would not be permitted to borrow as a new Loan hereunder at such time) and (y) any mandatory prepayment or amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided further that, with respect to this clause (a), the Borrower acknowledges that any payment prior to the Maturity Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12,

(b)        has terms that, taken as a whole, are not materially more restrictive than market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in good faith or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or in credit agreements generally), which shall be no more restrictive upon the Borrower and its Subsidiaries than those set forth in this Agreement); provided that, the Obligors may incur any Other Secured Indebtedness that otherwise would not meet the requirements set forth in this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition), and

(c)        is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which, or the agent, trustee or representative of such holders have agreed, by executing the joinder attached as Exhibit C to the Guarantee and Security Agreement or otherwise in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents, or

(ii)           is permitted pursuant to Section 6.01(m) or Section 6.01(n) and that has been designated by the Borrower as “Designated Indebtedness” in accordance with the requirements of Section 6.01 of the Guarantee and Security Agreement.

“Other Secured Indebtedness” shall not include any indebtedness arising under any Hedging Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any similar charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.19(b) or 9.02(d)).

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Participation Interest” means any participation interest (excluding any sub-participation interests) in an investment that at the time of acquisition by an Obligor satisfies each of the following criteria: (i) the underlying investment would constitute a Portfolio Investment were it acquired directly by such Obligor, (ii) the seller of the participation is an Excluded Asset, (iii) the entire purchase price for such participation is paid in full at the time of its acquisition and (iv) the participation provides the participant all of the economic benefit and risk of the whole or part of such portfolio investment that is the subject of such participation.

“Payment Recipient” has the meaning assigned to such term in Section 8.03(a).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Performing” has the meaning set forth in Section 5.13.

“Performing Cash Pay High Yield Securities” has the meaning set forth in Section 5.13.

“Performing Cash Pay Mezzanine Investments” has the meaning set forth in Section 5.13.

“Performing Common Equity” has the meaning set forth in Section 5.13.

“Performing DIP Loans” has the meaning set forth in Section 5.13.

“Performing First Lien Bank Loans” has the meaning set forth in Section 5.13.

“Performing Non-Cash Pay High Yield Securities” has the meaning set forth in Section 5.13.

“Performing Non-Cash Pay Mezzanine Investments” has the meaning set forth in Section 5.13.

“Performing Preferred Stock” has the meaning set forth in Section 5.13.

“Performing Principal Finance Assets” has the meaning set forth in Section 5.13.

“Performing Principal Finance Common Equity Assets” has the meaning set forth in Section 5.13.

“Performing Principal Finance Debt Assets” has the meaning set forth in Section 5.13.

“Performing Principal Finance Preferred Stock Assets” has the meaning set forth in Section 5.13.

“Performing Second Lien Bank Loans” has the meaning set forth in Section 5.13.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Advisor Loan” means any Indebtedness for borrowed money of any Obligor that (a) is owed to the Advisor or any Affiliate thereof, (b) has no mandatory amortization prior to, and a final maturity date not earlier than, six (6) months after the Maturity Date, (c) is permitted by the Investment Company Act, (d) is not secured by any property or assets (whether of any Obligor or any other Person), (e) is on terms and conditions not materially less favorable to such Obligor than could be obtained on an arm’s-length basis from unrelated third parties, (f) is on terms and conditions that are not materially more restrictive upon such Obligor, while any Commitments or Loans are outstanding hereunder, than those set forth in this Agreement with respect to such Obligor; provided that, such Obligor may incur any Permitted Advisor Loan that otherwise would not meet the requirements set forth in this clause (f) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) and (g) substantially contemporaneously with the incurrence of such Indebtedness, the Borrower has elected to treat as a Permitted Advisor Loan by giving written notice of such election to the Administrative Agent.

“Permitted Equity Interests” means any Equity Interest of the Borrower that is not a Disqualified Equity Interest.

“Permitted Foreign Jurisdiction” means each of England and Wales, Scotland, Ireland, Austria, Belgium, France, Germany, Liechtenstein, Luxembourg, Monaco, the Netherlands, Switzerland, Canada and The Cayman Islands.

“Permitted Indebtedness” means, collectively, Other Secured Indebtedness and Unsecured Indebtedness.

“Permitted Liens” means: (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any other Obligor in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans arising under ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, provided that all Liens on any Collateral included in the Borrowing Base that are permitted pursuant to this clause (e) shall have a priority that is junior to the Liens under the Security Documents; (f) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under Section 7.01(l); (g) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities, charges for returning items and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business or in respect of assets sold or otherwise disposed of to a non-Obligor in a transaction permitted by this Agreement; (i) deposits of money that are not Collateral securing leases to which an Obligor is a party as the lessee made in the ordinary course of business; (j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not interfere with or affect in any material respect the ordinary course conduct of the business of the Borrower or any of its Subsidiaries; (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise not prohibited hereunder); (l) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets purported to be sold or contributed to any Person not prohibited hereunder; and (m) any restrictions on the sale or disposition of assets arising from a loan sale agreement between or among one or more Obligors with one or more Excluded Assets; provided such restrictions with respect to this clause (m) do not adversely affect the enforceability of the Collateral Agent’s first-priority security interest on any Collateral.

“Permitted Prior Working Capital Lien” has the meaning set forth in Section 5.13.

“Permitted SBIC Guarantee” means a guarantee by one (1) or more Obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means U.S. Department of Labor (“DOL”) regulation 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Portfolio Investment” means any Investment (including a Participation Interest) held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, and of Section 6.02(d), Section 6.04(d) and Section 7.01(p), Cash and Cash Equivalents, excluding Cash pledged as cash collateral for Letters of Credit). Without limiting the generality of the foregoing, it is understood and agreed that (a) any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Excluded Asset, or held by any Immaterial Subsidiary or Controlled Foreign Corporation that is not a Subsidiary Guarantor, shall not be treated as Portfolio Investments, and (b) any Investment in which any Obligor has sold a participation therein to a Person that is not an Obligor shall not be treated as a Portfolio Investment to the extent of such participation. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

“Preferred Stock” has the meaning set forth in Section 5.13.

“Prime Rate” means the rate which is quoted as the “prime rate” in the print edition of The Wall Street Journal, Money Rates Section. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Finance Asset” has the meaning set forth in Section 5.13.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Pro-Rata Borrowing” has the meaning assigned to such term in Section 2.03(a).

“Pro-Rata Dollar Portion” means, in connection with any Pro-Rata Borrowing, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Dollar Commitments of all Dollar Lenders at such time divided by (iii) the aggregate Revolving Commitments of all Lenders at such time.

“Pro-Rata Multicurrency Portion” means, in connection with any Pro-Rata Borrowing, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Multicurrency Commitments of all Multicurrency Lenders at such time divided by (iii) the aggregate Revolving Commitments of all Lenders at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on September 30, 2024, unless otherwise specified.

“Quoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(A).

“Register” has the meaning assigned to such term in Section 9.04(c).

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board, as the same may be modified and supplemented and in effect from time to time.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or, in each case, any successor thereto, (b) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, GBP, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (c) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (d) with respect to a Benchmark Replacement in respect of Secured Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Agreed Foreign Currency (other than GBP or Euro), (1) the central bank for the Currency in which such Secured Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Secured Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in Dollars, Adjusted Term SOFR, (b) with respect to any Term Benchmark Borrowing denominated in CAD, Adjusted Term CORRA, (c) with respect to any Term Benchmark Borrowing denominated in Euro, the Adjusted EURIBO Rate, (d) with respect to any Term Benchmark Borrowing denominated in AUD, the AUD Rate and (e) with respect to any RFR Borrowing denominated in GBP, Daily Simple RFR.

“Relevant Screen Rate” means (a) with respect to any Borrowing denominated in Dollars, the Term SOFR Screen Rate, (b) with respect to any Borrowing denominated in CAD, Term CORRA Screen Rate, (c) with respect to any Borrowing denominated in Euros, the EURIBO Screen Rate and (d) with respect to any Borrowing denominated in AUD, the AUD Screen Rate.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that the Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders. The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Credit Exposures and unused Commitments of such Class at such time. For purposes of this definition, the Swingline Exposure of any Revolving Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of all outstanding Swingline Loans under its Class of Commitments, and the unused Commitments of any such Revolving Lender shall be determined without regard to any such excess amount.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that the Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of Required Revolving Lenders. For purposes of this definition, the Swingline Exposure of any Revolving Lender that is a Swingline Lender shall be deemed to exclude that portion of its Swingline Exposure that exceeds its Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of all outstanding Swingline Loans under its Class of Commitments, and the unused Revolving Commitments of any such Revolving Lender shall be determined without regard to any such excess amount.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any other Obligor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower, provided, for the avoidance of doubt, neither the conversion or settlement of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock (other than interest or expenses or fractional shares, which may be payable in cash) shall be a Restricted Payment hereunder.

“Return of Capital” means (a) any net cash amount received by any Obligor in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise), but not including any prepayment of a revolver that does not permanently reduce the related commitments, (b) without duplication of amounts received under clause (a), any net cash proceeds received by any Obligor from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, (c) any net cash amount received by any Obligor in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the issuer of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Portfolio Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by any Obligor in cash in respect of any Portfolio Investment (in the case of clauses (a), (b), (c) and (d), net of any fees, costs, commissions, premiums, expenses and taxes payable or reasonably estimated to be payable with respect thereto (including reasonable legal fees and expenses)).

“Revaluation Date” means (a) with respect to any Loan denominated in an Agreed Foreign Currency, each of the following: (i) each date of a Borrowing of a Loan, (ii) each date of a continuation of a Term Benchmark Loan, (iii) with respect to any RFR Loan each Interest Payment Date, and (iv) such additional dates as the Administrative Agent shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; provided that such determination or requirement under this subclause (iv) with respect to any Loan denominated in any Agreed Foreign Currency, shall not result in the occurrence of a Revaluation Date more frequently than monthly; and (b) with respect to any Letter of Credit denominated in an Agreed Foreign Currency, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any Letter of Credit denominated in an Agreed Foreign Currency having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Agreed Foreign Currency, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably and in good faith determine or the Required Lenders shall reasonably and in good faith require; provided that such determination or requirement under this subclause (iv) shall not result in the occurrence of a Revaluation Date more frequently than monthly.

“Revolving Commitments” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Dollar LC Exposure, such Lender’s Swingline Exposure and the outstanding principal amount of such Lender’s Loans, at such time made or incurred under the Dollar Commitments.

“Revolving Lenders” means the Dollar Lenders and the Multicurrency Lenders.

“Revolving Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a) or (b).

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s Multicurrency LC Exposure, such Lender’s Swingline Exposure and the outstanding principal amount of such Lender’s Loans, at such time made or incurred under the Multicurrency Commitments.

“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to Daily Simple RFR.

“RFR Applicable Credit Adjustment Spread” means 0.0326%.

“RFR Business Day” means for any RFR Loan denominated in (a) GBP, any day except for (i) a Saturday or a Sunday and (ii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Reference Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (as of the Effective Date, Cuba, the Crimea region of Ukraine, the so-called Donetsk and so-called Luhansk regions of Ukraine, the Zaporizhzhia and Kherson Regions of Ukraine, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b). For purposes of this definition, “Person” shall include a vessel.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom, Japan or any other relevant sanctions authority having jurisdiction over the Borrower or its Subsidiaries or any Lender.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Equity Commitment” means a commitment by any Obligor to make one (1) or more capital contributions to an SBIC Subsidiary.

“SBIC Subsidiary” means (i) any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its Equity Interest in the SBIC Subsidiary) of any Obligor licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), or (ii) any direct or indirect Subsidiary of an entity referred to in clause (i) of this definition, and in each case which is designated by the Borrower (pursuant to a certificate of a Financial Officer delivered to the Administrative Agent) as an SBIC Subsidiary, so long as:

(a)           other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower or such other Obligor make an equity or capital contribution to such SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(d) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than an SBIC Subsidiary) to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary of the Borrower or such other Obligor pledged to secure such Indebtedness;

(b)           other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;

(c)           neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and

(d)           such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of the Borrower or any other Obligor.

Any designation by the Borrower of an SBIC Subsidiary shall be effected pursuant to a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Bank Loan” has the meaning set forth in Section 5.13.

“Secured Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement. The Secured Obligations shall include, without duplication of the primary rights and interests of the applicable Secured Parties, Erroneous Payment Subrogation Rights and Collateral Agent Erroneous Payment Subrogation Rights (as defined in the Guarantee and Security Agreement) but exclude Excluded Swap Obligations.

“Secured Party” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Securities” has the meaning set forth in Section 5.13.

“Securities Act” has the meaning set forth in Section 5.13.

“Security Documents” means, collectively, the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments, in each case, executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations.

“Senior Debt Amount” means, as of any date, the greater of (i) the Covered Debt Amount and (ii) the Combined Debt Amount.

“Senior Investments” has the meaning set forth in Section 5.13.

“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder).

“Series A Preferred Shares” means the 12.0% Series A Cumulative Preferred Shares, par value $0.001 per share, of the Borrower.

“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Short-Term U.S. Government Securities” has the meaning set forth in Section 5.13.

“Shorter Term Secured Indebtedness” means, collectively, (a) any Indebtedness of an Obligor (which may be Guaranteed by one (1) or more other Obligors) that is not secured by any assets of any Obligor other than pursuant to this Agreement or the Security Documents and the holders of which (or an authorized agent, representative or trustee of such holders) have either executed (i) a joinder agreement to the Guarantee and Security Agreement or (ii) such other document or agreement, in a form reasonably satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the holders (or an authorized agent, representative or trustee of such holders) of such Shorter Term Secured Indebtedness shall have become a party to the Guarantee and Security Agreement and assumed the obligations of a Financing Agent or Designated Indebtedness Holder (in each case, as defined in the Guarantee and Security Agreement) and (b) any Indebtedness that is designated as “Shorter Term Secured Indebtedness” by the Borrower. “Shorter Term Secured Indebtedness” shall not include any Indebtedness arising under any Hedging Agreement.

“Shorter Term Unsecured Indebtedness” means (a) all unsecured Indebtedness of an Obligor (which may be guaranteed by one (1) or more other Obligors) that has (i) a maturity date earlier than six (6) months after the Maturity Date (except to the extent such unsecured indebtedness constitutes Special Longer Term Unsecured Indebtedness), and (ii) an initial term of at least three (3) years from the date of the initial issuance (or, so long as such date is no more than ten (10) Business Days earlier than such issuance date, the initial pricing date) of such Indebtedness, and (b) any Excess Special Longer Term Unsecured Indebtedness.

“Significant Subsidiary” means (a) any Obligor or (b) any other Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than the greater of $10,000,000 and 5 % of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, as of the end of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the sterling overnight index average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the sterling overnight index average identified as such by the SONIA Administrator from time to time.

“SPE Subsidiary Recourse Obligation” has the meaning assigned to such term in the definition of “Standard Securitization Undertakings”.

“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer or such issuer’s affiliates of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Special Longer Term Unsecured Indebtedness” means indebtedness issued after the Effective Date that is Indebtedness (which may be Guaranteed by one (1) or more other Obligors) that satisfies all of the criteria specified in the definition of “Unsecured Indebtedness” other than clause (a) thereof so long as such Indebtedness has a final maturity date at least five (5) years from the date of the initial issuance (or, so long as such date is no more than ten (10) Business Days earlier than such issuance date, the initial pricing date) of such Indebtedness and occurs after the Maturity Date.

“Specified Default” means any Default (other than a Contingent Borrowing Base Deficiency for which the grace and/or cure period in Section 2.10(c)(ii) has not expired).

“Specified Purchase” has the meaning assigned to such term in Section 2.08(e)(i)(E).

“Specified Purchase Agreement Representations” means such of the representations made by or with respect to a Specified Target, its Subsidiaries and their respective businesses in the definitive documentation governing the applicable Specified Purchase (the “Specified Purchase Agreement”) as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates shall have the right to terminate its obligations under the applicable Specified Purchase Agreement as a result of a breach of such representations in the applicable Specified Purchase Agreement without expense (as determined without regard to any notice requirement and without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent), unless the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld, delayed or conditioned)).

“Specified Purchase Commitment Date” has the meaning assigned to such term in Section 2.08(e)(i)(D).

“Specified Representations” means the representations and warranties of the Borrower set forth in Section 3.01 (relating to corporate existence and corporate power and authority of the Obligors); Section 3.02 (relating to enforceability of the Loan Documents); Section 3.03(b) (relating to no conflicts with organizational documents (limited to the execution, delivery and performance of the Loan Documents, incurrence of Indebtedness thereunder and the granting of guarantees and security interests in respect thereof)); Section 3.07; Section 3.11; and Section 3.16.

“Specified Target” has the meaning assigned to such term in Section 2.08(e)(i)(E).

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in middle market, broadly syndicated or commercial loan market accounts receivable securitizations, securitizations of financial assets, collateralized loan obligations, loans to special purpose vehicles, including those owed to customary third-party service providers in connection with such transactions, such as rating agencies and accountants, (d) obligations (together with any related performance guarantees) under any customary bad boy guarantee and (e) obligations under customary limited recourse guarantees; provided, however, that (i) any such guarantee described in this clause (e) shall not exceed 10% of the aggregate unfunded commitments plus the outstanding principal amount under the applicable loan and (ii) the aggregate amount of all such guarantees shall not exceed $50,000,000 at any time (any such guarantee described in this clause (e), a “SPE Subsidiary Recourse Obligation”).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Term Benchmark Loans denominated in Euros shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one (1) or more subsidiaries of the parent or by the parent and one (1) or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP (as in effect on the Effective Date), consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Domestic Subsidiary or Foreign Subsidiary of the Borrower that is a Subsidiary Guarantor under the Guarantee and Security Agreement. It is understood and agreed that Excluded Assets, Immaterial Subsidiaries, Foreign Subsidiaries and Controlled Foreign Corporations shall not be required to be Subsidiary Guarantors.

“Supported QFC” has the meaning assigned to such term in Section 9.17.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a)(i) in the case of any Dollar Lender, its Applicable Dollar Percentage of the total Swingline Exposure incurred under the Dollar Commitments at such time or (ii) in the case of any Multicurrency Lender, its Applicable Multicurrency Percentage of the total Swingline Exposure incurred under the Multicurrency Commitments at such time (excluding, for purpose of this clause (a), in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders under such Lender’s Class of Commitments shall not have funded their participations in such Swingline Loans), adjusted, in each case, to give effect to any reallocation under Section 2.18 of the Swingline Exposure of Defaulting Lenders in effect at such time, plus (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders under such Lender’s Class of Commitments in such Swingline Loans.

“Swingline Lender” means ING and each additional Swingline Lender designated pursuant to Section 2.04(e), each in its capacity as lender of Swingline Loans hereunder and its successors in such capacity as provided in Section 2.04(d).

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system as determined by the Administrative Agent to be a suitable replacement.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to Adjusted Term SOFR, Adjusted Term CORRA, the Adjusted EURIBO Rate or the AUD Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate” or clause (b) of the definition of “Canadian Prime Rate”.

“Term Benchmark Banking Day” means for Term Benchmark Loans, Term Benchmark Borrowings, interest, fees, commissions or other amounts denominated in, or calculated with respect to:

(a)            Dollars, a U.S. Government Securities Business Day;

(b)            Euro, a TARGET Day;

(c)            CAD, any day (other than a Saturday or Sunday) on which banks are open for business in Toronto, Canada; or

(d)            AUD, any day (other than a Saturday or Sunday) on which banks are open for business in Melbourne, Australia.

“Term Commitments” means each Lender’s Incremental Term Commitments.

“Term CORRA” means,

(a)            for any calculation with respect to an Adjusted Term CORRA Loan for any Interest Period, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator (the “Term CORRA Screen Rate”); provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a replacement of the Term CORRA Reference Rate has not occurred pursuant to Section 2.13, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; and

(b)            for any calculation with respect to a Loan with a Benchmark equal to the Canadian Prime Rate on any day, the Term CORRA Reference Rate for a tenor of one (1) month on the day (such day, the “Prime Rate CORRA Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Prime Rate CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a replacement of the Term CORRA Reference Rate has not occurred pursuant to Section 2.13, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Prime Rate CORRA Determination Day;

provided that, if the Term CORRA as so determined shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc. (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term CORRA Screen Rate” has the meaning specified in the definition of “Term CORRA”.

“Term Lender” means each Lender having a Term Commitment or, as the case may be, an outstanding Term Loan.

“Term Loans” means the Incremental Term Loans.

“Term SOFR” means,

(a)            for any calculation with respect to a Term Benchmark Loan denominated in Dollars for any Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator (the “Term SOFR Screen Rate”); provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Credit Adjustment Spread” means 0.10%.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Screen Rate” has the meaning specified in the definition of “Term SOFR”.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Assets” has the meaning assigned to such term in Section 6.03(i).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Alternate Base Rate, the Daily Simple RFR, Adjusted Term SOFR Rate, Adjusted Term CORRA, the Adjusted EURIBO Rate or the AUD Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” means all (i) unasserted contingent indemnification obligations not then due and payable and (ii) unasserted expense reimbursement obligations not then due and payable. For the avoidance of doubt, “Unasserted Contingent Obligations” shall not include any reimbursement obligations in respect of any Letter of Credit.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed and such appointment has not been publicly disclosed.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Unsecured Indebtedness” means, as of any date, (1) any Permitted Advisor Loan (which may be Guaranteed by one (1) or more other Obligors) and (2) Indebtedness of an Obligor (which may be Guaranteed by one (1) or more other Obligors) that:

(a)            has no scheduled amortization prior to, and a final maturity date not earlier than, six (6) months after the Maturity Date (it being understood that (i) none of (w) the conversion features into Permitted Equity Interests under convertible notes, (x) the triggering and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest expense or fractional shares (which may be payable in cash), or any customary voluntary prepayment provisions permitted by the terms thereof, shall constitute “amortization” for the purposes of this definition and (ii) any mandatory prepayment or amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a); provided, with respect to this clause (ii), the Borrower acknowledges that any payment prior to the Maturity Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12 and immediately upon such contingent event occurring the amount of such mandatory prepayment or amortization shall be included in the Covered Debt Amount);

(b)            is incurred pursuant to terms that are substantially comparable to (or more favorable to the Borrower than) market terms for substantially similar debt of other similarly situated borrowers as reasonably determined by the Borrower in good faith or, if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or in credit agreements generally), which shall be no more restrictive upon the Borrower and its Subsidiaries than those set forth in this Agreement); provided that, the Obligors may incur any Unsecured Indebtedness that otherwise would not meet the requirements set forth in this clause (b) if it has duly made a Modification Offer (whether or not it is accepted by the Required Lenders) (it being understood that put rights or repurchase or redemption obligations (i) in the case of convertible securities, in connection with the suspension or delisting of the capital stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its capital stock or (ii) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition); and

(c)            is not secured by any assets of any Obligor.

For the avoidance of doubt, Unsecured Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition. Notwithstanding the foregoing, the term Unsecured Indebtedness shall include any Disqualified Equity Interests so long as the Borrower is not permitted or required to purchase, redeem, retire, acquire, cancel or terminate any such Equity Interest (other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, Equity Interest) prior to the date that is six (6) months after the Maturity Date.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.17.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Valuation Policy” means the Borrower’s valuation policy, as the same may be amended, supplemented, waived, or otherwise modified from time to time consistent with industry practice for business development companies and in a manner not prohibited by this Agreement.

“Value” has the meaning assigned to such term in Section 5.13.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Classification of Loans and Borrowings. For purposes of this Agreement, Loans, Letters of Credit and LC Exposure may be classified and referred to by Class (e.g., a “Dollar Loan” or a “Multicurrency Loan”) or by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., a “Dollar Term Benchmark Loan” or a “Multicurrency Term Benchmark Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Borrowing” or “Multicurrency Borrowing”) or by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Dollar Term Benchmark Borrowing” or a “Multicurrency Term Benchmark Borrowing”). Loans and Borrowings may also be identified by Currency.

Section 1.03            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein or therein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Solely for purposes of this Agreement, any references to “principal amount” or “obligations” owed by any Person under any (x) Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement (other than Credit Default Swaps) were terminated at such time (after giving effect to any netting agreement) less any collateral posted in support thereof and (y) Credit Default Swap shall refer to the notional amount thereof less any collateral posted in support thereof.

Section 1.04            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower, the Administrative Agent and Lenders agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Borrower, the Administrative Agent and the Required Lenders (or until such notice shall have been withdrawn), the Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective. Notwithstanding the foregoing or anything herein to the contrary, the Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard Board Accounting Standards Codification 820 or 825-10 (or, in each case, any other Financial Accounting Standard having a similar result or effect) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard Board Accounting Standards Codification 820 or 825-10 (or, in each case, any other Financial Accounting Standard having a similar result or effect) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).

Section 1.05            Currencies; Currency Equivalents.

(a)            Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Effective Date. Except as provided in Section 2.10(b) and the last sentence of Section 2.17(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Multicurrency Credit Exposure, (iv) the Multicurrency LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or the Portfolio Investment, as the case may be, determined as of the most recent Revaluation Date or, in the case of a Portfolio Investment, the date of valuation of such Portfolio Investment. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

The Administrative Agent shall determine the Exchange Rate for any Foreign Currency as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans, Letters of Credit and Revolving Credit Exposure denominated in such Foreign Currency. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered pursuant to Section 5.01 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent. Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in Exchange Rates.

(b)            Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euro or such National Currency, such party shall be entitled to pay or repay such amount either in Euro or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Effective Date; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

Section 1.06            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized or acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07            Issuers. For all purposes of this Agreement, all issuers of Portfolio Investments that are Affiliates of one another shall be treated as a single issuer, unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor.

Section 1.08            Outstanding Indebtedness. For the avoidance of doubt, to the extent that any Indebtedness is repaid, redeemed, repurchased, defeased or otherwise acquired, retired or discharged, in each case, in accordance with the terms of the documentation governing such Indebtedness, such Indebtedness shall be deemed to be paid off and not to be outstanding for any purpose hereunder to the extent of the amount of such repayment, redemption, repurchase, defeasance, retirement or discharge.

Section 1.09            Reclassification. For purposes of determining compliance with the provisions in Article VI, in the event that a proposed transaction or other action meets the criteria of more than one of the categories described therein, the Borrower, in its sole discretion, will be permitted to classify such transaction or other action on the date it is consummated or otherwise taken or later reclassify such transaction or other action, in any manner that complies with each applicable provision of Article VI, so long as such transaction or other action is permitted to be consummated or otherwise taken pursuant to each applicable provision of Article VI at the time of reclassification.

Section 1.10            Calculations. For purposes of categorization of each Portfolio Investment in accordance with Section 5.13, the financial metrics with respect to any Portfolio Investment may be calculated by the Borrower in good faith using information from and calculations consistent with the relevant financial models, pro forma financial statements, compliance certificates and financial reporting packages provided by the relevant obligor or issuer as per the requirements of and all in the manner set forth in the relevant agreement governing such Portfolio Investment.

Section 1.11            Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Daily Simple RFR, Adjusted Term SOFR, Adjusted Term CORRA, the Adjusted EURIBO Rate, the AUD Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Daily Simple RFR, Adjusted Term SOFR, Adjusted Term CORRA, the Adjusted EURIBO Rate, the AUD Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Daily Simple RFR, Adjusted Term SOFR, Adjusted Term CORRA, the Adjusted EURIBO Rate, the AUD Rate or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Daily Simple RFR, Adjusted Term SOFR, Adjusted Term CORRA, the Adjusted EURIBO Rate, the AUD Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II
THE CREDITS

Section 2.01            The Commitments.

Subject to the terms and conditions set forth herein:

(a)            each Dollar Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the Dollar Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(b)            each Multicurrency Lender severally agrees to make Revolving Loans in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Lenders exceeding the Multicurrency Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid with respect to the Term Loans may not be reborrowed. The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender fully funding its Term Commitment.

Section 2.02            Loans and Borrowings.

(a)            Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the same Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Type of Loans. Subject to Section 2.13, (i) each Borrowing of a Class shall be constituted entirely of ABR Loans, of RFR Loans or of Term Benchmark Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars and (ii) each Pro-Rata Borrowing shall be constituted entirely of ABR Loans or of Term Benchmark Loans denominated in Dollars. Each Term Benchmark Loan shall be denominated in an Agreed Foreign Currency (other than GBP) or Dollars. Each Daily Simple RFR Loan shall be denominated in GBP. Each Lender at its option may make any RFR Loan or Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use commercially reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Sections 2.14 and 2.19 shall apply).

(c)            Minimum Amounts. Each Borrowing (whether Term Benchmark, RFR, ABR or Swingline) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in each case, such smaller amount as may be agreed to by the Administrative Agent) or, with respect to any Agreed Foreign Currency, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that (i) an ABR Borrowing of a Class may be in an aggregate principal amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.05(f) and (ii) any Pro-Rata Borrowing may be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (or, in each case, such smaller amount as may be agreed to by the Administrative Agent). Borrowings of more than one (1) Class, Currency and Type may be outstanding at the same time.

Section 2.03            Requests for Borrowings.

(a)            Notice by the Borrower. To request a Borrowing (other than a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by electronic communication (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in a Foreign Currency, not later than 12:00 p.m., London time, three (3) Business Days before the date of the proposed Borrowing, (iii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing or (iv) in the case of an RFR Borrowing, not later than 12:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding the other provisions of this Agreement, in the case of any Revolving Borrowing denominated in Dollars, the Borrower may request that such Borrowing be split into a Dollar Loan in an aggregate principal amount equal to the Pro-Rata Dollar Portion and a Multicurrency Loan in an aggregate amount equal to the Pro-Rata Multicurrency Portion (any such Borrowing, a “Pro-Rata Borrowing”). Except as expressly set forth in this Agreement, a Pro-Rata Borrowing shall be treated as being comprised of two (2) separate Borrowings, a Dollar Borrowing under the Dollar Commitments and a Multicurrency Borrowing under the Multicurrency Commitments.

(b)            Content of Borrowing Requests. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether such Borrowing is to be made under the Term Commitments, Dollar Commitments or the Multicurrency Commitments or as a Pro-Rata Borrowing;

(ii)            in the case of a Revolving Borrowing, if such Borrowing is a Pro-Rata Borrowing, the Pro-Rata Dollar Portion and the Pro-Rata Multicurrency Portion;

(iii)            in the case of a Revolving Borrowing, the aggregate amount and Currency of the requested Borrowing;

(iv)            the date of such Borrowing, which shall be a Business Day;

(v)            in the case of any Term Loans or any Revolving Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(vi)            in the case of a Term Benchmark Borrowing the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vii)            the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

(c)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)            Failure to Elect. If no election as to the Class of a Revolving Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars and shall be a Pro-Rata Borrowing. If no election as to the Currency of a Revolving Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars and shall be a Multicurrency Borrowing (or, to the extent such requested Borrowing exceeds the available Multicurrency Commitments at such time, a Dollar Borrowing in an amount equal to such excess). If no election as to the Type or Currency of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be a Term Benchmark Borrowing denominated in Dollars having an Interest Period of one (1) month and, if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Term Benchmark Borrowing or RFR Borrowing, as applicable denominated in such Agreed Foreign Currency and, with respect to any Term Benchmark Borrowing, having an Interest Period of one (1) month. If a Borrowing (other than an ABR Borrowing) is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Term Benchmark Borrowing denominated in Dollars having an Interest Period of one (1) month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(e)            Notice by Borrower for Initial Borrowing. Notwithstanding anything to the contrary herein and the notice requirements set forth in Section 2.03(a), to request a Borrowing of Dollar Loans to be made on the Effective Date, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request) not later than 12:00 p.m., New York City time, one (1) Business Day before the date of the proposed Effective Date (or such later time as reasonably agreed by the Administrative Agent). For the avoidance of doubt, such notice shall not affect any future obligations of the Borrower to comply with the obligations of Section 2.03(a) in connection with any Borrowing Request.

Section 2.04            Swingline Loans.

(a)            Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans under each Revolving Commitment of such Swingline Lender to the Borrower from time to time during the Availability Period in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or any Swingline Lender’s outstanding Swingline Loans exceeding the amount set forth opposite the name of such Swingline Lender on Schedule IX, (ii) the sum of any Swingline Lender’s outstanding Dollar Loans, its Dollar LC Exposure and its outstanding Swingline Loans exceeding its Dollar Commitment, (iii) the sum of any Swingline Lender’s outstanding Multicurrency Loans, its Multicurrency LC Exposure and its outstanding Swingline Loans exceeding its Multicurrency Commitment, (iv) the total Revolving Dollar Credit Exposures exceeding the aggregate Dollar Commitments, (v) the total Revolving Multicurrency Credit Exposures exceeding the aggregate Multicurrency Commitments or (vi) the total Covered Debt Amount exceeding the Borrowing Base then in effect; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Swingline Loans.

(b)            Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent and any Swingline Lender by telecopy or electronic communication not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be in a form reasonably acceptable to the applicable Swingline Lender and the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan (which (x) in the case of any Swingline Lender that is a Dollar Lender, shall be made under the Dollar Commitments and (y) in the case of any Swingline Lender that is a Multicurrency Lender, shall be made under the Multicurrency Commitments). The applicable Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to the Borrower’s account specified in Section 2.03(b)(vii) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)            Participations by Revolving Lenders in Swingline Loans. Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require (x) the Multicurrency Lenders in the case of any Swingline Loan made under the Multicurrency Commitments and (y) the Dollar Lenders in the case of any Swingline Loan made under the Dollar Commitments, in each case, to acquire participations on such Business Day in all or a portion of such Swingline Loan, and the applicable Lenders shall participate in such Swingline Loan (and in the event any such Swingline Loan is not repaid within five (5) Business Days and the Borrower has submitted a Borrowing Request in accordance with Section 2.03, such Swingline Loan shall be converted to a Term Benchmark Loan denominated in Dollars having an Interest Period of one (1) month’s duration made ratably by the applicable Lenders and shall no longer constitute a Swingline Loan). Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Dollar Lender or Multicurrency Lender, as applicable, specifying in such notice such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of such Swingline Loans or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of any applicable Swingline Lender, such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as applicable, of the applicable Swingline Loan or Loans made under such Lender’s Class of Commitments.

Subject to the foregoing, each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments of the respective Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)            Replacement of Any Swingline Lender. Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of any Swingline Lender. In addition, (x) if any Swingline Lender, in its capacity as a Revolving Lender, assigns all of its Revolving Loans and Revolving Commitments in connection with the terms of this Agreement, such Swingline Lender shall be deemed to have automatically resigned as a Swingline Lender hereunder, and (y) subject to the appointment an acceptance of a successor Swingline Lender in accordance with this clause (d), any Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders. The Administrative Agent shall notify the Lenders of any such resignation of any Swingline Lender. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigning Swingline Lender pursuant to Section 2.11. From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be made thereafter and (ii) references herein to the term “Swingline Lender” and/or “Swingline Lenders” shall be deemed to refer to such successor or successors (and the other current Swingline Lenders, if applicable) or to any previous Swingline Lender, or to such successor or successors (and all other current Swingline Lenders) and all previous Swingline Lenders, as the context shall require. After the replacement or resignation of a Swingline Lender hereunder, the replaced or resigning Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement or resignation, but shall not be required to make additional Swingline Loans.

(e)            Designation of Additional Swingline Lenders. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Swingline Lenders one (1) or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents and (ii) references herein or therein to the term “Swingline Lender” shall be deemed to include such Lender in its capacity as a maker of Swingline Loans hereunder.

Section 2.05            Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Bank to issue, and each Issuing Bank severally agrees to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or the account of its designee (provided the Borrower shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) in such form as is acceptable to such Issuing Bank and such named beneficiary or beneficiaries as are specified by the Borrower, each in its reasonable determination, and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Commitments or the Dollar Commitments, as applicable, up to the aggregate amount then available to be drawn thereunder. Without limiting any rights of an Issuing Bank under this Section 2.05, no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit (i) denominated in any Foreign Currency if at the time of such issuance, such Issuing Bank, in its capacity as a Lender, would not be required to make Loans in such Foreign Currency hereunder or (ii) if, immediately after giving effect to such issuance, amendment, renewal or extension, the sum of such Issuing Bank’s outstanding Revolving Loans, LC Exposure and Swingline Exposure (if any) would exceed such Issuing Bank’s Dollar Commitment or Multicurrency Commitment, as the case may be.

This Section 2.05 shall not be construed to impose an obligation upon any Issuing Bank to issue, amend, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it or (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(b)            Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of, which shall not be required to exceed five (5) Business Days in advance of, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.05), the amount, Class and Currency of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Commitments, in the case of a Multicurrency Issuing Bank, or Dollar Commitments, in the case of a Dollar Issuing Bank, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent will promptly notify the Revolving Lenders following the issuance of any Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)            Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure at such time of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to clause (e) of this Section 2.05) shall not exceed $10,000,000, and the LC Exposure at such time of any Issuing Bank (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section 2.05) shall not exceed the amount set forth opposite the name of such Issuing Bank on Schedule IX (or such greater amount as may be agreed between the Borrower and such Issuing Bank from time to time), (ii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency Commitments and the total Revolving Dollar Credit Exposures shall not exceed the aggregate Dollar Commitments, (iii) with respect to each Issuing Bank, the sum of such Issuing Bank’s outstanding Revolving Loans, LC Exposure and Swingline Exposure (if any) of such Class shall not exceed its Commitment of such Class and (iv) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.

(d)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three (3) months of such then-current expiration date); provided that any Letter of Credit with a one (1) year term may provide for the renewal thereof for additional one (1) year periods; provided further, that (x) in no event shall a Letter of Credit expire after the Commitment Termination Date unless the Borrower (1) deposits, no later than the Commitment Termination Date, into the Letter of Credit Collateral Account, Cash in an amount equal to 102% of the undrawn face amount of all Letters of Credit that remain outstanding as of the close of business on the Commitment Termination Date and (2) pays in full, on or prior to the Commitment Termination Date, all commissions required to be paid with respect to any such Letter of Credit through the then-current expiration date of such Letter of Credit and (y) no Letter of Credit shall have an expiry date after the Maturity Date.

(e)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Bank, and without any further action on the part of the Issuing Banks or the Lenders, (i) in the case of a Multicurrency Issuing Bank, such Multicurrency Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from such Multicurrency Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a Dollar Issuing Bank, such Dollar Issuing Bank hereby grants to each Dollar Lender, and each Dollar Lender hereby acquires from such Dollar Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Dollar Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Class of Commitments.

In consideration and in furtherance of the foregoing, (x) each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Multicurrency Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by each such Multicurrency Issuing Bank and (y) each Dollar Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Dollar Issuing Bank, such Lender’s Applicable Dollar Percentage of each LC Disbursement made by each such Dollar Issuing Bank, in each case, in respect of Letters of Credit promptly upon the request of each such Issuing Bank (which such request shall be made by such Issuing Bank in accordance with the notice requirements applicable to the Borrower with respect to a request for Loans in Section 2.03) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000 (or such smaller amount as may be agreed to by the Administrative Agent) and is denominated in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Loan of the respective Class in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each affected Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, thereof.

(g)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

None of the Administrative Agent, the Lenders, the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Banks or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof as determined by a final, non-appealable judgment of a court of competent jurisdiction. The parties hereto expressly agree that:

(i)            each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by such Issuing Bank without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)            each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of a Letter of Credit issued by such Issuing Bank; and

(iii)            this sentence shall establish the standard of care to be exercised by each Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)            Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic communication) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(i)            Interim Interest. If any Issuing Bank shall make any LC Disbursement with respect to a Letter of Credit issued by such Issuing Bank, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two (2) Business Days following the date when due pursuant to clause (f) of this Section 2.05, then the provisions of Section 2.12(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)            Resignation or Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. In addition, any Issuing Bank may resign as an Issuing Bank hereunder upon not less than three (3) Business Days prior written notice to the Administrative Agent and the Borrower; provided further that if any Issuing Bank, in its capacity as a Revolving Lender, assigns all of its Revolving Loans and Revolving Commitments in accordance with the terms of this Agreement, such Issuing Bank shall be deemed to have automatically resigned as an Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigning Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” and/or “Issuing Banks” shall be deemed to refer to such successor or successors (and the other current Issuing Banks, if applicable) or to any previous Issuing Bank, or to such successor or successors (and all other current Issuing Banks) and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(k)            Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one (1) or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein or therein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)            Cash Collateralization. If the Borrower shall be required to provide cover for LC Exposure of a Class pursuant to Section 2.09(a), Section 2.10(c), Section 2.10(d), Section 2.18(c)(ii) or the last paragraph of Section 7.01, the Borrower shall immediately (or in accordance with the time periods specified in the applicable section) deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.09(a), Section 2.10(c), Section 2.10(d), Section 2.18(c)(ii) or the last paragraph of Section 7.01, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Secured Obligations, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Revolving Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein. If the Borrower is required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as set forth in this Section 2.05(l)) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide cash collateral hereunder pursuant to Section 2.10(b)(ii), such cash collateral (to the extent not applied as set forth in this Section 2.05(l)) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the aggregate Credit Exposures would not exceed the aggregate Commitments and no Specified Default or Event of Default shall have occurred and be continuing.

Section 2.06            Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) in the case of any Loan (other than an ABR Borrowing), 11:00 a.m. New York City time, and (ii) in the case of any Loan that is an ABR Borrowing, 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose, in each case, by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the corresponding Currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable at the time to ABR Loans in the case of a Dollar Borrowing or the interest rate applicable to such Borrowing in the case of a Multicurrency Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07            Interest Elections.

(a)            Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term Benchmark Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.07; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Term Benchmark Borrowing denominated in a Foreign Currency or RFR Borrowing may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments, and (iv) a Term Benchmark Borrowing denominated in a Foreign Currency or RFR Borrowing may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. For the avoidance of doubt, this Section 2.07(a) shall not apply to Swingline Borrowings, which may not be converted or continued except in accordance with Section 2.04(c).

(b)            Notice of Elections. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone (confirmed by telecopy or electronic communication) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)            Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)            if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing of the same Class having an Interest Period of one (1) month’s duration, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, no outstanding Term Benchmark Borrowing may have an Interest Period of more than one (1) month’s duration.

Section 2.08            Termination, Reduction or Increase of the Commitments.

(a)            Scheduled Termination. Unless previously terminated in accordance with the terms of this Agreement, the Revolving Commitments of each Class shall terminate on the Commitment Termination Date.

(b)            Voluntary Termination or Reduction. The Borrower may at any time without premium or penalty terminate, or from time to time reduce, the Revolving Commitments ratably among (and within) each Class; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is $5,000,000 (or, if less, the entire remaining amount of the Revolving Commitments of any Class) or a larger multiple of $1,000,000 in excess thereof (or the entire amount of the Revolving Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, immediately after giving effect to any concurrent prepayment of the Loans of any Class in accordance with Section 2.10, the total Revolving Credit Exposures of such Class would exceed the total Revolving Commitments of such Class. Any such reduction of the Revolving Commitments below the aggregate principal amount of the Swingline Loans permitted under Section 2.04(a)(i) and the aggregate amount of Letters of Credit permitted under Section 2.05(c)(i) shall result in a dollar-for-dollar reduction of such amounts as applicable.

(c)            Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)            Effect of Termination or Reduction. Any termination or reduction of the Revolving Commitments of a Class pursuant to clause (b) of this Section 2.08 shall be permanent. Each reduction of the Revolving Commitments pursuant to clause (b) of this Section 2.08 shall be made ratably between the Multicurrency Commitments and the Dollar Commitments and ratably among the Lenders in accordance with their respective Commitments of each Class. Each Lender authorizes and instructs the Administrative Agent to, concurrently with and immediately after the effectiveness of any termination of reductions of Commitments of a Class pursuant to paragraph (b) of this Section 2.08, amend Schedule IX to reflect the aggregate amount of each Lender’s aggregate Commitments.

(e)            Increase of the Commitments.

(i)            Requests for Increase by Borrower. The Borrower shall have the right, at any time on or after the Effective Date but prior to the Commitment Termination Date, to propose that the Revolving Commitments of a Class hereunder be increased or a new Class of Incremental Term Commitments be created (each such proposed increase or creation, a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each, an “Increasing Lender”) and/or each additional lender (each, an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase or creation, as applicable, is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three (3) Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least thirty (30) days prior to the Commitment Termination Date; provided that no Lender shall be obligated to provide any increased Commitment; provided, further that:

(A)            each Commitment Increase shall be in a minimum amount of at least $10,000,000 or a larger multiple of $5,000,000 in excess thereof (or such lesser amount as the Administrative Agent may reasonably agree);

(B)            the aggregate amount of all Commitments (including Commitment Increases effected pursuant to this Section 2.08(e), and including, without duplication, any Incremental Term Loans) outstanding at any given time shall not exceed $250,000,000;

(C)            in the case of a Commitment Increase under the Revolving Commitments, each Assuming Lender shall be consented to by the Administrative Agent and the Issuing Banks (in each case, which consent shall not be unreasonably withheld, conditioned or delayed);

(D)            (1) in the case of any Commitment Increase (other than a Commitment Increase used in connection with a Specified Purchase), no Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date; and

(E)            (1) in the case of a Commitment Increase used in connection with a merger or consolidation with, or acquisition of all or substantially all of the assets of, any other business development company advised by the Advisor by an Obligor, in each case permitted under Section 6.03 (such Person, a “Specified Target” and such merger, consolidation or acquisition a “Specified Purchase”), the Specified Representations (immediately after giving effect to such merger, consolidation or acquisition) and the Specified Purchase Agreement Representations (immediately prior to giving effect to such merger, consolidation or acquisition) shall be true and correct in all material respects on and as of such Commitment Increase Date, or (2) in the case of any other Commitment Increase, the representations and warranties made by the Borrower and/or its Significant Subsidiaries, as applicable, contained in this Agreement shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(ii)             Effectiveness of Commitment Increase by Borrower. On the Commitment Increase Date for any Commitment Increase, (x) each Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date with the Commitment in the amount set forth in the applicable Incremental Assumption Agreement, and (y) the Commitment of the respective Class of each Increasing Lender part of such Commitment Increase, if any, shall be increased as of such Commitment Increase Date to the amount set forth in the applicable Incremental Assumption Agreement; provided that:

(A)            the Administrative Agent shall have received, on or prior to such Commitment Increase Date, a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing clause (e)(i) has been satisfied;

(B)            each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to such Commitment Increase Date, an agreement (an “Incremental Assumption Agreement”), in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent; and

(C)            in the case of a Commitment Increase under the Term Commitments, each Assuming Lender and Increasing Lender shall on such Commitment Increase Date make available their respective Term Loans to the Borrower pursuant to procedures reasonably established by the Administrative Agent.

(iii)            Recordation into Register. Upon its receipt of an agreement referred to in clause (e)(ii)(B) above executed by an Assuming Lender or an Increasing Lender, and, if applicable, upon the making of any Incremental Term Loan pursuant to clause (ii)(C), together with the certificate referred to in clause (e)(ii)(A) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein and if applicable, the Incremental Term Loans, in the Register and (z) give prompt notice thereof to the Borrower.

(iv)            Adjustments of Borrowings upon Effectiveness of Increase. In the case of a Commitment Increase under the Revolving Commitments, on each Commitment Increase Date, the Borrower shall (A) prepay the outstanding Revolving Loans (if any) of the affected Class in full, (B) simultaneously borrow new Revolving Loans of such Class hereunder in an amount equal to such prepayment (in the case of Term Benchmark Loans with Relevant Rates equal to the outstanding Relevant Rates and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s); provided that for any outstanding Interest Period of less than one (1) month, the Interest Period will be deemed equal to one (1) month); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Revolving Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Revolving Lender will be subsequently borrowed from such Revolving Lender and (y) the existing Revolving Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans of such Class are held ratably by the Revolving Lenders of such Class in accordance with the respective Revolving Commitments of such Class of such Revolving Lenders (after giving effect to such Commitment Increase) and (C) pay to the Revolving Lenders of such Class the amounts, if any, payable under Section 2.15 as a result of any such prepayment. Concurrently therewith, the Revolving Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Swingline Loans and Letters of Credit of such Class so that such interests are held ratably in accordance with their Revolving Commitments of such Class as so increased.

(v)            Terms of Loans Issued on the Commitment Increase Date. The terms and provisions of any new Loans issued by any Assuming Lender or Increasing Lender, and the Commitment Increase of any Assuming Lender or Increasing Lender, (A) in the case of a Commitment Increase under the Revolving Commitments, shall be identical to the terms and provisions of Loans issued by, and the Commitments of, the Revolving Lenders immediately prior to the applicable Commitment Increase Date (except that any upfront or similar one-time fee may be different) and (B) in the case of a Commitment Increase consisting of the creation of a new Class of Incremental Term Loans, the terms and provisions of such Incremental Term Loans shall be the terms and provisions set forth herein (except that any upfront or similar one-time fee to any Incremental Term Lender may be separately agreed).

Section 2.09            Repayment of Loans; Evidence of Debt.

(a)            Repayment. The Borrower hereby unconditionally promises to repay the Loans of each Class as follows:

(i)            to the Administrative Agent for the account of the applicable Lenders the outstanding principal amount of the Loans of each Class and all other amounts due and owing to such Lenders hereunder on the Maturity Date; and

(ii)            to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender, on the earlier of the Maturity Date and the fifth (5th) Business Day after such Swingline Loan is made; provided that any Swingline Loan that is not repaid timely in accordance with this clause (ii) shall be automatically converted to a Term Benchmark Loan in accordance with Section 2.04(c); provided further that on each date that a Borrowing of such Class is made (other than any Swingline Borrowing), the Borrower shall repay all Swingline Loans of such Class then outstanding.

In addition, on the Maturity Date, to the extent any Letter of Credit is outstanding (notwithstanding the requirements of Section 2.05(d)), the Borrower shall deposit into the Letter of Credit Collateral Account, Cash in an amount equal to 102% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Maturity Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b)            Manner of Payment. Subject to Section 2.10(d), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of such selection not later than the time set forth in Section 2.10(f) prior to the scheduled date of such repayment; provided that, each repayment of Borrowings to any Lenders of a Class shall be applied to repay or prepay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, solely in the case of any payment of a Borrowing denominated in Dollars, to pay any outstanding ABR Borrowings pro rata between any outstanding Dollar ABR Borrowings and outstanding Multicurrency ABR Borrowings, second, if no Class is specified and such payment relates to a Borrowing denominated in Dollars, to any Pro-Rata Borrowings in the order of the remaining duration of their respective Interest Periods (the Pro-Rata Borrowing with the shortest remaining Interest Period to be repaid or prepaid first) and, third, within each Class, to any remaining Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid or prepaid first). Each payment of a Pro-Rata Borrowing shall be applied ratably between the Dollar Loans and Multicurrency Loans included in such Pro-Rata Borrowing. Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing. If the repayment or prepayment amount is denominated in Dollars and the Class to be repaid or prepaid is not specified, the Borrower shall repay or prepay such amount pro rata between any outstanding ABR Borrowings of the Dollar Lenders and the Multicurrency Lenders, and thereafter repay or prepay the remaining Borrowings denominated in Dollars in the order of the remaining duration of their respective Interest Periods, commencing with such Borrowings with the shortest remaining Interest Period. If the repayment or prepayment is denominated in an Agreed Foreign Currency (including as a result of the Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency), the Borrower may, at its option, repay or prepay any outstanding Borrowings in such Currency ratably among just the Multicurrency Lenders in the order of the remaining duration of their respective Interest Periods, commencing with such Borrowings with the shortest remaining Interest Period, and, if after such payment, the balance of the Borrowings denominated in such Currency is zero (0), then if there are any remaining proceeds, the Borrower shall repay or prepay the Loans (or provide cover for outstanding Letters of Credit as contemplated by Section 2.05(l)) on a pro-rata basis between each outstanding Class of Revolving Credit Exposure in the order of the remaining duration of their respective Interest Periods, commencing with such Borrowings with the shortest remaining Interest Period.

(c)            Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. In the event of any conflict between the Register and any other accounts and records maintained by the Administrative Agent, the Register shall control in the absence of manifest error.

(f)            Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note (or, in the case of any Lender having Commitments of different Classes, by separate promissory notes in respect of each Class of Commitments). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) in substantially the form attached hereto as Exhibit E or in such other form as shall be reasonably satisfactory to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns).

Section 2.10            Prepayment of Loans.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section 2.10.

(b)           Mandatory Prepayments due to Changes in Exchange Rates.

(i)             Determination of Amount Outstanding. On each Revaluation Date, the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or LC Exposure, determined as of such Revaluation Date. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii)            Prepayment.

(A)           If, on the date of such determination the aggregate Revolving Multicurrency Credit Exposure minus the Multicurrency LC Exposure fully cash collateralized pursuant to Section 2.05(l) on such date exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall prepay the Multicurrency Loans and Swingline Loans (and/or provide cover for Multicurrency LC Exposure as specified in Section 2.05(l)) within fifteen (15) Business Days following the date the Borrower receives notice from the Administrative Agent of such determination in such amounts, if any, as shall be necessary so that after giving effect thereto and the determination of the aggregate Revolving Multicurrency Credit Exposure as of such date, the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments. Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Loans outstanding, second, to Multicurrency Loans outstanding, and third, as cover for Multicurrency LC Exposure.

(B)            If, on the date of such determination the aggregate Revolving Dollar Credit Exposure minus the Dollar LC Exposure fully cash collateralized pursuant to Section 2.05(l) on such date exceeds the aggregate amount of the Dollar Commitments as then in effect, the Borrower shall prepay the Dollar Loans (and/or provide cover for Dollar LC Exposure as specified in Section 2.05(l)) within fifteen (15) Business Days following the date the Borrower receives notice from the Administrative Agent of such determination in such amounts, if any, as shall be necessary so that after giving effect thereto and the determination of the aggregate Revolving Dollar Credit Exposure as of such date, the aggregate Revolving Dollar Credit Exposure does not exceed the Dollar Commitments. Any prepayment pursuant to this paragraph shall be applied, first, to Swingline Loans outstanding, second, to Dollar Loans outstanding and third, as cover for Dollar LC Exposure.

(c)           Mandatory Prepayments due to Borrowing Base Deficiency or Contingent Borrowing Base Deficiency.

(i)             In the event that at any time, but only for so long as, any Borrowing Base Deficiency shall exist, the Borrower shall, within five (5) Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Revolving Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)), include additional Portfolio Investments that are in the Collateral Pool in the Borrowing Base or reduce its other Indebtedness that is included in the Covered Debt Amount in such amounts as shall be necessary so that such Borrowing Base Deficiency is promptly cured; provided that (i) the aggregate amount of such prepayment of Revolving Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to its other Indebtedness that is included in the Covered Debt Amount) of the aggregate prepayment and reduction of its other Indebtedness that is included in the Covered Debt Amount, (ii) any payment or repayment of Revolving Loans denominated in Dollars shall be made and applied ratably (based on the aggregate outstanding principal amounts of such Revolving Loans denominated in Dollars) between Dollar Lenders and Multicurrency Lenders and (iii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment (and/or cash collateralization), reduction or addition of assets to the Borrowing Base shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided, further, that solely to the extent such Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(j) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Adjusted Debt to Equity Ratio from one (1) quarterly period to the next, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely with respect to compliance with Section 5.13(j).

(ii)            In the event that at any time, but only for so long as, any Contingent Borrowing Base Deficiency shall exist, the Borrower shall, within five (5) Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Revolving Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)), include additional Portfolio Investments that are in the Collateral Pool in the Borrowing Base or reduce its other Indebtedness that is included in the Covered Debt Amount or otherwise remedy the Contingent Borrowing Base Deficiency in such amounts as shall be necessary so that such Contingent Borrowing Base Deficiency is promptly cured; provided that (i) the aggregate amount of such prepayment of Revolving Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to its other Indebtedness (including Contingent Secured Indebtedness) that is included in the Covered Debt Amount) of the aggregate prepayment and reduction of its other Indebtedness (including Contingent Secured Indebtedness) that is included in the Covered Debt Amount, (ii) any payment or repayment of Revolving Loans denominated in Dollars shall be made and applied ratably (based on the aggregate outstanding principal amounts of such Revolving Loans denominated in Dollars) between Dollar Lenders and Multicurrency Lenders and (iii) if, within five (5) Business Days after delivery of a Borrowing Base Certificate demonstrating such Contingent Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Contingent Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Contingent Borrowing Base Deficiency to be cured within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment (and/or cash collateralization), reduction or addition of assets to the Borrowing Base shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Contingent Borrowing Base Deficiency is cured within such thirty (30) Business Day period; provided, further, that solely to the extent such Contingent Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(j) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Adjusted Debt to Equity Ratio from one (1) quarterly period to the next, such thirty (30) Business Day period shall be extended to a forty-five (45) Business Day period solely with respect to compliance with Section 5.13(j).

(d)           Mandatory Prepayments During Amortization Period. During the period commencing on the date immediately following the Commitment Termination Date and ending on the Maturity Date:

(i)             Asset Disposition. If the Borrower or any other Obligor receives any Net Cash Proceeds in respect of a Disposition, the Borrower shall prepay Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)) in an amount equal to 100% of the Net Cash Proceeds of such Disposition no later than the fifth (5th) Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)), provided that the Borrower shall only be required to apply such Net Cash Proceeds to prepay Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)) in respect of non-Portfolio Investments if and to the extent the cumulative aggregate amount of all Net Cash Proceeds of Dispositions of non-Portfolio Investments, from time to time, exceeds $5,000,000.

(ii)            Equity Issuance. Upon the receipt by the Borrower or any other Obligor of any Net Cash Proceeds of the issuance of any Equity Interests (other than pursuant to any distribution or dividend reinvestment plan), the Borrower shall prepay Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)) in an amount equal to 75 % of all Net Cash Proceeds received therefrom no later than the fifth (5th) Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(iii)           Indebtedness. Upon the incurrence or issuance by the Borrower or any other Obligor of any Indebtedness for borrowed money (excluding any Permitted Advisor Loan) by the Borrower or such other Obligor, as applicable, the Borrower shall prepay Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)) in an amount equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth (5th) Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(iv)           Extraordinary Receipt. Upon any Extraordinary Receipt (which, when taken with all other Extraordinary Receipts received after the Commitment Termination Date, exceeds $5,000,000 in the aggregate) received by or paid to or for the account of the Borrower or any other Obligor, and not otherwise included in clauses (i), (ii) or (iii) of this Section 2.10(d), the Borrower shall prepay Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)) in an amount equal to 100% of all Net Cash Proceeds received therefrom no later than the fifth (5th) Business Day following the receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.09(b)).

(v)            Return of Capital. If any Obligor shall receive any Return of Capital and is not otherwise included in clauses (i), (ii), (iii) or (iv) of this Section 2.10(d) (other than any Return of Capital arising from any Transferred Assets), the Borrower shall prepay Loans (and/or provide cover for Letters of Credit as contemplated by Section 2.05(l)) in an amount equal to 100% of such Return of Capital (excluding amounts payable by the Borrower pursuant to Section 2.15) no later than the fifth (5th) Business Day following the receipt of such Return of Capital (such prepayments to be applied as set forth in Section 2.09(b)).

Notwithstanding the foregoing, (I) Net Cash Proceeds and Return of Capital required to be applied to the prepayment of the Loans pursuant to this Section 2.10(d) shall (A) be applied in accordance with the Guarantee and Security Agreement and (B) exclude the amount estimated in good faith by the Borrower to be necessary for the Borrower to make distributions sufficient in amount to achieve the objectives set forth in Section 6.05(b) (subject to any limitations set forth therein), and (II) if the Loans to be prepaid pursuant to this Section 2.10(d) are Term Benchmark Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to such Net Cash Proceeds, no later than the fifth (5th) Business Day following the receipt of such Net Cash Proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the last day of such Interest Period; provided, further, that the Administrative Agent may direct the application of such deposits as set forth in Section 2.09(b) at any time and if the Administrative Agent does so, no amounts will be payable by the Borrower pursuant to Section 2.15.

(e)           Payments Following the Commitment Termination Date or During an Event of Default. Notwithstanding any provision to the contrary herein:

(i)             Following the Commitment Termination Date, no optional prepayment of the Loans of any Class shall be permitted unless at such time, the Borrower also prepays its Loans of each other Class or, to the extent no Loans of the other Class are outstanding, provides cash collateral as contemplated by Section 2.05(l) for the outstanding Letters of Credit of such Class, which prepayment (and cash collateral) shall be made on a pro rata basis (based on the outstanding principal amounts of such Indebtedness) between each outstanding Class of Credit Exposure;

(ii)            Following the Commitment Termination Date, any prepayment of Loans in Dollars required to be made in connection with any of the events specified in Section 2.10(d) shall be applied ratably (based on the outstanding principal amounts of such Indebtedness) between the Dollar Lenders, the Multicurrency Lenders and the Term Lenders based on the then outstanding Loans and Letters of Credit denominated in Dollars; and

(iii)           If an Event of Default has occurred and is continuing, then any prepayment or repayment of the Loans shall be made and applied ratably (based on the aggregate Dollar Equivalents of the outstanding principal amounts of the Loans) among Revolving Loans, Term Loans and Letters of Credit (and ratably within each such Class among Dollar Loans and Multicurrency Loans).

(f)            Notices, Etc. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) in writing by telecopy or electronic communication of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Loan denominated in Dollars (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment, (iv) in the case of prepayment of an RFR Borrowing (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 12:00 p.m., New York City time, four (4) Business Days before the date of prepayment, (v) in the case of a prepayment of a Term Benchmark Borrowing denominated in a Foreign Currency (other than in the case of a prepayment pursuant to Section 2.10(d)), not later than 12:00 p.m., London time, three (3) Business Days before the date of prepayment or (vi) in the case of any prepayment pursuant to Section 2.10(d), not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment or, in each case of the notice periods described in this clause (e), such lesser period as the Administrative Agent may reasonably agree. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if (i) a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Commitments of a Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.08 and (ii) any notice given in connection with Section 2.10(d) may be conditioned on the consummation of the applicable transaction contemplated by such Section and the receipt by the Borrower or any such Subsidiary (other than a Designated Subsidiary) of Net Cash Proceeds. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Each prepayment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be made in the manner specified in Section 2.09(b). In the event the Borrower is required to make any concurrent prepayments under both paragraph (c) and also any other paragraph of this Section 2.10, the prepayment pursuant to such other paragraph of this Section 2.10 shall be made prior to any prepayment required to be made pursuant to paragraph (c) and the amount of the payment required pursuant to clause (c) (if any) shall be determined immediately after giving effect to the prepayment made (or to be made) under such other paragraph of this Section 2.10.

Section 2.11      Fees.

(a)            Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate per annum equal to 0.375% on the daily unused amount of the Dollar Commitment and Multicurrency Commitment, as applicable, of such Lender during the period from and including the Effective Date to but excluding the earlier of the date such Revolving Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable in arrears on the sixth (6th) Business Day after each Quarterly Date, commencing on September 30, 2024, and on the earlier of the date the Revolving Commitments of the respective Class terminate and the Commitment Termination Date. All commitment fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the daily unused amount of the applicable Revolving Commitment shall be determined as of the end of each day and (ii) the Revolving Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Class of such Lender (and the Swingline Exposure of such Class of such Lender shall be disregarded for such purpose).

(b)           Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term Benchmark Loans (or, if such Letter of Credit is denominated in GBP, RFR Loans) on the daily maximum amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment of the applicable Class terminates and the date on which such Lender ceases to have any LC Exposure of such Class, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily maximum amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable in arrears on the sixth (6th) Business Day following such Quarterly Date, commencing on September 30, 2024; provided that, all such fees with respect to the Letters of Credit shall be payable on the date on which the Revolving Commitments of the applicable Class terminate (the “termination date”), the Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the termination date, the Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Lenders agree not later than the date two (2) Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the amount of such fees that ultimately accrue through the date of such expiration or termination). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars (or, with the consent of the relevant Issuing Bank, with respect to any fees payable to an Issuing Bank on account of Letters of Credit issued by such Issuing Bank in any Foreign Currency, in such Foreign Currency) and immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error. Any fees representing the Borrower’s reimbursement obligations of expenses, to the extent the requirements of an invoice are not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten (10) Business Days of the date that the Borrower receives from the Administrative Agent a reasonably detailed invoice for such reimbursement obligations.

Section 2.12      Interest.

(a)            ABR Loans. The Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)           Term Benchmark Loans. The Loans constituting each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Relevant Rate applicable to such Borrowing for the related Interest Period plus the Applicable Margin.

(c)            RFR Loans. The Loans constituting each RFR Borrowing shall bear interest at a rate per annum equal to the Daily Simple RFR plus the Applicable Margin.

(d)           Default Interest. Notwithstanding the foregoing clauses (a) through (c), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any grace or cure period), whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus (x) if such other amount is denominated in Dollars, the rate applicable to ABR Loans as provided in clause (a) of this Section 2.12, (y) if such other amount is denominated in a Foreign Currency (other than GBP), the rate applicable to Term Benchmark Loans as provided in clause (b) of this Section 2.12 or (z) if such other amount is denominated in GBP, the rate applicable to RFR Loans as provided in clause (c) of this Section 2.12.

(e)            Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon the Maturity Date; provided that (i) interest accrued pursuant to clause (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f)            Computation. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on all Loans denominated in GBP and CAD shall be computed on the basis of a year of three hundred sixty five (365) days (or three hundred sixty six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate, each Relevant Rate and the Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13      Market Disruption and Alternate Rate of Interest.

(i)             (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing in any Applicable Currency, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR Rate, the Adjusted Term CORRA, the Adjusted EURIBO Rate or the AUD Rate, as applicable (including, without limitation, because the Relevant Screen Rate for such Interest Period is not available or published on a current basis and such circumstances are unlikely to be temporary) for such Interest Period or (B) at any time, for an RFR Borrowing, the Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Daily Simple RFR (each determination under this clause (i) shall be made in good faith and shall be conclusive absent manifest error); or

(ii)            (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing in any Applicable Currency, the Administrative Agent is advised by the Required Lenders of the applicable Class or, in the case of a Pro-Rata Borrowing, the Required Lenders, that Adjusted Term SOFR, the Adjusted Term CORRA, the Adjusted EURIBO Rate or the AUD Rate, as applicable, for a Term Benchmark Loan in such Applicable Currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period or (B) at any time, for an RFR Borrowing, the Administrative Agent is advised by Multicurrency Lenders constituting Required Lenders of such Class that the Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing;

then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and the affected Lenders as promptly as practicable thereafter identifying the relevant provision above. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i)(x) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term Benchmark Borrowing denominated in the affected Currency shall be ineffective and (y) if the affected Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing at the end of the applicable Interest Period, (ii) if the affected Currency is Dollars and any Borrowing Request requests a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) if the affected Currency is a Foreign Currency other than CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing or RFR Borrowing denominated in the affected Currency shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing or RFR Borrowing in the affected Currency, at the Borrower’s election shall either (1) be converted to a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, or (3) be prepaid in full immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, and (iv) if the affected Currency is CAD, (A) any Borrowing Request that requests a Borrowing denominated in CAD shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Canadian Prime Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Borrowing in CAD, at the Borrower’s election, shall either (1) be converted to a Borrowing denominated in CAD with a Relevant Rate equal to the Canadian Prime Rate at the end of applicable Interest Period; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of CAD) at the end of the applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) at the end of the applicable Interest Period or (3) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice or the last day of the current Interest Period for the applicable Term Benchmark Loan, if earlier, the Borrower shall be deemed to have elected clause (iii)(B)(1) or (iv)(B)(1) above, as applicable.

(b)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for an Applicable Currency, then (x) if a Benchmark Replacement for the Term SOFR Reference Rate is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for such Applicable Currency for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising (x) in the case of a Benchmark Replacement for Dollars, the Required Lenders, and, (y) in the case of a Benchmark Replacement for any Foreign Currency, the Required Multicurrency Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(c)            In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (after consulting with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark for an Applicable Currency is a term rate (including the Term SOFR Reference Rate or the applicable Relevant Rate) and either (A) any tenor for such Benchmark for such Applicable Currency is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark for such Applicable Currency is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings for such Applicable Currency at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark for such Applicable Currency (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark for such Applicable Currency (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings for such Applicable Currency at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans or RFR Loans in each affected Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term Benchmark Borrowing denominated in the affected Applicable Currency shall be ineffective and, if the affected Applicable Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing at the end of the applicable Interest Period, (ii) if the affected Applicable Currency is Dollars and any Borrowing Request requests a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, (iii) if the affected Applicable Currency is a Foreign Currency other than CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing or RFR Borrowing denominated in the affected Applicable Currency shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing or RFR Borrowing in the affected Applicable Currency, at the Borrower’s election shall either (1) be converted to a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Applicable Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Applicable Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, or (3) be prepaid in full immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, at the end of the applicable Interest Period, and (iv) if the affected Applicable Currency is CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing denominated in CAD shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Canadian Prime Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing in CAD, at the Borrower’s election, shall either (1) be converted to a Term Benchmark Borrowing denominated in CAD with a Relevant Rate equal to the Canadian Prime Rate at the end of applicable Interest Period; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of CAD) at the end of the applicable Interest Period, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Applicable Currency) at the end of the applicable Interest Period, or (3) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark Borrowing, the last day of the current Interest Period for the applicable Term Benchmark Loan, if earlier, the Borrower shall be deemed to have elected clause (iii)(B)(1) or (iv)(B)(1) above, as applicable. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.14      Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental, or other marginal reserve requirement)) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBO Rate) or any Issuing Bank;

(ii)            impose on any Lender or any Issuing Bank or the relevant interbank market for an Agreed Foreign Currency any other condition, cost or expense (other than Taxes), affecting this Agreement or Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit issued by such Issuing Bank or participation by such Lender therein; or

(iii)           subject any Lender, any Issuing Bank or the Administrative Agent to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting into or maintaining any Term Benchmark Loan or RFR Loan (or any Loan, if such increase is in respect of Taxes (other than Indemnified Taxes and Excluded Taxes)) (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or the Administrative Agent of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, such Issuing Bank or the Administrative Agent, the Borrower will pay to such Lender, such Issuing Bank or the Administrative Agent, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender, such Issuing Bank or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender will claim the payment of any of the amounts referred to in this clause (a) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(b)           Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender or such Issuing Bank, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that no Lender will claim the payment of any of the amounts referred to in this clause (b) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(c)            Certificates from Lenders. A certificate of a Lender or an Issuing Bank (x) setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.14, (y) setting forth in reasonable detail the manner of determination of such amount or amounts and (z) certifying that such Lender or such Issuing Bank or its holding company, as the case may be, is generally claiming similar compensation from its other similar customers in similar circumstances, shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than three (3) months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three (3) month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15      Break Funding Payments.

(a)           In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (ii) the conversion of any Term Benchmark Loan other than on the last day of an Interest Period therefor, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (including, in connection with any Commitment Increase Date, and regardless of whether such notice is permitted to be revocable under Section 2.10(f) and is revoked in accordance herewith), or (iv) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Term Benchmark Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for such Lender’s loss, cost and expense attributable to such event (excluding loss of anticipated profits).

(b)           Payment under this Section 2.15 shall be made upon written request of a Lender delivered to the Borrower not later than ten (10) Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section 2.15 accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 and the basis for and the manner of determination of such amount or amounts, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

Section 2.16      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if the applicable withholding agent shall be required to deduct or withhold any Taxes from such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, then the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank for and, within thirty (30) Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid or payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)           Indemnification by the Lenders. Each Lender and each Issuing Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand thereof, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender or Issuing Bank (but only to the extent that a party to this Agreement has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of any party to this Agreement to do so), (ii) any Taxes attributable to such Lender or Issuing Bank’s failure to comply with the provisions of Section 9.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Bank, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Bank hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender or Issuing Bank from any other source against any amount due to the Administrative Agent under this paragraph.

(e)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation as will permit such payments to be made without withholding or at a reduced rate of withholding.

In addition, any Foreign Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and delivery of such documentation (other than such documentation set forth in Sections 2.16(f)(i)-(iv) or Section 2.16(h)) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or delivery would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, or any successor form, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, or any successor form, certifying that the Foreign Lender is not a United States Person, or

(iv)           to the extent a Foreign Lender is not a beneficial owner, duly completed copies of Internal Revenue Service Form W-8IMY; together with an Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor forms) from each beneficial owner or any other supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Foreign Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower.

(g)           United States Lenders. Each Lender and each Issuing Bank that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent, prior to the date on which such Issuing Bank or Lender becomes a party to this Agreement and at times reasonably requested by the Borrower or the Administrative Agent, duly completed copies of Internal Revenue Service Form W-9 or any successor form. In addition, if requested by the Borrower or the Administrative Agent, each Lender and each Issuing Bank shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and delivery of such documentation (other than completed copies of Internal Revenue Service Form W-9 or documentation required under Section 2.16(h)) shall not be required if in the Lender’s or Issuing Bank’s reasonable judgment such completion, execution or delivery would subject such Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Issuing Bank.

(h)           FATCA. If a payment made to a Lender or Issuing Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Issuing Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Issuing Bank has complied with such Lender or Issuing Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)             Each Lender and Issuing Bank agrees that if any form or certification it previously delivered under Section 2.16(f), (g) or (h) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j)             Treatment of Certain Refunds. If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, any Lender or any Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or any Issuing Bank in the event the Administrative Agent, any Lender or any Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph (j) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(k)            Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.17      Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan or LC Disbursement when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan or LC Disbursement shall, if such Loan or LC Disbursement is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b)            Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.

(c)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fees under Section 2.11 shall be made for the account of the Lenders pro rata according to the average daily unused amounts of their respective Commitments; (iv) each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest on Loans of a Class by the Borrower shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(d)           Sharing of Payments by Lenders. If any Lender of a Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements or Swingline Loans, of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, and participations in LC Disbursements and Swingline Loans, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, and participations in LC Disbursements and Swingline Loans, of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For the avoidance of doubt, the Borrower may make a Borrowing under the Dollar Commitments or Multicurrency Commitments (if otherwise permitted hereunder) and may use the proceeds of such Borrowing (x) with Dollar Commitments to prepay the Multicurrency Loans (without making a ratable prepayment of the Dollar Loans) or (y) with Multicurrency Commitments to prepay the Dollar Loans (without making a ratable payment to the Multicurrency Loans).

(e)            Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)            Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(a), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18      Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           commitment fees pursuant to Section 2.11(a) shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender;

(b)           such Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder or any other Loan Documents and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether two-thirds (2/3) of the Lenders, two-thirds (2/3) of the Lenders of a Class, the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder or any other Loan Documents, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Defaulting Lender hereunder may not be permanently reduced, without the consent of such Defaulting Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Defaulting Lender); provided that, for the avoidance of doubt, any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or each affected Lender (if applicable to such Defaulting Lender), including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (vi), shall require the consent of such Defaulting Lender;

(c)           if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)             all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure consisting of Swingline Loans made by such Defaulting Lender) and LC Exposure shall be reallocated among the non-Defaulting Lenders holding Commitments of the same Class as such Defaulting Lender in accordance with their respective Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, but only to the extent (x) in the case of a Defaulting Lender that holds Commitments of a particular Class, the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of such Class plus such Defaulting Lender’s Swingline Exposure and LC Exposure of such Class does not exceed the total of all non-Defaulting Lenders’ Commitments of such Class, and (y) no non-Defaulting Lender’s Revolving Credit Exposure of the applicable Class will exceed such Lender’s Commitment of such Class;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(l) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders of the same Class as such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, in effect immediately after giving effect to such reallocation; and

(v)           if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d)           so long as any Lender is a Defaulting Lender, no Swingline Lenders of the same Class of such Defaulting Lender shall be required to fund any Swingline Loan of such Class and no Issuing Bank of the same Class or such Defaulting Lender shall be required to issue, amend or increase any Letter of Credit of such Class, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of the applicable Class and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and Swingline Exposure related to any newly made Swingline Loan and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of such Class in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lenders and the Issuing Banks (with respect to any Swingline Lender or the Issuing Bank, only to the extent that such Swingline Lender or Issuing Bank acts in such capacity under the same Class of Commitments held by a Defaulting Lender) each agrees in writing that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall no longer be deemed a Defaulting Lender, the Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.18(c)(ii) above and the Swingline Exposure and the LC Exposure of the Lenders of the affected Class shall be readjusted to reflect the inclusion of such Lender’s Commitment of such Class and on such date such Lender shall purchase at par such of the Loans of the other Lenders of such Class (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage or Applicable Dollar Percentage, as applicable, in effect immediately after giving effect to such agreement.

No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

Section 2.19     Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender (at the request of the Borrower) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) of this Section 2.19, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (that the Borrower is permitted to replace as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 and Section 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts then due and payable), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any assignment as a result of a non-consenting Lender (that the Borrower is permitted to replace as provided in Section 9.02(d)), the applicable assignee shall have consented to the applicable change, waiver, amendment, consent, discharge or termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)           Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), 2.06(a), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.20     Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any RFR Loan or Term Benchmark Loan or to determine or charge interest rates based upon any applicable Daily Simple RFR or Relevant Rate and such Lender shall so notify the Administrative Agent, the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and the other Lenders as promptly as practicable thereafter, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Alternate Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof, (ii) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Term Benchmark Borrowing denominated in the affected Currency shall be ineffective and, if the affected Currency is Dollars, such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing either (A) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (B) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, (iii) if the affected Currency is Dollars and any Borrowing Request requests a Term Benchmark Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing, (iv) if the affected Currency is a Foreign Currency other than CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing or RFR Borrowing denominated in the affected Currency shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing or RFR Borrowing in the affected Currency, at the Borrower’s election shall either (1) be converted to a Term Benchmark Borrowing with a Relevant Rate equal to the Central Bank Rate for the applicable Agreed Foreign Currency; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, or (3) be prepaid in full immediately in the case of an RFR Borrowing or, in the case of a Term Benchmark Borrowing, either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, and (v) if the affected Currency is CAD, (A) any Borrowing Request that requests a Term Benchmark Borrowing denominated in CAD shall be made as a Term Benchmark Borrowing with a Relevant Rate equal to the Canadian Prime Rate; provided, that if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing Request shall be ineffective, and (B) any outstanding Term Benchmark Borrowing in CAD, at the Borrower’s election, shall either (1) be converted to a Term Benchmark Borrowing denominated in CAD with a Relevant Rate equal to the Canadian Prime Rate at the end of applicable Interest Period; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Canadian Prime Rate cannot be determined, such Borrowing shall be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, (2) be converted into an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such affected Currency) either (x) at the end of the applicable Interest Period if such Lender may lawfully continue to maintain such Loan to such date or (y) immediately if such Lender shall determine that it may not lawfully continue to maintain such Term Benchmark Loan to such date, or (3) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is three (3) Business Days after receipt by the Borrower of such notice or, in the case of a Term Benchmark Borrowing, the last day of the current Interest Period for the applicable Term Benchmark Loan, if earlier, the Borrower shall be deemed to have elected clause (iv)(B)(1) or (v)(B)(1) above, as applicable. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14.

Article III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 3.01      Organization; Powers. Each of the Borrower and its Subsidiaries (a)(i) is duly organized and validly existing and (ii) in good standing, in each case, under the laws of the jurisdiction of its organization or incorporation, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02      Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed by the Borrower or each other Obligor party thereto and delivered will constitute, a legal, valid and binding obligation of the Borrower or such other Obligor, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are or will be in full force and effect, and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Obligors, as applicable, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Obligor, as applicable, or assets, or give rise to a right thereunder to require any payment to be made by any such Person, in each case, except as could not reasonably be expected to have a Material Adverse Effect, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien (other than Liens permitted by Section 6.02) on any asset of the Borrower or any other Obligors.

Section 3.04      Financial Condition; No Material Adverse Change.

(a)            Financial Statements. The financial statements most recently delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Section 5.01 present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable periods in accordance with GAAP applied on a consistent basis, subject to, in the case of unaudited financial statements, year-end audit adjustments and the absence of footnotes.

(b)           No Material Adverse Change. Since December 31, 2023 or, if later and so long as no Material Adverse Effect shall exist (regardless of when it occurred) immediately prior to the first delivery of annual financial statements of the Borrower pursuant to Section 5.01(a) after the Effective Date, the date of the annual financial statements first delivered pursuant to Section 5.01(a) after the Effective Date, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05      Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Financial Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (ii) there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Financial Officer of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries that directly involve this Agreement or the Transactions.

Section 3.06      Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of the Obligors is subject to any contract or other arrangement, the performance of which by them could reasonably be expected to result in a Material Adverse Effect.

Section 3.07      Sanctions and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees, agents and investment advisors with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective employees, officers and directors and, to the knowledge of the Borrower, Affiliates or agents of the Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of the Borrower or any Subsidiary or any director, officer, manager or, to the knowledge of the Borrower, agent or Affiliate of the Borrower or any Subsidiary is a Sanctioned Person. No Transaction to which the Borrower or any of its Subsidiaries is a party to will violate any Anti-Corruption Law or Sanctions applicable to the Borrower or its Subsidiaries.

Section 3.08      Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09      ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

Section 3.10      Disclosure. The Borrower has disclosed to the Administrative Agent (or filed with the SEC) all agreements and instruments to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it that have occurred, the, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information, information of a general economic or industry specific nature or information relating to third parties) furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading at the time made; provided that, with respect to projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of the preparation thereof (it being understood that projections are subject to significant and inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and are therefore not to be viewed as fact, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).

Section 3.11      Investment Company Act; Margin Regulations.

(a)           Status as Business Development Company. The Borrower is a “closed-end fund” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and intends to elect to be treated as a RIC commencing with the Borrower’s taxable year ending on December 31, 2024.

(b)           Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case, that are applicable to the Borrower and its Subsidiaries.

(c)           Investment Policies. The Borrower is in compliance with all written investment policies, restrictions and limitations for the Borrower delivered (to the extent not otherwise publicly filed with the SEC) to the Lenders prior to the Effective Date (as such investment policies have been amended, modified or supplemented in a manner not prohibited by Section 7.01(r), the “Investment Policies”), except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

(d)           Use of Credit. Neither the Borrower nor any of its Significant Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of Regulation U.

Section 3.12      Material Agreements and Liens.

(a)           Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money of or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money by, the Borrower or any other Obligor outstanding on the Effective Date (in each case, other than (x) Indebtedness hereunder or under any other Loan Document and (y) any such agreement or arrangement that is solely between or among two (2) or more Obligors), and the aggregate principal or face amount outstanding or that is or may become outstanding under each such arrangement in each case as of the Effective Date is correctly described in Part A of Schedule II.

(b)           Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Effective Date (other than Indebtedness hereunder or under any other Loan Document) covering any property of the Borrower or any other Obligor, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Effective Date is correctly described in Part B of Schedule II.

Section 3.13      Subsidiaries and Investments.

(a)           Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of the Borrower on the Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Designated Subsidiary, an Immaterial Subsidiary or an Excluded Asset (other than a Designated Subsidiary). Except as disclosed in Part A of Schedule IV, as of the Effective Date, (x) the Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02), and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Part A of Schedule IV, (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and (z) there are no outstanding Equity Interests with respect to such Subsidiary. Each Subsidiary identified on said Part A of Schedule IV as a “Designated Subsidiary” qualifies as such under the definition of “Designated Subsidiary” set forth in Section 1.01.

(b)           Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (a), (c) and (d) of Section 6.04) held by any of the Obligors in any Person on the Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of the Borrower and such other Obligors owns, free and clear of all Liens (other than Permitted Liens or Liens created pursuant to the Security Documents), all such Investments.

Section 3.14      Properties.

(a)           Title Generally. Each of the Borrower and the other Obligors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business, as currently conducted or to utilize such properties for their intended purposes.

(b)           Intellectual Property. Each of the Borrower and the other Obligors owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such other Obligor does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.15      Affiliate Agreement. As of the Effective Date, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the SEC) to the Administrative Agent true and complete copies of each Affiliate Agreement as in effect as of the Effective Date (including any amendments, supplements or waivers executed and delivered thereunder and any schedules and exhibits thereto). As of the Effective Date, each Affiliate Agreement is in full force and effect.

Section 3.16      Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Collateral described therein to secure the Secured Obligations, except for any failure that would not constitute an Event of Default under Section 7.01(p). Except for (a) filings and actions completed on or prior to the Effective Date and as contemplated hereby and by the Security Documents, and (b) the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for any filing or action the absence of which would not constitute an Event of Default under Section 7.01(p).

Section 3.17      Affected Financial Institutions. No Obligor is an Affected Financial Institution.

Article IV
CONDITIONS

Section 4.01      Effective Date. This Agreement shall become effective on the date on which the following conditions precedent have been satisfied (or such condition shall have been waived in accordance with Section 9.02):

(a)           Documents. The Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i)             Executed Counterparts. From each of the parties hereto, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

(ii)            Guarantee and Security Agreement. The Guarantee and Security Agreement, duly executed by each of the parties thereto.

(iii)           Opinion of Counsel to the Obligors. A customary favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Dechert LLP, New York counsel for the Obligors.

(iv)           Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions.

(v)            Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President, the Chief Executive Officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.02(a), (b) and (c).

(b)           Fees and Expenses. The Administrative Agent shall have received evidence of the payment by the Borrower of all fees due and payable to the Lenders, the Administrative Agent, the Collateral Agent and the Lead Arranger on or prior to the Effective Date that the Borrower has agreed to pay in connection with this Agreement. The Borrower shall have paid all reasonable expenses (including the legal fees of Fried, Frank, Harris, Shriver & Jacobson LLP) for which invoices have been presented prior to the Effective Date that the Borrower has agreed to pay in connection with this Agreement.

(c)            Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to each Obligor and such search shall reveal no liens on any of the assets of any Obligor except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(d)           Financial Statements. The Administrative Agent shall have received the unaudited consolidated statements of assets and liabilities, statement of operations, statement of changes in net assets, statement of cash flows and schedules of investments of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2024.

(e)            Know Your Customer Documentation. The Administrative Agent and the Lenders shall have received, (i) upon the reasonable request of the Lenders at least two (2) Business Days prior to the Effective Date, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

(f)            Valuation Policy. A copy of the Valuation Policy.

(g)           Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to ING may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 4.02      Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)            (i) in the case of a Loan made to pay the purchase price and related fees and expenses in respect of a Specified Purchase, the Specified Representations (immediately after giving effect to such merger, consolidation or acquisition) and the Specified Purchase Agreement Representations (immediately prior to giving effect to such merger, consolidation or acquisition) shall be true and correct in all material respects on and as of the date of such Loan or (ii) in the case of any other Loan or issuance, amendment, renewal or extension of any Letter of Credit, the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of any portion of the representations and warranties already subject to a materiality qualifier, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)            in the case of any Loan or issuance, amendment, renewal or extension of any Letter of Credit (other than a Loan made to pay the purchase price and related fees and expenses in respect of a Specified Purchase), at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Specified Default or Event of Default shall have occurred and be continuing;

(c)            the aggregate Covered Debt Amount (immediately after giving effect to such extension of credit and any Concurrent Transaction) shall not exceed the Borrowing Base (immediately after giving effect to such extension of credit and any Concurrent Transaction), which shall be evidenced by a Borrowing Base Certificate (that, so long as it is still current, may be the Borrowing Base Certificate most recently delivered to the Administrative Agent); and

(d)            the Administrative Agent shall have received a request for the Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.03, 2.04 or 2.05(b), as applicable.

Each Borrowing (but not a continuation or conversion thereof) and each issuance, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

Article V
AFFIRMATIVE COVENANTS

Until the Facility Termination Date, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

Section 5.01      Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a)            within ninety (90) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2024, the audited consolidated assets and liabilities, statement of operations, statement of changes in net assets, statement of cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, RSM US LLP or any other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied;

(b)            within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending June 30, 2024, the consolidated assets and liabilities, statement of operations, statement of changes in net assets, statement of cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as disclosed therein) applied, subject to normal year-end audit adjustments, the absence of footnotes and as otherwise described therein;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and is continuing, specifying the details thereof and any action which the Borrower has taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(b), 6.01(i), 6.01(m), 6.01(n), 6.02(d), 6.02(e), 6.03(c), 6.03(d), 6.03(e), 6.03(h), 6.03(i), 6.04(d), 6.04(i), 6.04(j), 6.05(b) (in connection with any delivery of annual financial statements only), 6.05(e), 6.07 and 6.12(c), as applicable, or, if not in compliance, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) to the extent not previously disclosed on a Form 10-K or Form 10-Q previously filed with the SEC, stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred, specifying the effect (unless such effect has been previously reported) as determined by the Borrower of such change on the financial statements accompanying such certificate;

(d)           as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, (1) a Borrowing Base Certificate as at the last day of such accounting period presenting Borrower’s computation (and including the rationale for any industry reclassification and a comparison to show changes from the Borrowing Base Certificate from the immediately prior period), a list of each Portfolio Investment included in such computation (and identifying the Obligor holding such Portfolio Investment), a list of each Portfolio Investment that is a Participation Interest (and identifying the Obligor holding such Portfolio Investment, the Excluded Asset that sold the Participation Interest to such Obligor and the underlying portfolio investment) and a certification of a Financial Officer as to compliance with Sections 6.03(d) and 6.04(d) during the period covered by such Borrowing Base Certificate, (2) if during such monthly accounting period the Borrower has declared or made any Restricted Payment pursuant to Section 6.05(d), a certificate of a Financial Officer of the Borrower describing each such Restricted Payment and certifying that the conditions set forth in Section 6.05(d) were satisfied on the date of each such Restricted Payment and (3) the Borrower’s calculation of the ratio of the Covered Debt Amount to the Adjusted Gross Borrowing Base (showing the components of the Covered Debt Amount and the Adjusted Gross Borrowing Base, respectively);

(e)            promptly but no later than five (5) Business Days after any Financial Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency (including, without limitation, as a result of any weekly internal review conducted by the Borrower pursuant to Section 5.12(b)(ii)(C)), a Borrowing Base Certificate as at the date such Person has knowledge of such Borrowing Base Deficiency indicating the amount of such Borrowing Base Deficiency as at the date such Person obtained knowledge of such deficiency and the amount of such Borrowing Base Deficiency as of the date not earlier than one (1) Business Days prior to the date the Borrowing Base Certificate is delivered pursuant to this clause (e);

(f)            promptly upon receipt thereof, copies of (x) all significant written reports and (y) written reports stating that material deficiencies exist in the Borrower’s internal controls or procedures or any other matter that could reasonably be expected to result in a Material Adverse Effect, submitted to management or the board of directors of the Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the audit committee of the Borrower’s board of directors);

(g)            promptly after (and only if) the same become publicly available, copies of all periodic and other reports, proxy statements and other materials sent to all stockholders or filed by any of the Obligors with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;

(h)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance by the Borrower and the Obligors with the terms of this Agreement and the other Loan Documents, or for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation (to the extent applicable), as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request; and

(i)             within forty-five (45) days after the end of each fiscal quarter of the Borrower, all external valuation reports relating to the Portfolio Investments delivered by the Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments (provided that any recipient of such reports executes and delivers any non-reliance letter, release, confidentiality agreement or similar agreements required by such Approved Third-Party Appraiser).

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 5.01 (other than Sections 5.01(c), (d), (e), (h) and (i)) if the reports, documents and other information of the type otherwise so required thereby are publicly available when filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC, provided that, with respect to Section 5.01(f) and (g), notice of such availability is provided to the Administrative Agent at or prior to the time period required by such Sections.

Section 5.02      Notices of Material Events. Promptly upon a responsible officer of the Borrower obtaining actual knowledge thereof, the Borrower will furnish to the Administrative Agent for distribution to each Lender written notice of the following:

(a)            the occurrence of any Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent);

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Subsidiaries that has a reasonable likelihood of being adversely determined and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)            any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that has resulted in, or could be likely to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03      Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04      Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, pay its obligations, including U.S. federal income Tax and any other material Tax liabilities and material contractual obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary (other than Immaterial Subsidiaries) has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05      Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business, in good working order and condition, ordinary wear and tear excepted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses.

Section 5.06      Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower, to visit and inspect its properties during normal business hours, to examine and make copies of its books and records (including books and records maintained by it in its capacity as a “servicer” in respect of any Designated Subsidiary or other Excluded Assets, or in a similar capacity with respect to any other Designated Subsidiary, but only to the extent the Borrower is not prohibited from disclosing such information or providing access to such information, and any books, records and documents held by the Custodian), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or any contract such Obligor entered into with a third party that is not an Affiliate; provided that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent accountants or independent auditors; provided further that the Borrower shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders for more than one (1) visit and inspection in any calendar year under this Section 5.06 and Section 7.01(a)(ii) of the Guarantee and Security Agreement unless an Event of Default shall have occurred and be continuing.

Section 5.07      Compliance with Laws; Anti-Corruption; Sanctions. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the SEC thereunder (in each case, if applicable to such Person) and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti- Corruption Laws and applicable Sanctions in all material respects. The Borrower and its Subsidiaries will comply in all material respects with the Anti-Corruption Laws and applicable Sanctions.

Section 5.08      Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)            Subsidiary Guarantors. In the event that (1) any Obligor shall form or acquire any new Domestic Subsidiary (other than an Excluded Asset or an Immaterial Subsidiary) or (2) any Excluded Asset or Immaterial Subsidiary that is a Domestic Subsidiary shall no longer constitute an “Excluded Asset” or “Immaterial Subsidiary”, as applicable, pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Domestic Subsidiary for purposes of this Section 5.08 as of such date), the Borrower will cause, within thirty (30) days (or such longer period as shall be reasonably agreed by the Administrative Agent) following such Person becoming a new Domestic Subsidiary, such new Domestic Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under a Guarantee Assumption Agreement, and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel (unless otherwise agreed by the Administrative Agent) and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have reasonably requested. For the avoidance of doubt, the Borrower may elect to cause any of its Foreign Subsidiaries, Excluded Assets or Immaterial Subsidiaries to become an Obligor by causing such Person to become a Subsidiary Guarantor and executing and delivering a Guarantee Assumption Agreement (and, if requested by the Administrative Agent or the Collateral Agent with respect to any Foreign Subsidiary, executing and delivering a customary guarantee and security agreement governed by the laws of the country in which such Subsidiary is located, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent, it being understood that a guarantee and security agreement that is substantially in the form of the Guarantee and Security Agreement, other than with respect to modifications to reflect requirements under the laws of the country in which such Subsidiary is located, will be deemed reasonably acceptable) and other deliverables as required for a Subsidiary Guarantor under this Section 5.08(a) (at which point such Person shall be a Subsidiary Guarantor and shall no longer be an Excluded Asset or an Immaterial Subsidiary).

(b)            Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary (other than any Subsidiary that is an Excluded Asset); provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04, so long as immediately after giving effect to such permitted transaction each of the remaining Subsidiaries is a wholly owned Subsidiary.

(c)            Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement, including:

(i)           to create, in favor of the Collateral Agent for the benefit of the Lenders (and any Affiliate thereof that is a party to any Hedging Agreement entered into with such Obligor) and the holders of any Shorter Term Secured Indebtedness or Other Secured Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation,

(ii)          subject to Section 5.14 hereof and Sections 7.01 and 7.04 of the Guarantee and Security Agreement, to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each deposit account or securities account of the Obligors (other than any Excluded Account (as defined in the Guarantee and Security Agreement)), and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for the benefit of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or of any Designated Subsidiary or other Person (including with any money or financial assets of any Obligor in its capacity as “servicer” for any such Designated Subsidiary or any of its other Excluded Assets, or any money or financial assets of any Excluded Asset),

(iii)         in the case of any portfolio investment held by an Excluded Asset or an Immaterial Subsidiary, including any cash collection related thereto, ensure that such portfolio investment shall not be held in the account of any Obligor subject to a control agreement among such Obligor, the Collateral Agent and the Custodian delivered in connection with this Agreement or any other Loan Document; provided that, in the case of a participation interest held by any Excluded Asset or an Immaterial Subsidiary (other than a 100% participation interest held for more than ninety (90) days) that was acquired from an Obligor, such portfolio investment, including any cash collection related thereto, may be held in any account of any Obligor, so long as, in the case of cash, it is promptly distributed to such Excluded Asset or Immaterial Subsidiary,

(iv)         in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Excluded Asset or an Immaterial Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Excluded Asset or such Immaterial Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation interest, provided that any participation acquired from an Obligor shall give such Excluded Asset or Immaterial Subsidiary the right to elevate such participation to an assignment at any time in its sole discretion, which right shall be exercised no later than ninety (90) days after the acquisition thereof) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that, subject to Section 5.08(c)(v), all amounts owing to such Obligor by the underlying borrower or other obligated party are remitted by such borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to separate accounts of such Obligor and no other amounts owing by such underlying borrower or obligated party are remitted to the accounts of such Obligor,

(v)          in the event that any Obligor is acting as an agent or administrative agent (or analogous capacity) under any loan documents with respect to any Bank Loan and such Obligor does not hold all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Obligor and are clearly identified as being held in an agency capacity, and

(vi)         cause all credit or loan agreements, any notes and all assignment and assumption agreements relating to any Portfolio Investment constituting part of the Collateral to be held by (x) the Collateral Agent or (y) a Custodian pursuant to the terms of the applicable Custodian Agreement, or pursuant to an appropriate intercreditor agreement, so long as such Custodian has agreed to grant access to such loan and other documents to the Administrative Agent pursuant to an access or similar agreement between the Borrower and such Custodian in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower’s obligation to deliver underlying documentation may be satisfied by delivery of copies of such agreements.

Notwithstanding anything to the contrary contained herein, (1) nothing contained herein shall prevent an Obligor from having a Participation Interest in a portfolio investment held by an Excluded Asset and (2) if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of such Obligor, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Custodian for all purposes hereunder; provided that, when such Obligor has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it shall use commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Custodian, a replacement instrument, promissory note, agreement, document or certificate.

Section 5.09      Use of Proceeds. The Borrower will use the proceeds of the Loans and the issuances of Letters of Credit only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including (a) purchasing shares of its common stock in connection with the redemption (or buyback) of its shares, (b) repaying outstanding Indebtedness not prohibited by the Loan Documents, (c) paying fees and expenses paid or payable in connection with this Agreement and the other Loan Documents, (d) making other distributions, contributions and investments not prohibited by this Agreement and (e) acquiring and funding (either directly or through one (1) or more Subsidiaries) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock, Hedging Agreements, Credit Default Swaps and other Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan or Letter of Credit will be used in violation of Sanctions or any other applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock in violation of Regulation U. Upon the request of any Lender, the Borrower shall furnish to such Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Without limiting the foregoing, the Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not directly or indirectly, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officer, employees and agent shall not, use the proceeds of the Loans or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10      Status of RIC and BDC. The Borrower shall properly elect to be treated as a RIC for its taxable year ending on December 31, 2024 upon timely filing applicable tax returns with respect to such taxable year. Commencing with its taxable year ending on December 31, 2024, the Borrower shall at all times maintain its status as a RIC under the Code. The Borrower shall at all times maintain its status as a “business development company” under the Investment Company Act.

Section 5.11      Investment and Valuation Policies. The Borrower shall promptly advise the Lenders and the Administrative Agent of any material change in either its Investment Policies or Valuation Policy.

Section 5.12      Portfolio Valuation and Diversification, Etc.

(a)            Industry Classification Groups. For purposes of this Agreement, the Borrower, in its reasonable determination, shall assign each Portfolio Investment to an Industry Classification Group. To the extent that the Borrower reasonably determines that any Portfolio Investment is not adequately correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of adequate correlation, the Borrower shall be permitted, upon notice to the Administrative Agent for distribution to each Lender, to create up to three (3) additional industry classification groups for purposes of this Agreement. For the avoidance of doubt, without limiting the use of other methods, notices required to be delivered pursuant to this Section 5.12(a) shall be satisfied by specifying any such new additional industry classification group in a Borrowing Base Certificate delivered pursuant to Section 4.01(a)(vi), 5.01(d) or 5.01(e) or otherwise.

(b)            Portfolio Valuation Etc.

(i)          Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii)         Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments included in the Borrowing Base as follows:

(A)            Quoted Investments—External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available and that are traded in an active and orderly market as determined by the Borrower (“Quoted Investments”), the Borrower shall value such Quoted Investments in accordance with its Valuation Policy and, solely with respect to Portfolio Investments included in the Borrowing Base, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one (1) of the following methodologies (as selected by the Borrower):

(w)            in the case of public and 144A securities, the average of the bid prices as determined by at least two (2) Approved Dealers selected by the Borrower,

(x)             in the case of Bank Loans, the average of prices as determined by at least two (2) Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two (2) Approved Dealers with respect to such Bank Loan,

(y)             in the case of any Quoted Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z)              in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service selected by the Borrower; and

(B)             Unquoted Investments—External Review. With respect to each Portfolio Investment for which market quotations are not readily available (each, an “Unquoted Investment”), as determined by the Borrower, the Borrower shall value such Unquoted Investments quarterly in a manner consistent with its Valuation Policy; provided, that the Borrower shall engage an Approved Third Party Appraiser to assist the Advisor (so long as it has the necessary delegated authority) or the board of directors of the Borrower (or the appropriate committee thereof with the necessary delegated authority) in determining the fair value of no less than 35% by value of all Unquoted Investments included in the Borrowing Base; provided, further, that:

(x)              the Value of any such Unquoted Investment acquired during a fiscal quarter shall be deemed to be equal to the cost of such Unquoted Investment until such time as the fair market value of such Unquoted Investment is determined in accordance with the foregoing provisions of this sub-clause (B); and

(y)             the Value of any Unquoted Investment for which an Approved Third-Party Appraiser has not assisted the Borrower in determining the fair market value of such Unquoted Investment during the four (4) immediately preceding fiscal quarters shall be zero (0) until the fair market value of such Unquoted Investment shall have been determined by the Borrower with the assistance of an Approved Third- Party Appraiser.

(C)             Internal Review. The Borrower shall conduct internal reviews of all Portfolio Investments included in the Borrowing Base at least once each calendar week which shall take into account any events of which any responsible officer of the Borrower has knowledge that materially and adversely affect the aggregate value of the Portfolio Investments included in the Borrowing Base (including the existence of any buyout right for any Portfolio Investment at a purchase price that is less than the value of any Portfolio Investment established under Sections 5.12(b)(ii)(A) or (B) above). If the value of any Portfolio Investment as most recently determined by the Borrower pursuant to this Section 5.12(b)(ii)(C) is lower than the value of such Portfolio Investment as most recently determined pursuant to Sections 5.12(b)(ii)(A) and (B), such lower value shall be deemed to be the “Value” of such Portfolio Investment for purposes hereof.

(D)            Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing subclauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero (0) for purposes of the Borrowing Base until such time as the Value of such Portfolio Investment is otherwise determined or reviewed, as applicable, in accordance with this Agreement.

(E)             Scheduled Testing of Values.

(1)            Each April 30, July 31, October 31 and February 28 of each calendar year, commencing on July 31, 2024 (the fiscal quarter period ending immediately prior to the last such date is referred to herein as, the “Testing Period”), the Administrative Agent will engage an Independent Valuation Provider to value such number of Unquoted Investments ((x) included in the Borrowing Base as of the end of such Testing Period or at any time between the end of such Testing Period and the end of the immediately preceding Testing Period, in each case, unless such Portfolio Investment is no longer in the Collateral Pool pursuant to a transaction permitted hereunder and (y) selected by the Administrative Agent) that collectively have an aggregate Value approximately equal to the Calculation Amount. With respect to any Unquoted Investment selected for testing by the Administrative Agent, if the Administrative Agent or any Affiliate thereof has received a valuation of such investment for such Testing Period from any Independent Valuation Provider that has been separately provided by any Affiliate of the Borrower pursuant to any other agreement (a “Separate Valuation”), the Administrative Agent shall use such Separate Valuation in lieu of causing an Independent Valuation Provider to value such investment, unless it determines in its reasonable discretion and acting in good faith that the use of such Separate Valuation would be adverse to the interests of the Lenders; provided that, for the avoidance of doubt, the Administrative Agent shall not be required to use such Separate Valuation in lieu of causing an Independent Valuation Provider to value such investment if the Administrative Agent has not actually received, for any reason, such Separate Valuation. The Administrative Agent agrees to notify the Borrower of the Unquoted Investments selected by the Administrative Agent to be tested in each Testing Period. If there is a difference between the Borrower’s valuation and the Independent Valuation Provider’s valuation of any Unquoted Investment, the Value of such Unquoted Investment for Borrowing Base purposes shall be established as set forth in sub-clause (F) below.

(2)            For the avoidance of doubt, the valuation of any Independent Valuation Provider would not be as of, or delivered at, the end of any fiscal quarter. Any such valuation would be as of the end of the second month immediately following any fiscal quarter and would be reflected in the Borrowing Base Certificate for such month (provided that such Independent Valuation Provider delivers such valuation at least seven (7) Business Days before the twentieth (20th) day after the end of the applicable monthly accounting period and, if such valuation is delivered after such time, it shall be included in the Borrowing Base Certificate for the following monthly period and applied to the then applicable balance of the related Portfolio Investment). For illustrative purposes, if the given fiscal quarter is the first quarter ending on June 30, 2024, then (A) the Administrative Agent would initiate the testing of Values (using the June 30, 2024 Values for purposes of determining the scope of the testing under clause (E)(x) during the month of August with the anticipation of receiving the valuations from the applicable Independent Valuation Provider(s) on or after August 31, 2024) and (B) (x) if such valuations were received before the seventh Business Day before September 20, 2024, such valuations would be included in the September, 2024 Borrowing Base Certificate covering the month of August, or (y) if such valuations were received after such time, they would be included in the October, 2024 Borrowing Base Certificate for the month of September.

For the avoidance of doubt, all calculations of value pursuant to this Section 5.12(b)(ii)(E) shall be determined without application of the Advance Rates.

(F)             Supplemental Testing of Values. Notwithstanding the foregoing, the Administrative Agent shall at any time have the right to request, in its reasonable discretion, any Unquoted Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) (other than, so long as no Event of Default exists, any Portfolio Investment included in the Borrowing Base tested pursuant to Section 5.12(b)(ii)(E) as of the most recent Testing Period) to be independently valued by an Independent Valuation Provider. There shall be no limit on the number of such appraisals requested by the Administrative Agent in its reasonable discretion; provided that, (i) any appraisal shall be conducted in a manner that is not disruptive to the Borrower’s business and (ii) the values determined by any appraisal shall be treated as confidential information by the Administrative Agent and the Lenders and shall be deemed to be “Information” hereunder and subject to Section 9.13. The reasonable and documented out-of-pocket costs of any such valuation shall be at the expense of the Borrower; provided that, so long as no Event of Default has occurred and is continuing, the Borrower’s obligations to reimburse valuation costs incurred by the Administrative Agent pursuant to this Section 5.12(b)(ii)(F) shall be limited to an aggregate amount equal to the greater of $100,000 and 0.05% of the aggregate Commitments (the “IVP Supplemental Cap”) in any twelve month period. The Administrative Agent shall notify the Borrower of its receipt of results from an Independent Valuation Provider of any appraisal and provide a copy of the results and any related reports to the Borrower. If the difference between the Borrower’s valuation pursuant to Section 5.12(b)(ii)(B) and the valuation of any Independent Valuation Provider pursuant to Section 5.12(b)(ii)(E) or (F) is (1) less than 5% of the Borrower’s value thereof, then the Borrower’s valuation shall be used, (2) between 5% and 20% of the Borrower’s value thereof, then the valuation of such Portfolio Investment shall be the average of the value determined by the Borrower and the value determined by the Independent Valuation Provider retained by the Administrative Agent and (3) greater than 20% of the Borrower’s value thereof, then the Borrower and the Administrative Agent shall select and retain an Approved Third-Party Appraiser and the valuation of such Portfolio Investment shall be the average of the three (3) valuations (with the average of the Administrative Agent’s Independent Valuation Provider’s valuation and the Borrower’s valuation to be used until the third valuation is obtained). For the avoidance of doubt, Portfolio Investments that are part of the Collateral but not included in the Borrowing Base as of the most recent Testing Period shall not be subject to testing under this Section 5.12(b)(ii)(F); provided that this sentence shall not limit the rights of the Administrative Agent set forth in Section 9.03(a)(iii) to be reimbursed for costs and expenses incurred by the Administrative Agent following the occurrence and during the continuance of an Event of Default.

(iii)          Generally Applicable Valuation Provisions.

(A)            Each Approved Third-Party Appraiser and Independent Valuation Provider (whether selected by the Borrower or the Administrative Agent) shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.

(B)             Notwithstanding anything to the contrary contained herein, from the Effective Date until the date when the first valuation report with respect to the applicable Portfolio Investment is required to be delivered under Section 5.12(b)(ii)(B) or (E), as applicable, the Value of any Portfolio Investment included in the Borrowing Base shall be the Value as delivered to the Collateral Agent on or prior to the Effective Date. For the avoidance of doubt, subject to Section 5.12(b)(ii)(B) the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently required to be determined in good faith in accordance with this Section 5.12.

(C)             The Administrative Agent and each Lender acknowledges that it may be required to enter into a non-reliance letter, confidentiality agreement or similar agreement requested or required by a proposed appraiser to allow the Administrative Agent or such Lender to review any written valuation report. Notwithstanding anything to the contrary contained herein, there shall be no requirement to disclose any portion of any report submitted by an Approved Third-Party Appraiser or Independent Valuation Provider without such a non-reliance letter if such non-reliance letter is required by such Approved Third-Party Appraiser or Independent Valuation Provider, as applicable, as a condition to such disclosure.

(iv)         For the avoidance of doubt, any Values determined by the Independent Valuation Provider pursuant to Sections 5.12(b)(ii)(E) and (F) shall only be required to be used for purposes of calculating the Borrowing Base and shall not be required to be utilized for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC 820 or the Investment Company Act.

(v)          The Administrative Agent shall notify the Borrower of its receipt of the final results of any valuation performed by the Independent Valuation Provider promptly upon its receipt thereof and shall promptly provide a copy of such results and the related report to the Borrower upon the Borrower’s request.

(c)            Investment Company Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. The Borrower will at all times, subject to applicable grace or cure periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs, where applicable.

(d)            Participation Interests. The Value attributable to any Participation Interest shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with this Section 5.12, provided that any participation interest that does not satisfy the definition of Participation Interest shall have a Value of zero (0) for purposes of this Agreement.

Section 5.13      Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Portfolio Investment in the Collateral Pool by (y) the applicable Advance Rate for such Portfolio Investment, provided that:

(a)            if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP (collectively, a “Consolidated Group”) exceeding 6% of the aggregate Value of all such Portfolio Investments in the Collateral Pool, shall be 50% of the otherwise applicable Advance Rate, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a Consolidated Group exceeding 5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool, shall be 50% of the otherwise applicable Advance Rate or (iii) greater than or equal to 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a Consolidated Group exceeding 4% of the aggregate Value of all such Portfolio Investments in the Collateral Pool, shall be 50% of the otherwise applicable Advance Rate;

(b)            if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a Consolidated Group exceeding 12% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a Consolidated Group exceeding 10% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0% or (iii) greater than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments of all issuers in a Consolidated Group exceeding 8% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%;

(c)            if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments in any single Industry Classification Group that exceeds 25% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%; provided that, with respect to the Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Collateral Agent, such 25% figure shall be increased to 30% and, accordingly, only to the extent that the aggregate Value of such Portfolio Investments in such single Industry Classification Group that exceeds 30% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments in any single Industry Classification Group that exceeds 22.5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%; provided that, with respect to the Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Collateral Agent, such 22.5% figure shall be increased to 25% and, accordingly, only to the extent that the aggregate Value of such Portfolio Investments in such single Industry Classification Group that exceeds 25% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0% or (iii) greater than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of such Portfolio Investments in any single Industry Classification Group that exceeds 20% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%; provided that, with respect to the Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Collateral Agent, such 20% figure shall be increased to 22.5% and, accordingly, only to the extent that the aggregate Value of such Portfolio Investments in such single Industry Classification Group that exceeds 22.5% of the aggregate Value of all such Portfolio Investments in the Collateral Pool of the Borrower shall be 0%;

(d)            if, as of such date, the Adjusted Debt to Equity Ratio is (i) less than 1.0:1.0, the Advance Rate applicable to that portion of the aggregate Value of investments of the Obligors in Non-Core Investments that exceeds 25% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0%, (ii) greater than or equal to 1.0:1.0 and less than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of investments of the Obligors in Non-Core Investments that exceeds 20% of the aggregate Value of all such Portfolio Investments in the Collateral Pool shall be 0% or (iii) greater than 1.20:1.0, the Advance Rate applicable to that portion of the aggregate Value of investments of the Obligors in Non-Core Investments that exceeds 15% of the aggregate value of all such Portfolio Investments in the Collateral Pool shall be 0%;

(e)            the Advance Rate applicable to the Obligors’ investments in any Excluded Asset shall be 0% (for the avoidance of doubt, the Value attributable to any Participation Interest held by any Obligor shall be the Value determined with respect to the underlying portfolio investment related to such Participation Interest in accordance with Section 5.12);

(f)             if, as of such date, the Adjusted Debt to Equity Ratio is less than 1.0:1.0, the aggregate Value of investments of the Obligors in Cash, Cash Equivalents, Short-Term U.S. Government Securities, Performing First Lien Bank Loans and Performing Second Lien Bank Loans may not be less than 50% of the aggregate Value of all Portfolio Investments in the Collateral Pool; provided that this clause (f) shall not apply at any time the Combined Debt Amount exceeds 67% of the Other Debt Amount;

(g)            if, as of such date, the Adjusted Debt to Equity Ratio is less than 1.0:1.0, the aggregate Value of investments of the Obligors in Cash, Cash Equivalents, Short-Term U.S. Government Securities and Performing First Lien Bank Loans may not be less than 20% of the aggregate Value of all Portfolio Investments in the Collateral Pool; provided that this clause (g) shall not apply at any time the Combined Debt Amount exceeds 67% of the Other Debt Amount;

(h)            no Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing, such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied within seven (7) days of such inclusion (or such longer period up to sixty (60) days as the Administrative Agent and the Collateral Agent may agree in their respective sole discretion); provided further that voting stock of any Controlled Foreign Corporation of any Obligor in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base;

(i)             no Participation Interest may be included in the Borrowing Base of the Borrower for more than ninety (90) days;

(j)              if, as of such date, (i) the Borrowing Base (without giving effect to any adjustment required pursuant to this clause (j), the “Gross Borrowing Base”) is greater than or equal to 1.5 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base is not less than 20% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base is not less than 35% of the Borrowing Base, (ii) the Gross Borrowing Base is greater than or equal to 1.25 times and less than 1.5 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base is not less than 30% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base is not less than 40% of the Borrowing Base, (iii) the Gross Borrowing Base is less than 1.25 times the Senior Debt Amount and either (A) the Adjusted Debt to Equity Ratio is greater than or equal to 1.0:1.0 and less than 1.20:1.0, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base is not less than 45% of the Borrowing Base or (B) the Adjusted Debt to Equity Ratio is greater than or equal to 1.20:1.0, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base is not less than 60% of the Borrowing Base; and

(k)            the Advance Rate applicable to that portion of the aggregate Value of the Obligors’ investments in Non-Performing First Lien Bank Loans, Non-Performing Second Lien Bank Loans, Non- Performing High Yield Securities, Non-Performing Mezzanine Investments and Non-Performing Preferred Stock that exceeds 10% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%.

For the avoidance of doubt, (a) to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions and (b) to the extent the Borrowing Base is required to be reduced to comply with this Section 5.13, the Borrower shall be permitted to choose the Portfolio Investments to be excluded from the Borrowing Base to effect such reduction.

As used herein, the following terms have the following meanings:

“Advance Rate” means, as to any Portfolio Investment of the Borrower and subject to adjustment as provided in Section 5.13(a) through 5.13(k), as applicable, the following percentages with respect to such Portfolio Investment:

	Less than 1.00x Adjusted Debt to Equity Ratio		1.00x ≤ Adjusted Debt to Equity Ratio < 1.20x		1.20x ≤ Adjusted Debt to Equity Ratio < 2.00x
Portfolio Investment	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100.0%	N/A	100.0%	N/A	100.0%	N/A
Long-Term U.S. Government Securities	95.0%	N/A	95.0%	N/A	95.0%	N/A
Performing Cash Pay First Lien Bank Loans	82.5%	72.5%	77.5%	67.5%	75.0%	65.0%
Performing Cash Pay Second Lien Bank Loans	70.0%	60.0%	65.0%	55.0%	60.0%	50.0%
Performing Non-Cash Pay First Lien Bank Loans	62.5%	52.5%	57.5%	47.5%	55.0%	45.0%
Performing Cash Pay High Yield Securities	60.0%	50.0%	55.0%	45.0%	50.0%	40.0%
Performing Cash Pay Mezzanine Investments	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Principal Finance Debt Assets	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Preferred Stock	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Principal Finance Preferred Stock Assets	55.0%	45.0%	50.0%	40.0%	45.0%	35.0%
Performing Non-Cash Pay Second Lien Bank Loans	50.0%	40.0%	45.0%	35.0%	40.0%	30.0%
Performing Non-Cash Pay High Yield Securities	40.0%	30.0%	35.0%	25.0%	30.0%	20.0%
Performing Non-Cash Pay Mezzanine Investments	40.0%	30.0%	35.0%	25.0%	30.0%	20.0%
Non-Performing First Lien Bank Loans	45.0%	40.0%	42.5%	37.5%	40.0%	35.0%
Non-Performing Second Lien Bank Loans	35.0%	30.0%	30.0%	25.0%	25.0%	20.0%
Non-Performing High Yield Securities	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Non-Performing Mezzanine Investments	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Non-Performing Preferred Stock	20.0%	20.0%	20.0%	20.0%	20.0%	20.0%
Performing DIP Loans	40.0%	35.0%	35.0%	30.0%	30.0%	25.0%
Performing Common Equity	30.0%	20.0%	30.0%	20.0%	30.0%	20.0%
Performing Principal Finance Common Equity Assets	30.0%	20.0%	30.0%	20.0%	30.0%	20.0%
Non-Performing Common Equity	0%	0%	0%	0%	0%	0%
Non-Performing Principal Finance Assets	0%	0%	0%	0%	0%	0%

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally documented under documentation substantially similar to documents used under a syndicated loan or credit facility or pursuant to any loan agreement, note purchase agreement or other similar financing arrangement facility, whether or not syndicated.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” has the meaning assigned to such term in Section 1.01.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01.

“Cash Pay Bank Loans” means First Lien Bank Loans and Second Lien Bank Loans as to which, at the time of determination, (x) for which not less than two-thirds (2/3) of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least quarterly or (y) (i) if such Bank Loan is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above the applicable benchmark rate is payable at least quarterly or (ii) if such Bank Loan is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least quarterly.

“CDO Securities” means debt securities, equity securities or composite or combination securities (i.e., securities consisting of a combination of debt and equity securities that are issued in effect as a unit), including synthetic securities that provide synthetic credit exposure to debt securities, equity securities or composite or combination securities (or other investments that similarly represent an investment in underlying levered portfolios), that, in each case, entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to any Permitted Prior Working Capital Lien and other customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof. For the avoidance of doubt, the “last out” portion of any “last out” Bank Loan shall not constitute a First Lien Bank Loan.

“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer and (ii) a Bank Loan that is not a First Lien Bank Loan, Second Lien Bank Loan or a High Yield Security.

“Non-Core Investments” means, collectively, Portfolio Investments in common equity (including Performing Common Equity), warrants, Preferred Stock, Non-Performing Bank Loans, Performing Non-Cash Pay Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, Performing Non-Cash Pay High Yield Securities, Performing Non-Cash Pay Mezzanine Investments and Performing Principal Finance Assets.

“Non-Performing Bank Loans” means, collectively, Non-Performing First Lien Bank Loans and Non-Performing Second Lien Bank Loans.

“Non-Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing Cash Pay First Lien Bank Loans and Performing Non-Cash Pay First Lien Bank Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing Cash Pay High Yield Securities and Performing Non-Cash Pay High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Cash Pay Mezzanine Investments and Performing Non-Cash Pay Mezzanine Investments.

“Non-Performing Preferred Stock” means Preferred Stock other than Performing Preferred Stock.

“Non-Performing Principal Finance Assets” means Principal Finance Assets other than Performing Principal Finance Assets.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Cash Pay Second Lien Bank Loans and Performing Non-Cash Pay Second Lien Bank Loans.

“Performing” means (a) with respect to any Portfolio Investment of the Borrower that is debt, the issuer of such Portfolio Investment is (i) not then in default of any payment obligations outstanding with respect to accrued and unpaid interest or principal in respect thereof, after the expiration of any applicable grace period and (ii) not placed on non-accrual status as disclosed on a Form 10-K or Form 10-Q as filed by the Borrower with the SEC, (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period, and (c) with respect to any Portfolio Investment that is a Principal Finance Asset, (x) each tranche of such Portfolio Investment or other investment that, in each case, is senior to such Portfolio Investment, in the issuer of such Portfolio Investment satisfies (to the extent applicable) the requirements of the immediately preceding clauses (a) and (b), and (y) to the extent applicable, the holders of such Portfolio Investment have received in cash all expected distributions of interest and other payments thereon and cash flows in respect thereof are not currently subject to any deferral or diversion for the benefit of the holders of any tranche or other investments that rank senior to such Portfolio Investment pursuant to any waterfall or similar structure.

“Performing Cash Pay First Lien Bank Loans” means First Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) Cash Pay Bank Loans.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, (x) not less than two-thirds (2/3) of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least semi-annually or (y) (i) if such High Yield Security is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above the applicable benchmark rate is payable at least semi-annually or (ii) if such High Yield Security is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, (x) not less than two-thirds (2/3) of the interest (including accretions and “pay-in-kind” interest) for the current period is payable in cash at least semi- annually or (y) (i) if such Mezzanine Investment is a floating rate obligation, cash interest in an amount greater than or equal to 4.5% above the applicable benchmark rate is payable at least semi- annually or (ii) if such Mezzanine Investment is a fixed rate obligation, cash interest in an amount greater than or equal to 8% per annum is payable at least semi-annually, and (b) which are Performing.

“Performing Cash Pay Second Lien Bank Loans” means Second Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) Cash Pay Bank Loans.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing DIP Loans” means a loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code that is Performing.

“Performing Non-Cash Pay Bank Loans” means Performing Non-Cash Pay First Lien Bank Loans and Performing Non-Cash Pay Second Lien Bank Loans.

“Performing Non-Cash Pay First Lien Bank Loans” means First Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) not Cash Pay Bank Loans.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Non-Cash Pay Second Lien Bank Loans” means Second Lien Bank Loans (which are not Performing DIP Loans) which are (a) Performing and (b) not Cash Pay Bank Loans.

“Performing Preferred Stock” means Preferred Stock that is Performing.

“Performing Principal Finance Assets” means Principal Finance Assets which are Performing.

“Performing Principal Finance Common Equity Assets” means Performing Principal Finance Assets which are Capital Stock (other than Preferred Stock).

“Performing Principal Finance Debt Assets” means Performing Principal Finance Assets which are debt Portfolio Investments.

“Performing Principal Finance Preferred Stock Assets” means Performing Principal Finance Assets which are Preferred Stock.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans (which are not Performing DIP Loans) which are Cash Pay Bank Loans and are Performing.

“Permitted Prior Working Capital Lien” means, with respect to a portfolio company that is a borrower under a Bank Loan, a security interest in the accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof) of such portfolio company to secure a revolving facility for such portfolio company and any of its parents and/or subsidiaries; provided that (i) such Bank Loan has a second priority lien on such accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof) that is subject to the first priority lien of such revolving facility (or a pari passu lien on such accounts receivable and inventory (and, to the extent applicable, all related property and proceeds thereof)), (ii) such revolving facility is not secured by any other assets (other than a pari passu lien or a second priority lien, subject to the pari passu lien or the first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum principal amount of such revolving facility is not greater than 15% of the aggregate enterprise value of such portfolio company (as determined at the time of closing of the transaction, and thereafter an enterprise value for the applicable portfolio company determined in a manner consistent with the valuation methodology applied in the valuation for such portfolio company as determined by the Advisor (so long as it has the necessary delegated authority) or the Borrower’s board of directors in a commercially reasonable manner, including the use of an Approved Third-Party Appraiser in the case of Unquoted Investments).

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

“Principal Finance Asset” means any Portfolio Investment, the repayment of which is primarily dependent upon cash flows generated from the creation, or the liquidation, of an underlying asset or pool of assets or other investments and which are not investments in CDO Securities; provided that, notwithstanding anything to the contrary in this Agreement, traditional asset-based or cash flow loans made directly or indirectly to an operating company, including, without limitation, loans with a borrowing base consisting of receivables and/or inventory, shall not be deemed to be Principal Finance Assets. Notwithstanding anything to the contrary in this Agreement, a Principal Finance Asset shall not be treated as a Bank Loan, Mezzanine Investment, High Yield Security, Performing DIP Loan, Performing Preferred Stock or Performing Common Equity for any purpose under this Agreement.

“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest (subject to customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Investments” means any Cash, Cash Equivalents, Long-Term U.S. Government Securities and Performing First Lien Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01.

“Value” means with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

Section 5.14      Post-Closing Obligations. Not later than the earlier of (i) the date that is thirty (30) days after the Effective Date (or such later date as the Administrative Agent may reasonably agree) and (ii) the date of the initial Borrowing hereunder, the Borrower shall deliver to the Administrative Agent the following documents, each in form and substance reasonably satisfactory to the Administrative Agent:

(a)            a Control Agreement with respect to each of the Deposit Accounts and Securities Accounts (other than Excluded Accounts (as defined in the Guarantee and Security Agreement)) held by the Borrower on the Effective Date and required to be delivered by the Guarantee and Security Agreement, duly executed by each of the parties thereto; and

(b)            a Borrowing Base Certificate dated as of a date not more than five (5) days prior to the date of delivery thereof to the Administrative Agent or the date of the initial Borrowing hereunder, as applicable (or, in each case, such other date as agreed by the Administrative Agent), and giving pro forma effect to the Transactions.

All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described in this Section 5.14 within the time periods specified herein), and, to the extent any provision of this Agreement or any other Loan Document would be violated or breached (or any non-compliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.14.

Article VI
NEGATIVE COVENANTS

Until the Facility Termination Date, the Borrower covenants and agrees with the Lenders that:

Section 6.01      Indebtedness. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Indebtedness (for clarity, with respect to revolving loan facilities or staged advance loan facilities, “incurrence” shall be deemed to take place only at the time such facility is entered into or the aggregate commitments thereunder are increased or extended and, solely for purposes of satisfying the incurrence tests in this Section 6.01, shall be deemed to be fully drawn with respect to any commitments that have not expired or been terminated and are, subject to the satisfaction of customary credit event conditions, available to be drawn; provided that such commitments shall in no event include (i) any delayed draw portion that has not yet been funded (which delayed draw portion shall be “incurred” when funded) or (ii) any accordion capacity that has not yet been exercised), except:

(a)            Indebtedness created hereunder or under any other Loan Document;

(b)            Permitted Indebtedness and Special Longer Term Unsecured Indebtedness so long as, immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the aggregate principal amount of such Indebtedness, taken together with Indebtedness permitted under clauses (a), (e)(ii), (i), (m) and (n) of this Section 6.01, does not exceed the amount required to comply with the provisions of Section 6.07(b), (ii) no Borrowing Base Deficiency is continuing or would result therefrom, (iii) no Specified Default or Event of Default shall have occurred and be continuing, provided that, for the avoidance of doubt, for purposes of compliance with clause (ii) above, Special Longer Term Unsecured Indebtedness and Excess Special Longer Term Unsecured Indebtedness shall only be included in the calculation of the Covered Debt Amount to the extent required under the definition of “Covered Debt Amount”;

(c)            Other Permitted Indebtedness;

(d)             (i) Indebtedness of the Borrower to or from any other Obligor, (ii) Indebtedness of an Obligor to or from another Obligor or (iii) Indebtedness of the Borrower or any other Obligor to a Designated Subsidiary to the extent a court determines a transfer of assets (including participations) from such Obligor to such Designated Subsidiary did not constitute a true sale, provided, that with respect to this clause (iii), the holders of such Indebtedness have recourse only to the assets purported to be transferred (or in the case of participations, the portfolio investments that such participation interest relates to) to such Designated Subsidiary and to no other assets of the Obligors in connection with such Indebtedness;

(e)            (i) repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities and (ii) Contingent Secured Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any one time outstanding so long as, in the case of this clause (ii), immediately after giving effect to the incurrence of such Contingent Secured Indebtedness and any Concurrent Transaction, (w) no Specified Default or Event of Default shall have occurred and be continuing, (x) the Borrower is in pro forma compliance with Sections 6.07(a) and 6.07(b), (y) the Covered Debt Amount does not exceed the Borrowing Base and (z) no Borrowing Base Deficiency or Contingent Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom;

(f)             obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g)            Guarantees of Indebtedness otherwise permitted hereunder;

(h)            obligations (including Guarantees) in respect of Standard Securitization Undertakings (other than SPE Subsidiary Recourse Obligations);

(i)             Shorter Term Unsecured Indebtedness in an aggregate principal amount (determined at the time of incurrence of such Indebtedness) not exceeding $300,000,000 so long as, immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the aggregate principal amount of such Shorter Term Unsecured Indebtedness, together with Indebtedness permitted under clauses (a), (b), (e)(ii), (m) and (n) of this Section 6.01, does not exceed the amount required to comply with the provisions of Section 6.07(b); (ii) no Borrowing Base Deficiency is continuing or would result therefrom and (iii) no Specified Default or Event of Default shall have occurred and be continuing;

(j)             obligations of any Obligor under a Permitted SBIC Guarantee, any SBIC Equity Commitment and analogous commitments by such Obligor with respect to any of its SBIC Subsidiaries;

(k)            obligations arising with respect to Hedging Agreements and Credit Default Swaps entered into pursuant to Section 6.04(c) or (i);

(l)             [reserved];

(m)            Shorter Term Secured Indebtedness and any other Indebtedness (which may include, for the avoidance of doubt, unsecured Guarantees by an Obligor of the Indebtedness of an issuer or obligor under any Portfolio Investment held by any Obligor, so long as such Guarantees are extended by such Obligor in accordance with the Investment Policies) so long as, immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the aggregate principal amount of such Indebtedness does not exceed the greater of (x) $25,000,000 and (y) 5% of Shareholders’ Equity at the time of incurrence and, taken together with Indebtedness permitted under clauses (a), (b), (e)(ii), (i) and (n) of this Section 6.01, does not exceed the amount required to comply with the provisions of Section 6.07(b), (ii) no Borrowing Base Deficiency is continuing or would result therefrom, (iii) no Specified Default or Event of Default shall have occurred and be continuing and (iv) solely to the extent that such Indebtedness constitutes Contingent Secured Indebtedness, no Contingent Borrowing Base Deficiency is continuing or would result therefrom; and

(n)            other Indebtedness (which may include, for the avoidance of doubt, SPE Subsidiary Recourse Obligations and unsecured Guarantees by an Obligor of the Indebtedness of an issuer or obligor under any Portfolio Investment held by any Obligor, so long as such Guarantees are extended by such Obligor in accordance with the Investment Policies) at any time in an aggregate principal amount outstanding not to exceed $50,000,000; so long as, immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the Borrower is in pro forma compliance with Sections 6.07(a) and 6.07(b), (ii) no Borrowing Base Deficiency is continuing or would result therefrom, (iii) no Specified Default or Event of Default shall have occurred and be continuing and (iv) solely to the extent that such Indebtedness constitutes Contingent Secured Indebtedness, no Contingent Borrowing Base Deficiency is continuing or would result therefrom.

Section 6.02      Liens. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)            any Lien on any property or asset of the Borrower or another Obligor existing on the Effective Date and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any Subsidiary Guarantors (other than proceeds thereof or accessions thereto) and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, except to the extent not prohibited hereunder;

(b)            Liens created pursuant to the Security Documents;

(c)            Liens on Special Equity Interests included in the Portfolio Investments but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(d)            Liens securing Indebtedness or other obligations that, together with all then outstanding Indebtedness and other obligations secured by Liens incurred pursuant to (i) Section 6.01(m), does not exceed the greater of (x) $25,000,000 and (y) 5% of Shareholders’ Equity or (ii) Section 6.01(n), does not exceed $50,000,000, in each case at the time of the granting of such Lien (which may cover Portfolio Investments, but only to the extent released from, or otherwise not covered by, the Lien in favor of the Collateral Agent in accordance with the requirements of Section 9.02(c) and/or Section 10.03 of the Guarantee and Security Agreement, or, if designated by the Borrower as “Designated Indebtedness” under the Guarantee and Security Agreement, may be secured on a pari passu basis by the Lien of the Security Documents), so long as immediately after giving effect to its granting and any Concurrent Transactions, (i) the aggregate amount of Indebtedness of the Borrower does not exceed the amount required to comply with the provisions of Section 6.07(b) and (ii) the Covered Debt Amount does not exceed the Borrowing Base;

(e)            Liens on an Obligor’s direct ownership interests in Excluded Assets (“Excluded Asset Liens”) but only to the extent that at the time any such Lien is incurred, no more than 25% of the Value of all Obligors’ direct ownership interests in all Excluded Assets (calculated as of the most recently delivered financial statements) have become subject to an Excluded Asset Lien or have been transferred pursuant to Section 6.03(e);

(f)            Permitted Liens;

(g)            Liens on the direct ownership interest of any Obligor in an Excluded Asset to secure obligations owed to a creditor of such Excluded Asset;

(h)            (i) Liens on assets not constituting Collateral securing Indebtedness permitted under Sections 6.01(e)(i) and (f) and (ii) Liens on Investments subject to a repurchase obligation permitted under Section 6.01(e)(ii), 6.01(m), 6.01(n) or otherwise solely to the extent such Lien only covers (A) such Investments that are subject to the repurchase obligation on the date such obligation was incurred under Section 6.01(e)(ii), 6.01(m) or 6.01(n) or (B) such other Investments (which, in the case of any Investments that secure Contingent Secured Indebtedness, are permitted to secure Contingent Secured Indebtedness pursuant to the definition thereof) so long as immediately after giving effect to the granting of such Lien on such other Investments and any Concurrent Transaction, (x) no Specified Default or Event of Default shall have occurred and be continuing, (y) the Covered Debt Amount does not exceed the Borrowing Base and (z) no Contingent Borrowing Base Deficiency shall have occurred and be continuing or would result therefrom;

(i)             Liens created by posting of cash collateral in connection with (i) Hedging Agreements and Credit Default Swaps permitted under Section 6.04(c) and (ii) Credit Default Swaps permitted under Section 6.04(i) so long as, in the case of this clause (i)(ii), the Covered Debt Amount does not exceed the Borrowing Base immediately prior to the granting of such Lien and either (A) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to the granting of any such Lien under this clause (i)(ii) is not diminished as a result of the granting of such Lien or (B) the Adjusted Gross Borrowing Base immediately after giving effect to the granting of any such Lien under this clause (ii) is at least 110% of the Covered Debt Amount; and

(j)             Liens existing on any property or asset prior to the acquisition thereof by the Borrower or another Obligor (other than any Portfolio Investment); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets (other than proceeds thereof or accessions thereto) of the Borrower or such Obligor.

Section 6.03      Fundamental Changes and Dispositions of Assets. The Borrower will not, nor will it permit any other Obligor to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any other Obligor to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any other Obligor to, convey, sell, lease, transfer or otherwise dispose of, in one (1) transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (w) any transaction permitted under Section 6.05 or 6.12, (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and the use of Cash and Cash Equivalents in the ordinary course of business) (other than the transfer of Portfolio Investments to Excluded Assets), (y) subject to the provisions of clause (d) below, the transfer or sale of Portfolio Investments to Excluded Assets or Immaterial Subsidiaries and (z) subject to the provisions of clauses (c) and (e) below, any Obligor’s ownership interest in any Excluded Asset or any Immaterial Subsidiary.

Notwithstanding the foregoing provisions of this Section 6.03:

(a)            any Subsidiary Guarantor may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation or such other Person that is the continuing or surviving entity in such transaction becomes a Subsidiary Guarantor and expressly assumes, in writing, all the obligations of a Subsidiary Guarantor under the Loan Documents;

(b)            any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor;

(c)            the capital stock of any Subsidiary of any Obligor may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person (excluding any Affiliate of the Borrower that is not an Obligor at any time a Specified Default or Event of Default has occurred and is continuing); provided that in the case of this clause (ii), if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, immediately after giving effect to such sale, transfer or disposition and any Concurrent Transactions, (x) the Borrower is in pro forma compliance with Section 6.07(b), (y) the Covered Debt Amount does not exceed the Borrowing Base and (z) either (1) the amount of any excess availability under the Borrowing Base immediately prior to such disposition is not diminished as a result of such disposition or (2) the Adjusted Gross Borrowing Base immediately after giving effect to such disposition is at least 110% of the Covered Debt Amount; provided that sales of the ownership or economic interests in any Excluded Asset to a Subsidiary that is not an Obligor shall be subject to clause (e) below;

(d)            the Obligors may (i) sell, transfer or otherwise dispose of Cash, Cash Equivalents and Portfolio Investments (other than the ownership or economic interests in any Excluded Asset, which shall be subject to clause (e) below) to an Excluded Asset or Immaterial Subsidiary or (ii) repurchase from any Excluded Asset (or a Subsidiary that was an Excluded Asset immediately prior to such disposition) any assets transferred or contributed, directly or indirectly, to such Excluded Asset (or a Subsidiary that was an Excluded Asset immediately prior to such disposition) pursuant to this Section 6.03, so long as, in each case of clause (i) or clause (ii), immediately after giving effect to such sale, transfer or disposition or such repurchase and any Concurrent Transactions, (x) the Covered Debt Amount does not exceed the Borrowing Base and (y) either (1) the amount of any excess availability under the Borrowing Base immediately prior to such sale, transfer or disposition is not diminished as a result of such sale, transfer, or disposition or (2) the Adjusted Gross Borrowing Base is at least 110% of the Covered Debt Amount; provided that, for the purposes of this clause (y) and in connection with the organization of any CLO Security, the Borrowing Base, the Adjusted Gross Borrowing Base and the Covered Debt Amount, as applicable, shall be tested as of the pricing date for such CLO Security;

(e)            the Obligors may sell, transfer or otherwise dispose of direct ownership interests in any Excluded Asset to any Subsidiary that is not an Obligor, if immediately after giving effect to such sale, transfer or other disposition and any Concurrent Transactions, no more than 25% of the Value of all Obligors’ direct ownership interests in all Excluded Assets (calculated as of the date of the most recently delivered financial statements on or prior to the date of such sale, transfer or other disposition) are subject to Excluded Asset Liens or have been sold, transferred or otherwise disposed of to a Subsidiary that is not an Obligor pursuant to this clause (e); provided that, notwithstanding that a transfer may violate such 25% limitation, such transfer shall nevertheless be permitted if it is required by law, rule, regulation or interpretive position of the SEC;

(f)             the Borrower may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii)(x) with respect to any Specified Purchase, as of the date of entering into the applicable agreement governing such merger, consolidation or acquisition or (y) with respect to any other merger, consolidation or acquisition at the time thereof, and, in each case, after giving pro forma effect thereto and any Concurrent Transaction, no Default or Event of Default shall have occurred and be continuing;

(g)            the Borrower or the other Obligors may dissolve or liquidate (i) any Immaterial Subsidiary or (ii) any other Subsidiary so long as, with respect to this clause (ii), (A) in connection with such dissolution or liquidation, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to an Obligor (or, if such Subsidiary is an Excluded Asset, to another Excluded Asset) and (B) such dissolution or liquidation is not materially adverse to the Lenders and the Borrower determines in good faith that such dissolution or liquidation is in its best interests;

(h)            the Borrower and the other Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year; and

(i)             the Obligors may transfer assets that such Obligor would otherwise be permitted to own to an Excluded Asset for the sole purpose of facilitating the transfer of assets from one (1) Excluded Asset (or a Subsidiary that was an Excluded Asset immediately prior to such disposition) to another Excluded Asset, directly or indirectly through such Obligor (such assets, the “Transferred Assets”); provided that (i) no Event of Default exists and is continuing at such time or would result from any such transfer to or by such Obligor, (ii) immediately after giving effect to such transfer and any Concurrent Transaction, the Covered Debt Amount shall not exceed the Borrowing Base at such time, (iii) the Transferred Assets are transferred to such Obligor by the transferor Excluded Asset on the same Business Day that such assets are transferred by such Obligor to the transferee Excluded Asset, and (iv) following such transfer such Obligor has no liability, actual or contingent, with respect to the Transferred Assets other than Standard Securitization Undertakings (for the avoidance of doubt, in determining for the purposes of this Agreement whether any Obligor has received Net Cash Proceeds in respect of any transaction involving a Transferred Asset, the transfer of such Transferred Asset to and from such Obligor shall be deemed to be a single transaction);

provided that in no event shall the Borrower enter into any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States.

Section 6.04      Investments. The Borrower will not, nor will it permit any other Obligor to, acquire, make or enter into, or hold, any Investments except:

(a)            (i) Cash and Cash Equivalents, (ii) operating deposit accounts and securities accounts with banks, (iii) Guarantees permitted under Section 6.01 and (iv) mergers, consolidations or other acquisitions permitted under Section 6.03;

(b)            Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c)            Hedging Agreements and Credit Default Swaps entered into in the ordinary course of any Obligor’s business for financial planning and not for speculative purposes;

(d)            Portfolio Investments (other than Credit Default Swaps) by the Borrower and its Subsidiaries (including investments in Excluded Assets) to the extent such Portfolio Investments are permitted under the Investment Company Act (if applicable) and in compliance in all material respects with the Investment Policies, in each case, as in effect as of the date such Portfolio Investments are acquired; provided that, if such Portfolio Investment is not included in the Collateral Pool (other than Portfolio Investments or Excluded Assets (but excluding Cash or Cash Equivalents) exchanged for Portfolio Investments made or received in connection with or as a result of a workout or restructuring), immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Portfolio Investment is not diminished as a result of such Portfolio Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Portfolio Investment is at least 110% of the Covered Debt Amount; provided further that, in connection with a Specified Purchase, with respect to Portfolio Investments for which the Borrower and/or any of its Subsidiaries has entered into a binding commitment or is otherwise required in connection with such Specified Purchase to acquire, make or enter into, or hold, such Investment, this clause (d) shall be tested on a pro forma basis as of the date of entry into the definitive agreement for such commitment;

(e)           Investments in (or capital contribution to) Excluded Assets to the extent permitted by Section 6.03(d) or (i);

(f)            Investments described on Schedule IV;

(g)            Investments in Controlled Foreign Corporations; provided that, if cash or other assets are being contributed or invested in any such Controlled Foreign Corporation, and such Investment is not included in the Collateral Pool, immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(h)           Investments in Immaterial Subsidiaries; provided that, if cash or other assets are being contributed or invested in any such Immaterial Subsidiary, and such Investment is not included in the Collateral Pool, immediately after giving effect to such Investment and any Concurrent Transaction, then (i) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Investment is not diminished as a result of such Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Investment is at least 110% of the Covered Debt Amount;

(i)             Investments constituting Credit Default Swaps with an aggregate notional amount not to exceed at any time the lesser of (x) $25,000,000 and (y) 3% of the Borrower’s total assets; and

(j)             additional Investments up to but not exceeding $10,000,000 in the aggregate at any time outstanding.

For purposes of this Section 6.04, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of the return of capital and dividends, distributions or other payments received in cash in respect of such Investment and the values of other Investments received in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero (0); provided further that the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment has not been dividended, distributed or otherwise paid out.

Section 6.05      Restricted Payments. The Borrower will not, nor will it permit any other Obligor to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a)           dividends with respect to the capital stock of the Borrower to the extent payable in additional shares of the Borrower’s common stock;

(b)           so long as on the date of such Restricted Payment and after giving effect thereto and any Concurrent Transaction the Borrower is in pro forma compliance with Section 6.07(a), the  dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in or with respect to any taxable year (or any calendar year, as relevant) of the Borrower in amounts not to exceed 110% of the higher of (x) the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.01(a) and (y) the minimum amounts required to be distributed to allow the Borrower (i) to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain the Borrower’s eligibility to be taxed as a RIC for any such taxable year, (ii) to reduce to zero (0) for any such taxable year its liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) to reduce to zero (0) its liability for federal excise taxes for any calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(c)            Restricted Payments payable (i) with respect to the Series A Preferred Shares in an amount not exceeding $200,000 in any fiscal year and (ii) in connection with purchase, redemption, retirement, acquisition, cancellation or termination with, or exchange for, the Series A Preferred Shares in an aggregate amount not exceeding $2,000,000;

(d)            settlement in respect of a conversion feature in any convertible security that may be issued by the Borrower to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash)); and

(e)            other Restricted Payments so long as, on the date of such Restricted Payment and immediately after giving effect thereto and any Concurrent Transaction, (i) the Covered Debt Amount does not exceed either (A) 90% of the Adjusted Gross Borrowing Base or (B) the Borrowing Base, and (ii) no Specified Default or Event of Default shall have occurred and be continuing.

Solely for purposes of this Agreement, in calculating the amount of Restricted Payments made by the Borrower during any period referred to in paragraph (b) above, any Restricted Payments made by Designated Subsidiaries or any other Excluded Asset that is a Subsidiary during such period (other than any such Restricted Payments that are made directly or indirectly to Obligors) shall be treated as Restricted Payments made by the Borrower during such period.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor of the Borrower to the Borrower or to any other Subsidiary Guarantor.

For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it and the determination of the amounts referred to in paragraph (b) above shall be made separately for the taxable year and the calendar year and the limitation on dividends or distributions imposed by such paragraphs shall apply separately to the amounts so determined.

Section 6.06      Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Excluded Assets) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than (a) the Loan Documents, (b) any indenture, agreement, instrument or other arrangement entered into in connection with Indebtedness permitted under Section 6.01 to the extent any such indenture, agreement, instrument or other arrangement does not prohibit or restrain, in each case in any material respect, or impose materially adverse conditions upon, the requirements applicable to the Subsidiaries under the Loan Documents or (c) any agreement, instrument or other arrangement pertaining to any lease, sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of the Subsidiaries to perform any other obligation under any of the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property to the Borrower by any Subsidiary (other than Excluded Assets).

Section 6.07      Certain Financial Covenants.

(a)            Minimum Shareholders’ Equity. The Borrower will not permit its Shareholders’ Equity at the last day of any fiscal quarter to be less than the greater of (x) $84,730,696 and (y) the sum of (i) an amount equal to $60,521,926, plus (ii) 50% of the net cash proceeds of the sale of Equity Interests by the Borrower after the Effective Date (other than proceeds of any distribution or dividend reinvestment plan) minus (iii) the sum of (A) the aggregate amount paid or distributed by the Borrower to purchase its shares of common stock in connection with tender offers after the Effective Date plus (B) the aggregate amount of Equity Interests of the Borrower redeemed, bought back or purchased by the Borrower after the Effective Date (other than amounts of common stock purchased in connection with tender offers), in each case of the foregoing clauses (A) and (B), solely to the extent such amounts have been paid, distributed, redeemed, bought back or purchased in the same trailing 90 day period as the trailing 90 day period during which a sale of Equity Interests by the Borrower occurred.

(b)           Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio to be less than 1.50 to 1 at any time.

Section 6.08      Transactions with Affiliates. The Borrower will not, and will not permit any other Obligors to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Obligor, as applicable, than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) transactions among the Borrower and/or its Subsidiaries pursuant to Section 6.03, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.05, (d) each Affiliate Agreement and the transactions provided in each Affiliate Agreement (as such agreement is amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described or referenced on Schedule V, (f) any Investment that results in the creation of an Affiliate, (g) transactions with one (1) or more Affiliates as permitted by any SEC exemptive order (as may be amended from time to time), exemptive rule or no action relief or as otherwise permitted by applicable law, rule or regulation and SEC staff interpretations thereof, (h) [reserved], (i) the payment of compensation and reimbursement of expenses and indemnification to officers and directors in the ordinary course of business, (j) transactions between or among the Obligors and any Excluded Asset or any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of an Obligor (i) at prices and on terms and conditions, taken as a whole, not materially less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties, or (ii) arising from, in connection with or related to Standard Securitization Undertakings, (k) [reserved], (l) under or related to the Permitted Advisor Loan and permitted hereunder or (m) issuances or sales by the Borrower of Equity Interests to its Affiliates.

Section 6.09      Lines of Business. The Borrower will not, nor will it permit any other Obligors to, engage in any business in a manner that would violate its Investment Policies in any material respect.

Section 6.10      No Further Negative Pledge. The Borrower will not, and will not permit any other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 (including covenants with respect to Designated Indebtedness Obligations or Designated Indebtedness Holders under the Guarantee and Security Agreement) prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests in Excluded Assets; (e) the underlying governing agreements of any minority Equity Interest that impose such restrictions only on such Equity Interest; (f) any agreement with a financier to an Excluded Asset that imposes such restrictions only on ownership and economic interests in such Excluded Asset; and (g) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require (other than pursuant to a grant of a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans, or any Hedging Agreement.

Section 6.11      Modifications of Certain Documents. The Borrower will not consent to any modification, supplement or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness or Special Longer Term Unsecured Indebtedness that would result in such Permitted Indebtedness or Special Longer Term Unsecured Indebtedness not meeting the requirements of the definition of “Permitted Indebtedness” or “Special Longer Term Unsecured Indebtedness”, as applicable, set forth in Section 1.01, unless following such amendment, modification or waiver, such Permitted Indebtedness or Special Longer Term Unsecured Indebtedness, as applicable, would otherwise be permitted under Section 6.01, or (b) either of the Affiliate Agreement, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).

Without limiting the foregoing, the Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).

Section 6.12      Payments of Other Indebtedness. The Borrower will not, nor will it permit any other Obligor to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness or any Indebtedness that is not then included in the Covered Debt Amount (other than the refinancing of such Indebtedness (other than any Permitted Advisor Loans, which are addressed in clause (c) below) with Indebtedness permitted under Section 6.01 (including, for the avoidance of doubt, as incurred by an Excluded Asset or other Subsidiary) or with the proceeds of any issuance of Equity Interests), except for:

(a)            regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (x) the conversion features into Permitted Equity Interests under convertible notes; (y) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (z) any cash payment on account of interest, expenses or fractional shares on such convertible notes made in respect of such triggering and/or settlement thereof, shall be permitted under this clause (a));

(b)            payments and prepayments thereof required to comply with requirements of Section 2.10(c); and

(c)            any payments and prepayments with respect to any Permitted Advisor Loan so long as, at the time of and immediately after giving effect to such payment or prepayment, as applicable, and any Concurrent Transaction, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Borrowing Base is at least 110% of the Covered Debt Amount; and

(d)            other payments and prepayments (other than any payment or prepayment of any Permitted Advisor Loan) so long as immediately after giving effect to such payment or prepayment, as applicable, and any Concurrent Transaction, if such payment or prepayment were deemed a “Restricted Payment” for the purposes of determining compliance with Section 6.05(e), such payment or prepayment, as applicable, would be permitted to be made under Section 6.05(e);

provided that, in the case of clause (a) above, in no event shall any Obligor be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness if immediately after giving effect thereto and to any Concurrent Transaction, the Covered Debt Amount would exceed the Borrowing Base.

Article VII
EVENTS OF DEFAULT

Section 7.01      Events of Default. Until the Facility Termination Date, if any of the following events (“Events of Default”) shall occur and be continuing:

(a)            the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.05(d) on the Commitment Termination Date;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)            any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished by or on behalf of the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of the Borrower obtaining actual knowledge thereof or receiving notice thereof from the Administrative Agent (given at the request of any Lender);

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence), Section 5.08(a), Section 5.09 (solely with respect to a violation of applicable Sanctions), Section 5.14 or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement (other than Section 7.01 thereof) or (ii) Sections 5.01(d) and (e) or Section 5.02 and such failure shall continue unremedied for a period of five (5) or more Business Days after the earlier of the Borrower obtaining actual knowledge of such failure and that it has resulted in a Default hereunder or receiving notice thereof from the Administrative Agent (given at the request of any Lender); it being acknowledged and agreed that a failure of an Obligor to “Deliver” (as defined in the Guarantee and Security Agreement) any particular Investment to the extent required by Section 7.01 of the Guarantee and Security Agreement shall result in such Investment not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default under this clause (d);

(e)            a Borrowing Base Deficiency or Contingent Borrowing Base Deficiency shall occur and continue unremedied for a period of five (5) or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency or Contingent Borrowing Base Deficiency pursuant to Section 5.01(e); provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to cure such Borrowing Base Deficiency or Contingent Borrowing Base Deficiency within thirty (30) Business Days (which thirty (30) Business Day period shall include the five (5) Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency or Contingent Borrowing Base Deficiency, as applicable, is cured within such thirty (30) Business Day period; provided further, that such thirty (30) Business Day period shall be extended to a forty- five (45) Business Day period solely to the extent as provided in Section 2.10(c)(i) or 2.10(c)(ii) in order to cure any failure to satisfy Section 5.13(j);

(f)            the Borrower or any other Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Section 7.01) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of the Borrower obtaining actual knowledge of such failure and that it has resulted in a Default hereunder or receiving notice thereof from the Administrative Agent (given at the request of any Lender);

(g)            the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace or cure period;

(h)            any event or condition occurs (i) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt after giving effect to any applicable grace or cure period); provided that this clause (h) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible Material Indebtedness), (3) for the avoidance of doubt, other Indebtedness that is included in the Covered Debt Amount to the extent of required prepayment, repurchase, redemption or defeasance effected pursuant to Section 2.10(c); (4) any Indebtedness of a Designated Subsidiary that becomes due in part as a result of a breach of an overcollateralization test or borrowing base deficiency, or a customary “change of control” put right in any indenture, or (5) in the case of clause (h)(ii), any Indebtedness of a Designated Subsidiary (x) to the extent the event or condition giving rise to the circumstances in clause (h)(ii) was not a payment or insolvency default or (y) so long as all Commitments have not been terminated and the Loans have not been declared due and payable in full, to the extent such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(j)            the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)            the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)            one (1) or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and (i) if not covered by insurance, the same shall remain undischarged for a period of sixty (60) consecutive days following the entry of such judgment during which sixty (60) day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(m)           an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(n)            a Change in Control shall occur;

(o)            neither the Advisor (so long as it is a joint venture entity between (i) KKR Credit Advisors (US) LLC and/or one or more of its Affiliates and (ii) Franklin Square Holdings, L.P. and/or one or more of its Affiliates, and pursuant to which joint venture (x) KKR Credit Advisors (US) LLC and/or one or more of its Affiliates owns at least 50% of the voting equity interests of all classes and (y) of the members of the investment committee with the sole authority to make investment-related decisions for the joint venture, at least 50% are employees, partners, managers and/or members of KKR Credit Advisors (US) LLC and/or one or more of its Affiliates (and, for the avoidance of doubt, no such investment-related decision will be made without the consent of such employees, partners, managers and/or members, except if one or more of such employees, partners, managers and/or members recuses himself or herself in connection with an actual or perceived conflict of interest or any other determination by such person, is incapacitated or is otherwise unable to provide consent)) nor a Subsidiary of the Advisor that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients shall be the investment advisor for the Borrower;

(p)            the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); provided that if such default is as a result of any action of the Administrative Agent or the Collateral Agent or a failure of the Administrative Agent or the Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Administrative Agent or the Collateral Agent to take an action within their control;

(q)            except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor;

(r)            the Obligors shall at any time, without the consent of the Required Lenders, (i) modify, supplement or waive in any material respect the Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation or Governmental Authority); provided that a modification, supplement or waiver shall not be deemed a modification in any material respect of the Investment Policies if the effect of such modification, supplement or waiver is that the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes, (ii) modify, supplement or waive in any material respect the Valuation Policy (other than any modification, supplement or waiver (w) required under GAAP, (x) required by any applicable law, rule or regulation or Governmental Authority, or (y) when taken as a whole is not materially adverse to the Lenders when compared to its Valuation Policy in effect as of the Effective Date), (iii) fail to comply with the Valuation Policy in any material respect, or (iv) fail to comply with the Investment Policies if such failure would reasonably be expected to result in a Material Adverse Effect, and in the case of subclauses (iii) and (iv) of this clause (r), such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure of a Class demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to 102% of the LC Exposure of such Class as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Section 7.01.

Article VIII
THE ADMINISTRATIVE AGENT

Section 8.01      The Agents.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Collateral Agent as the collateral agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to have all the rights and benefits hereunder and thereunder (including Section 9 of the Guarantee and Security Agreement), and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In addition to the rights, privileges and immunities in the Guarantee and Security Agreement, the Collateral Agent shall be entitled to all rights, privileges, immunities, exculpations and indemnities of the Administrative Agent for such purpose and each reference to the Administrative Agent in this Article VIII shall be deemed to include the Collateral Agent.

The Person serving as the Administrative Agent hereunder and under any other Loan Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent. Such Person and its Affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with any of the Obligors (or any Subsidiary or other Affiliate thereof) as if it were not the Administrative Agent hereunder, and such Person and its Affiliates may accept fees and other consideration from any of the Obligors (or any Subsidiary or other Affiliate thereof) for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except, solely in the case of the Administrative Agent, discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise upon receipt of and pursuant to specific instructions in writing to do so delivered by the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or by the other Loan Documents); provided that the Administrative Agent is not required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under, or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of, the Bankruptcy Code or any other applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions, and (c) except as expressly set forth herein and in the other Loan Documents, no Agent shall have any duty to disclose, nor shall any Agent be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. No Agent shall be liable to any Lender or Issuing Bank for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including under the circumstances as provided in Section 9.02 or Article VIII)) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent. Notwithstanding anything to the contrary contained herein, in no event shall the Administrative Agent be liable or responsible in any way or manner for the failure to obtain or receive an external value in respect of Unquoted Investments under Section 5.12(b)(ii)(B). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by or on behalf of the proper Person or Persons, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one (1) or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the any Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Any Agent may resign at any time by providing not less than thirty (30) days advance written notice to the Lenders, the Issuing Banks and the Borrower. Upon any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor, which is not a natural person, a Defaulting Lender or a Disqualified Lender. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nonetheless become effective at the end of such thirty (30) days period (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and (2) in the case of the Administrative Agent, the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any Agent’s resignation hereunder or under any other Loan Document, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Agent. The Collateral Agent may resign in accordance with the Guarantee and Security Agreement.

Any resignation by ING as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and a Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Except as otherwise provided in Section 9.02(b) or the Security Documents, the Administrative Agent may, with the prior consent of the Required Lenders (or such other number or percentage of Lenders as is expressly provided for herein or in the other Loan Documents) (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender and each Issuing Bank, no Agent shall (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and each Agent is hereby authorized, to (1) release (which such release shall be automatic and require no further action from any party) any Lien covering property that is the subject of either a disposition of property (including, without limitation, any property subject to a participation or repurchase transaction) not prohibited hereunder or a disposition to which the Required Lenders have consented, (2) release from any Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) in accordance with Section 9.02(c) and Section 10.03 of the Guarantee and Security Agreement and (3) spread Liens to any Designated Indebtedness or Hedging Agreement Obligations (as such terms are defined in the Guarantee and Security Agreement) in accordance with the Guarantee and Security Agreement.

The Lead Arranger shall not have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but shall have the benefit of the indemnities provided for hereunder.

Section 8.02      Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one (1) of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)         the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84- 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.03      Erroneous Payments.

(a)            If the Administrative Agent notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting the immediately preceding clause (a), each Lender, Issuing Bank or Secured Party, or any other Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)           (A) in the case of the immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of the immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Lender, Issuing Bank or Secured Party shall (and shall cause any Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.03(b).

(c)            Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under the immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding clause (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic transmission system to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 9.04(b), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment, and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any Payment Recipient that receives funds on its respective behalf). No Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Obligor; provided that this Section 8.03 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, Section 8.03(d) and this Section 8.03(e) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or applicable Lender, Issuing Bank or Secured Party from the Borrower or any other Obligor for the purpose of making payment in respect of the Secured Obligations.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 8.03 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) (other than Unasserted Contingent Obligations) under any Loan Document.

Section 8.04      Collateral Matters

(a)            Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Guaranteed Obligations under the Guarantee and Security Agreement, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)           In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Hedging Agreement the obligations under which constitute Hedging Agreement Obligations (as defined in the Guarantee and Security Agreement), will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Obligor under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Hedging Agreements shall be deemed to have appointed the Administrative Agent and the Collateral Agent to serve as administrative agent and collateral agent, respectively, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this Section 8.04.

(c)           Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.05      Credit Bidding. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article IX
MISCELLANEOUS

Section 9.01      Notices; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:

(i)            if to the Borrower, to it at:

KKR FS Income Trust Select

201 Rouse Boulevard

Philadelphia, PA 19112

Telephone No.: (215) 495-1150

E-mail: fsic_team@fsinvestments.com

with a copy, which shall not constitute notice, to:

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Attention: Jay R. Alicandri, Esq.

Telephone No.: (212) 698-3800

E-mail: jay.alicandri@dechert.com

(ii)            if to the Administrative Agent, to it at:

ING Capital LLC

1133 Avenue of the Americas

New York, New York 10036

Attention: Dominik Breuer

Telephone No.: (646) 424-6269

E-mail: Dominik.Breuer@ing.com

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Andrew J. Klein, Esq.

Telephone No.: (212) 859-8030

E-mail: andrew.klein@friedfrank.com

(iii)          if to an Issuing Bank or a Swingline Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire; and

(iv)         if to any Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2.03 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall any Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, fraud, willful misconduct or gross negligence of such relevant Person.

(c)            Posting of Communications.

(i)           For so long as Debtdomain™ or an equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Section 5.01 by delivering either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Debtdomain™ or such equivalent website (and, at the request of the Administrative Agent, one hard copy thereof to the Administrative Agent); provided that the Administrative Agent shall have no responsibility to maintain access to Debtdomain™ or an equivalent website.

(ii)           The Obligors agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, Debtdomain™, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(iii)         Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Obligors acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each Obligor hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(iv)          THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT FOR DIRECT DAMAGES THAT A COURT OF COMPETENT JURISDICTION DETERMINES IN A FINAL AND NON-APPEALABLE JUDGMENT THAT THE ADMINISTRATIVE AGENT ACTED WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE SELECTION OF SUCH SUB-AGENTS.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01(c), including through an Approved Electronic Platform.

(v)          Each Lender and the Administrative Agent agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender and Administrative Agent for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(vi)         Each of the Lenders and the Obligors agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vii)        Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02      Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Amendments to this Agreement. Except as provided in Section 2.13(b) and the definition of “Modification Offer” in Section 1.01, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)           increase the Commitment of any Lender without the written consent of such Lender,

(ii)          reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than the application of any interest accrued pursuant to Section 2.12(d) or as specifically contemplated herein), or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby,

(iii)          postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby,

(iv)         change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby,

(v)          change any of the provisions of the definition of the term “Agreed Foreign Currency” or any other provision hereof specifying the Foreign Currencies in which each Multicurrency Lender must make Multicurrency Loans, or make any determination or grant any consent hereunder with respect to the definition of “Agreed Foreign Currencies” without the written consent of each Multicurrency Lender;

(vi)         change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders”, the definition of the term “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(vii)        other than as permitted by this Agreement, the Guarantee and Security Agreement or any other applicable Loan Document, release all or substantially all of the Collateral from the Lien created under the Guarantee and Security Agreement or release all or substantially all of the Obligors from their obligations as Subsidiary Guarantors thereunder, without the written consent of each Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (y) the consent of Lenders holding not less than two-thirds (2/3) of the total Credit Exposure and unused Commitments will be required for (A) any adverse changes (from the Lenders’ perspective) affecting the provisions of this Agreement solely relating to the calculation of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the provisions of Section 5.12(c) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein and (B) any release of material portions of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

For purposes of this Section 9.02, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

Anything in this Agreement to the contrary notwithstanding (x) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document; (y) the Required Revolving Lenders may waive any condition precedent to an extension of credit under the Revolving Commitments (other than as required by Section 4.02) (which, for the avoidance of doubt, shall not constitute a waiver of any ongoing or resulting Default or Event of Default) (but no consent of any Term Lender shall be required and, for the avoidance of doubt, consent of the Required Lenders, if such group of Lenders does not include the Required Revolving Lenders, shall not be sufficient to waive any such condition precedent) and (z) any Incremental Term Lender may waive any condition precedent to an extension of credit under the applicable Incremental Term Commitments (which, for the avoidance of doubt, shall not constitute a waiver of any ongoing or resulting Default or Event of Default) (but no consent of any Revolving Lender or other Term Lender shall be required).

(c)            Amendments to Security Documents. Except to the extent otherwise expressly set forth in the Guarantee and Security Agreement or the other Loan Documents, no Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens granted under the Guarantee and Security Agreement be spread to secure any additional obligations (including any increase in the Loans and Letters of Credit hereunder, but excluding (x) any such increase pursuant to a Commitment Increase under Section 2.08(e) to an amount not greater than the amount specified therein, (y) any increase in any Other Secured Indebtedness or Shorter Term Secured Indebtedness permitted hereunder and (z) the spreading of such Liens to any Designated Indebtedness or Hedging Agreement Obligations (as defined in the Guarantee and Security Agreement) as provided for in the Guarantee and Security Agreement), except pursuant to an agreement or agreements in writing entered into by the Borrower and by the Collateral Agent with the consent of the Required Lenders; provided that, (i) except as otherwise expressly permitted by the Loan Documents, without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) except as otherwise expressly permitted by the Loan Documents, without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may, (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder (including, without limitation, any property subject to a participation or repurchase transaction) or a disposition to which the Required Lenders or the required number or percentage of Lenders have consented (and such Lien shall be released automatically (A) to the extent provided in Section 10.03 of the Guarantee and Security Agreement and (B) to the extent permitted hereunder in connection with any property becoming subject to a participation or repurchase transaction), and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” or becomes an Excluded Asset or an Immaterial Subsidiary in accordance with this Agreement or is otherwise no longer required to be a “Subsidiary Guarantor” (including, without limitation, because it ceases to be consolidated on the Borrower’s financial statements), so long as immediately after giving effect to any such release under this clause (2) and any Concurrent Transactions, (A) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Adjusted Gross Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Specified Default or Event of Default has occurred and is continuing.

(d)            Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, amendment, consent, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, (i) the consent of “each Lender” or “each Lender affected thereby”, or (ii) the consent of “two-thirds of the holders of the total Credit Exposure and unused Commitments”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one (1) or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge, termination or addition.

(e)            Ambiguity, Omission, Mistake or Typographical Error. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Section 9.03      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) outside counsel for the Administrative Agent, the Collateral Agent and their Affiliates collectively plus, if necessary, one (1) single local counsel per appropriate jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to any limitation previously agreed in writing, (ii) all reasonable and documented out-of-pocket fees, costs and expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) outside legal counsel for the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders collectively plus, if necessary, one (1) local counsel per appropriate jurisdiction plus, in the case of an actual or perceived conflict of interest or separate defenses available to indemnified parties that are different from those available to other indemnified parties, one (1) additional counsel per group of affected parties), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03(a), or in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges reasonably incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Collateral Agent, the Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (with respect to legal fees, limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) outside legal counsel plus, if necessary, one (1) local counsel per appropriate jurisdiction plus, in the case of an actual or perceived conflict of interest or separate defenses available to indemnified parties that are different from those available to the Borrower or other indemnified parties, one (1) additional counsel per group of affected parties), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any direct, indirect, actual or prospective claim, litigation, investigation or proceeding (including any investigation or inquiry) relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower, any Indemnitee or a third party and regardless of whether any Indemnitee is a party thereto or (iv) any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the fraud, willful misconduct or gross negligence of such Indemnitee, (B) a claim brought against such Indemnitee for material breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Loan Documents, (C) a claim arising as a result of a dispute between Indemnitees (other than (1) any dispute involving claims against the Administrative Agent, the applicable Issuing Bank, the Lead Arranger or any Lender, in each case in their respective capacities as such, and (2) claims arising out of any act or omission by the Borrower or its Affiliates), or (D) result from the settlement of any such claim, damage, loss, liability, cost or expense described above unless the Borrower has consented to such settlement (which consent shall not be unreasonably withheld or delayed (provided that nothing in this clause (D) shall restrict the right of any person to settle any claim for which it has waived its right of indemnity by the Borrower)).

The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party)) arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section 9.03 (including, for the avoidance of doubt, fees, costs and expenses of the Independent Valuation Provider incurred pursuant to Section 5.12(b)(ii)(F) hereof in excess of the IVP Supplemental Cap for any 12-month period (provided that prior to incurring expenses in excess of the IVP Supplemental Cap for any 12-month period, at any time no Event of Default shall exist, the Administrative Agent shall have afforded the Lenders an opportunity to consult with the Administrative Agent regarding such expenses), (i) each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount and (ii) each Revolving Lender severally agrees to pay to the applicable Issuing Bank or Swingline Lender such Revolving Lender’s Applicable Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(d)            Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party (or any Related Party to such party), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations under Section 9.03 to the extent such special, indirect consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification thereunder. No Indemnitee shall be liable for any damages arising from the use by unauthorized Persons of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the willful misconduct or gross negligence of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)            Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

Section 9.04      Successors and Assigns.

(a)            Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (and any attempted assignment or transfer by any Lender which is not in accordance with this Section 9.04 shall be treated as provided in the last sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.

(i)          Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more assignees other than a Disqualified Lender all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment (other than to a Disqualified Lender) unless it has objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving written notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender or an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing under Section 7.01(a), (b), (i), (j), or (k), any other assignee (including, for the avoidance of doubt, any Disqualified Lender); and

(B)            the Administrative Agent, each Issuing Bank and each Swingline Lender; provided that no consent of the Administrative Agent, any Issuing Bank or any Swingline Lender shall be required for an assignment to a Lender or an Affiliate of a Lender.

(ii)            Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under Section 7.01(a), (b), (i), (j), or (k);

(B)            each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender) (for which no Obligor shall be obligated);

(D)            the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent, an Administrative Questionnaire; and

(E)            any assignment by a Multicurrency Lender shall (unless the Borrower otherwise consents in writing) be made only to an assignee that has agreed to make Loans pursuant to its Multicurrency Commitment and receive payments in the Agreed Foreign Currencies for which Loans may be made at the time of such proposed assignment.

(iii)            Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to clause (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (e) of this Section 9.04 (but only to the extent such assignment or other transfer otherwise complies with the provisions of such paragraph).

(c)            Maintenance of Registers by Administrative Agent. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one (1) of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)            Participations. Any Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), sell participations to one (1) or more banks or other entities other than a Disqualified Lender (which restriction to sell to Disqualified Lenders shall not apply only if the list of Disqualified Lenders has not been made available to such Lender selling participations within five (5) Business Days of written request by such Lender to the Administrative Agent and the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) the Borrower shall be deemed to have consented to any such participation (other than to a Disqualified Lender) unless it has objected thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving written notice thereof, (ii) no consent of the Borrower shall be required (x) for a participation to a Lender or an Affiliate of a Lender, or, if an Event of Default under Section 7.01(a), (b), (i), (j), or (k) has occurred and is continuing, any other participant (including, for the avoidance of doubt, any Disqualified Lender), or (y) if such Participant does not have the right to receive any non-public information that may be provided pursuant to this Agreement and the Lender selling such participation agrees with the Borrower at the time of the sale of such participation that it will not deliver any non-public information to such Participant, (iii) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (v) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04 (subject to the requirements and limitations therein, including the requirements under Sections 2.16(f), (g) and (h) (it being understood that the documentation required under these paragraphs shall be delivered to the participating Lender)); provided that (A) such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section and (B) such Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except (1) to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (2) the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)            Limitations on Rights of Participants. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender and, in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c)of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations. Each Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section 9.04.

(g)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)            No Assignments to Natural Persons, the Borrower or Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Loan or LC Exposure held by it hereunder to any natural person (or a holding company, investment vehicle or trust for, or owned by and operated for the primary benefit of, a natural person) or to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender or (ii) assign any interest in any Commitment, Loan or LC Exposure held by it hereunder to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment, would be a Defaulting Lender.

Section 9.05            Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent (and, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.07            Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever Currency) at any time held and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and any other Loan Document held by such Lender, such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness of the Borrower. The rights of each Lender, each Issuing Bank and each of their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Banks or such Affiliate may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender; provided further, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09            Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise and whether at law or in equity) based upon or arising out of this Agreement and the other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the law of the State of New York.

(b)            Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees to the extent permitted by applicable law that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11            Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 9.11 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due from the Borrower hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally from by the Borrower to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Section 9.12            Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13            Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one (1) or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one (1) or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of clause (b) of this Section 9.13 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)            Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lenders, the Lead Arranger, the Swingline Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood (A) that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the same extent as provided in this clause (b) and (B) it will be responsible for any breach of the terms of this paragraph by the Persons to whom it disclosed any Information pursuant to this clause (i) other than any Person who has agreed in writing with the Borrower to separately maintain the confidentiality of such Information) on a confidential and need-to-know basis, (ii) to the extent requested by any regulatory authority with competent jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, except in the case of any ordinary course examination by a regulatory, self-regulatory or governmental agency, it will use its commercially reasonable efforts to notify the Borrower of any such disclosure prior to making such disclosure to the extent permitted by applicable law, rule or regulation), (iv) to any other party hereto or to any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans made to the Borrower or credit insurance provider with respect to the Borrower, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, (a) such Person would be permitted to be an assignee or participant pursuant to the terms hereof and such Person is not a Disqualified Lender, (y) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and this Agreement or its obligations or payments hereunder, or (z) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13 or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section 9.13, “Information” means all information provided by the Advisor, the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any portfolio investment (including Portfolio Investments and including the Value of such Portfolio Investments), other than any such information that is available to the Administrative Agent, the Collateral Agent, any Lender, any Swingline Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Advisor, the Borrower or any of its Subsidiaries and is not actually known by it to be in breach of any other Person’s confidentiality obligations to the Borrower, provided that, in the case of information received from the Advisor, the Borrower or any of its Subsidiaries after the Effective Date, such information shall be deemed to be confidential at the time of delivery unless clearly identified therein as nonconfidential until the first date that any Lender provides notice to the Administrative Agent and the Borrower that such Lender does not have the right to receive any non-public information that may be provided pursuant to this Agreement, after which date such information shall be clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.14            Certain Notices. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each other Obligor that, pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each other Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Administrative Agent to identify the Obligors in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

Section 9.15            Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.16            No Fiduciary Duty. No Fiduciary Relationship. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its Affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise provided in any of the Loan Documents, no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their affiliates on other matters) and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management or stockholders. The Borrower and each Obligor each acknowledge and agree that it has consulted legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each Obligor each agree that it will not claim that any Lender has rendered advisory services hereunder of any nature or respect, or owes a fiduciary duty to the Borrower or any of its Subsidiaries, in each case, in connection with such transactions contemplated hereby or the process leading thereto.

Section 9.17            Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.18            Termination. Promptly upon the Facility Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to the Borrower such termination statements and releases and other documents necessary or appropriate to evidence the release of the Borrower from this Agreement, the Loan Documents and each of the documents securing the obligations of the Borrower (and, in the case of the Facility Termination Date, with respect to each of the foregoing, the termination thereof) hereunder as the Borrower may reasonably request, all at the sale and cost and expense of the Borrower.

Section 9.19            Limited Recourse. Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges and agrees that this Agreement, the Loans, the Secured Obligations, each of the other Loan Documents and the other obligations hereunder and thereunder are only recourse to the Obligors.

Section 9.20            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KKR FS INCOME TRUST SELECT, as Borrower

By:	/s/ William Goebel
	Name:	William Goebel
	Title:	Chief Accounting Officer

[Signature Page to Senior Secured Revolving Credit Agreement]

ING CAPITAL LLC, as Administrative Agent, a Swingline Lender, an Issuing Bank and a Lender

By:	/s/ Grace Fu
	Name:	Grace Fu
	Title:	Managing Director

ING CAPITAL LLC, as Administrative Agent, a Swingline Lender, an Issuing Bank and a Lender

By:	/s/ Dominik Breuer
	Name:	Dominik Breuer
	Title:	Managing Director

[Signature Page to Senior Secured Revolving Credit Agreement]

SCHEDULE I

Commitments

Lender	Dollar Commitment	Applicable Dollar Percentage	Multicurrency Commitment	Applicable Multicurrency Percentage	Aggregate Commitment	Aggregate Commitment Percentage
ING Capital LLC	$0	0%	$50,000,000.00	100.00%	$50,000,000.00	100.00%
Total	$0	0%	$50,000,000.00	100.00%	$50,000,000.00	100.00%

SCHEDULE II

Material Agreements and Liens

Part A – Material Agreements

Material Agreement	Aggregate Commitments as of the Effective Date
Facility Agreement, by and between KKR FS Income Trust Select, CCLF Holdings (D34) LLC and Cliffwater Corporate Lending Fund, dated May 9, 2024.	N/A

Part B – Liens

None.

SCHEDULE III

[Reserved.]

SCHEDULE IV

Subsidiaries and Investments

Part A – Subsidiaries

Name of Subsidiary	Jurisdiction of Organization	Owner	Description of Ownership	Type of Subsidiary
K-FITS Finance Eiffel-1 LLC	Delaware	KKR FS Income Trust Select	100% of the membership interests	Designated Subsidiary

Part B – Investments

Schedule IV Part A is hereby incorporated by reference.

SCHEDULE V

Transactions with Affiliates

1.	Any transaction pursuant to the Amended and Restated Expense Support and Conditional Reimbursement Agreement, by and between KKR FS Income Trust Select and FS/KKR Advisor, LLC, dated January 31, 2024 (as amended, modified or supplemented from time to time).

2.	Any transaction pursuant to the Trademark License Agreement, by and among Franklin Square Holdings, L.P., KKR Credit Advisors (US) LLC and KKR FS Income Trust Select, dated June 7, 2023 (as amended, modified or supplemented from time to time).

3.	Any transaction pursuant any Placement Agency Agreement, by and between KKR FS Income Trust Select and any of its Affiliates in the form of Placement Agency Agreement filed by KKR FS Income Trust Select with the SEC (as amended, modified or supplemented from time to time).

SCHEDULE VI

Industry Classification Group List

1)              Aerospace & Defense

2)              Automotive

3)              Banking, Finance, Insurance & Real Estate

4)              Beverage, Food, & Tobacco

5)              Capital Equipment

6)              Chemicals, Plastics, & Rubber

7)              Construction & Building

8)              Consumer Goods: Durable

9)              Consumer Goods: Non-Durable

10)            Containers, Packaging, & Glass

11)            Energy: Electricity

12)            Energy: Oil & Gas

13)            Environmental Industries

14)            Forest Products & Paper

15)            Healthcare & Pharmaceuticals

16)            High Tech Industries

17)            Hotel, Gaming, & Leisure

18)            Media: Advertising, Printing & Publishing

19)            Media: Broadcasting & Subscription

20)            Media: Diversified & Production

21)            Metals & Mining

22)            Retail

23)            Services: Business

24)            Services: Consumer

25)            Sovereign & Public Finance

26)            Telecommunications

27)            Transportation: Cargo

28)            Transportation: Consumer

29)            Utilities: Electric

30)            Utilities: Oil & Gas

31)            Utilities: Water

32)            Wholesale

SCHEDULE VII

Approved Dealers and Approved Pricing Services

Part A – Approved Dealers

ABN

Antares Capital Advisors, LLC

Bank of America Merrill Lynch

Bank of America N.A.

Bank of New York Mellon

Bank of NY Mellon (BNYM Capital Markets)

Barclays Bank PLC

Barclays Capital Inc.

BMO Capital Markets

BNP Paribas SA

BNP Paribas Securities Corp.

BofA Distributors, Inc.

BTIG LLC

Cantor Fitzgerald

Cantor Fitzgerald & Co.

Citicorp Securities Services, Inc.

Citigroup Global Markets Inc.

Citigroup, Inc.

CommerzBank AG

Credit Agricole

Credit Suisse AG

Credit Suisse Securities (USA) LLC

Daiwa Capital Markets America Inc.

Deutsche Bank

Deutsche Bank AG

Deutsche Bank Securities Inc.

FBR Capital Markets & Co.

Fidelity Brokerage Services LLC

Fidelity Capital Markets

Global Hunter Securities LLC

Goldman Sachs

Goldman, Sachs & Co.

Guggenheim Securities LLC

HSBC

HSBC Securities (USA) Inc.

Imperial Capital

Imperial Capital LLC

ING Financial Markets LLC

J.P. Morgan Securities Inc.

Jefferies

Jeffries & Company, Inc.

JP Morgan Chase & Co.

Key Bank

Lazard Freres & Co. LLC

Macquarie Capital USA Inc.

Merrill Lynch & Co., Inc.

Merrill Lynch Government Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities USA Inc.

Mizuho Securities USA Inc.

Morgan Stanley

Morgan Stanley & Co. Incorporated

Natixis Global Asset Management

Nomura Securities International, Inc.

Oppenheimer & Co Inc

RBC Capital Markets

Robert W. Baird

Royal Bank of Canada

RW Baird

Scotia Bank

Scotiabank

Société General

Société Générale SA

State Street Bank

Stifel Financial Corp Truist Banks

TD Securities

UBS AG

UBS Financial Services Inc.

UBS Securities LLC

US Bancorp

Wells Fargo & Company

Wells Fargo Advisors, LLC

Wells Fargo Investments, LLC

Wells Fargo Securities, LLC

Part B – Approved Pricing Services

Bloomberg

FT Interactive Data Corporation

Interactive Data Corporation

Intercontinental Exchange

International Data Corporation

Loan Pricing Corporation

Markit

Thomson Reuters

TRACE trades

SCHEDULE VIII

Excluded Assets

None.

SCHEDULE IX

Swingline Lenders and Issuing Banks

Dollar Issuing Bank	Letter of Credit Sublimit
-	$0

Multicurrency Issuing Bank	Letter of Credit Sublimit
ING Capital LLC	$10,000,000.00

Dollar Swingline Lender	Swingline Sublimit
-	$0

Multicurrency Swingline Lender	Swingline Sublimit
ING Capital LLC	$10,000,000.00

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions for Assignment and Assumption and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guarantees, and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender]]

3.	Borrower: KKR FS Income Trust Select, a Delaware statutory trust

4.	Administrative Agent: ING Capital LLC, as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Senior Secured Revolving Credit Agreement dated as of July 2, 2024, among the Borrower, the Lenders and Issuing Banks party thereto and the Administrative Agent.

6.	Assigned Interest:

Class of Commitments/ Loans Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:_______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

1 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Commitment”, “Dollar Commitment”, “Multicurrency Commitment”, etc.).

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]3 Accepted:

ING Capital LLC, as Administrative Agent

By:
Name:
Title:

[ING CAPITAL LLC, as Issuing Bank

By:
Name:
Title:][4]

[Consented to:

KKR FS INCOME TRUST SELECT

By:
Name:
Title:][5]

3 To be added only when the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only when the consent of the Issuing Bank(s) is required by the terms of the Credit Agreement.

5 To be added only when the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Obligors, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Obligors, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder as if originally named as a Lender therein, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) if this Assignment and Assumption is with respect to Multicurrency Commitments and/or Multicurrency Loans, it is able to fund and receive payments on account of each outstanding Agreed Foreign Currency as of the Effective Date without the need to obtain any authorization referred to in clause (b) of the definition of “Agreed Foreign Currency” in the Credit Agreement and (vii) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued up to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted under the Credit Agreement. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy, email or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

Monthly accounting period ended____________, 20__

Reference is made to that certain Senior Secured Revolving Credit Agreement, dated as of July 2, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KKR FS Income Trust Select, a Delaware statutory trust (the “Borrower”), the financial institutions party thereto as Lenders and Issuing Banks, and ING Capital LLC, as the Administrative Agent. Capitalized terms used herein without definition are so used as defined in the Credit Agreement. The contents of this certificate are confidential and subject to Section 9.13(b) of the Credit Agreement.

[Pursuant to Section 5.01(d) of the Credit Agreement, the undersigned, the___________ of the Borrower, and as such a Financial Officer of the Borrower, hereby certifies, represents and warrants on behalf of the Borrower, in the undersigned’s capacity as a Financial Officer of the Borrower and not in the undersigned’s individual capacity, that]6 (a) attached hereto as Annex 1 is (i) a complete and correct list as of the end of the monthly accounting period ended___________, 20 (the “Subject Period”) of all Portfolio Investments included in the Borrowing Base, identifying for each such Portfolio Investment, the Obligor holding such Portfolio Investment, (ii) the Borrower’s computation (including the rationale for any industry reclassification and specifying any new additional industry classification group created by the Borrower pursuant to Section 5.12(a) of the Credit Agreement) of the Borrowing Base as at the end of the Subject Period determined in accordance with the Credit Agreement, (iii) (A) the quantity sold of any Portfolio Investment previously included in the Borrowing Base in the Subject Period, (B) the value assigned to each such Portfolio Investment as of the prior monthly accounting period, (C) the weighted average sale price of each such Portfolio Investment sold and (D) the variance between (B) and (C), and (iv) the aggregate amount of all accrued paid-in-kind interest and all paid-in-kind interest collected, in each case, during the Subject Period on Portfolio Investments included in the Borrowing Base,7 (b) without limiting the generality of the foregoing, all Portfolio Investments included in the calculation of the Borrowing Base herein have been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, (c) the Obligors complied with Sections 6.03(d) and 6.04(d) of the Credit Agreement during the Subject Period, and (d) attached hereto as Annex II are calculations of the ratio of the Covered Debt Amount to the Adjusted Gross Borrowing Base (showing the components of the Covered Debt Amount and the Adjusted Gross Borrowing Base).

6 When a Borrowing Base Certificate is required to be delivered under Section 5.01(e) of the Credit Agreement, replace the bracketed language with the following: [Pursuant to Section 5.01(e) of the Credit Agreement, the undersigned, the of the Borrower, and as such a Financial Officer of the Borrower, hereby certifies, represents and warrants on behalf of the Borrower, in the undersigned’s capacity as a Financial Officer of the Borrower and not in the undersigned’s individual capacity, that, as of the date hereof, there is a Borrowing Base Deficiency, and that].

7 When a Borrowing Base Certificate is required to be delivered under Section 5.01(e) of the Credit Agreement, add a clause (v) as follows: [ and (v) the Borrower’s computation of the amount of such Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of such Borrowing Base Deficiency as of [insert the date not earlier than one (1) Business Days prior to the date this Borrowing Base Certificate is delivered]].

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IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the __________ day of ______________, 20 .

KKR FS INCOME TRUST SELECT

By:
Name:
Title:

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EXHIBIT C

FORM OF BORROWING REQUEST

Date:   ____________,____

To:	ING Capital LLC
1133 Avenue of the Americas
New York, New York 10036
Attention: [•]
as Administrative Agent for the Lenders under the
Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Revolving Credit Agreement, dated as of July 2, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KKR FS Income Trust Select, a Delaware statutory trust (the “Borrower”), the financial institutions from time to time party thereto as Lenders and Issuing Banks, and ING Capital LLC, as the Administrative Agent. Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

The Borrower hereby requests a Borrowing of Loans (the “Proposed Borrowing”) as specified below:

1.            The Proposed Borrowing is to be made [under the [Term Commitments][Dollar Commitments][Multicurrency Commitments]][as a Pro-Rata Borrowing].

2.            [The Pro-Rata Dollar Portion of the Proposed Borrowing shall be _______ and the Pro-Rata Multicurrency Portion of the Proposed Borrowing shall be_______.]8

3.            The aggregate principal amount of the Proposed Borrowing shall be [$] ______.

4.            The Currency of the requested Borrowing shall be _______.

5.            The date of the Proposed Borrowing shall be______, 20 (a Business Day).

6.            [The Proposed Borrowing shall be [an ABR Borrowing] [a Term Benchmark Borrowing].]9

8 Insert for Pro-Rata Borrowings only.

9 Insert for Borrowings denominated in Dollars only.

7.            [The initial Interest Period for the Proposed Borrowing shall be [one month] [three months] [six months]10.]11

8.            To Borrower hereby instructs you to wire the Proposed Borrowing amount to the following account:

Bank Name:

ABA Routing Number:

Account Number:

Account Name:

Reference:

9.            The Borrower hereby certifies that, on and as of the date of the Proposed Borrowing, each of the conditions set forth in Section 4.02 of the Credit Agreement for the making of the Loans requested hereby has been met.

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10 Not available for Borrowings denominated in CAD.

11 Insert for Term Benchmark Borrowings.

The Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

KKR FS INCOME TRUST SELECT

By:
Name:
Title:

EXHIBIT D

FORM OF INTEREST ELECTION REQUEST

Date:   ___________,____

To:	ING Capital LLC
1133 Avenue of the Americas
New York, New York 10036
Attention: [•]
as Administrative Agent for the Lenders under the
Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Revolving Credit Agreement, dated as of July 2, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among KKR FS Income Trust Select, a Delaware statutory trust (the “Borrower”), the financial institutions from time to time party thereto as Lenders and Issuing Banks, and ING Capital LLC, as the Administrative Agent. Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

The Borrower hereby provides the following information in compliance with Section 2.07 of the Credit Agreement:

1.            This request applies to [_________]1.

2.            The effective date of the election shall be [_________], 20 (a Business Day).

3.            [The resulting Borrowing is [an ABR Borrowing] [a Term Benchmark Borrowing].]2

4.            [The Interest Period shall be [one month] [three months] [six months].]3

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1 The Borrowing (including the Class) to which this Interest Election Request applies.

2 For Borrowings denominated in Dollars only.

3 For Term Benchmark Borrowings only.

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The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

KKR FS INCOME TRUST SELECT

By:
Name:
Title:

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EXHIBIT E

FORM OF PROMISSORY NOTE

[$]
[mm/dd/yy]	New York, New York

For value received, KKR FS INCOME TRUST SELECT, a Delaware statutory trust (the “Borrower”), promises to pay [LENDER] (the “Payee”) or its registered assigns, on or before the Maturity Date, the lesser of (a) [Dollars] ($[ ]) and (b) the aggregate unpaid principal amount of all Loans of the Payee to the Borrower outstanding under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount of the Loans, from the date of such Loans until such Loans shall be paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Senior Secured Revolving Credit Agreement, dated as of July 2, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions from time to time party thereto as Lenders and Issuing Banks, and ING Capital LLC, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

This Promissory Note (this “Note”) is one of the promissory notes referred to in Section 2.09(f) of the Credit Agreement and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful respective currencies of the Loans evidenced hereby in immediately available funds to the Administrative Agent’s Account or as otherwise required by the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Lenders and the Administrative Agent shall be entitled to deem and treat the Payee as the owner and holder of this Note and the obligations evidenced hereby. The Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided that, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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Upon the occurrence and continuation of an Event of Default that has not been waived or cured, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest on the Loans, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all reasonable and documented out-of-pocket costs and expenses incurred, including reasonable attorneys’ fees, all as provided in (and subject to the limitations in) the Credit Agreement, incurred in connection with the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby expressly waive diligence, presentment, demand of payment, protest, and all notices whatsoever, and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Reference is hereby made to Sections 9.09(b), (c) and (d) and Section 9.10 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of the Borrower’s obligations hereunder.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized on the date and at the place first written above.

KKR FS INCOME TRUST SELECT

By:
Name:
Title:

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